UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Accenture plc

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William D. Green Chairman & CEO

December     , 2010

Dear Fellow Shareholder:

You are cordially invited to attend the 2011 annual general meeting of shareholders of Accenture plc (the “Annual Meeting”), which will be held at 11:30 a.m., local time, on Thursday, February 3, 2011, at Accenture’s New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA.

At this year’s meeting, you are being asked to (i) accept the financial statements for the fifteen month period ended August 31, 2010 as presented; (ii) re-appoint the five directors listed in this proxy statement; (iii) ratify the appointment of KPMG as our independent auditors and authorize the Board of Directors (the “Board”), acting through its Audit Committee, to determine their remuneration; (iv) approve the compensation of the named executive officers; (v) recommend how frequently a shareholder vote to approve the compensation of our named executive officers should occur; (vi) authorize holding the 2012 annual general meeting of shareholders of Accenture plc at a location outside of Ireland; (vii) authorize Accenture to make open-market purchases of Accenture plc Class A ordinary shares; and (viii) determine the price range at which Accenture plc can re-issue shares that it acquires as treasury stock.

The Board recommends that you vote for each of the five director nominees nominated by our Board, that you vote for three years with respect to how frequently a shareholder vote to approve the compensation of our named executive officers should occur and that you vote for all of the other proposals to be put forward at the meeting.

Your vote is very important to the company. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.

Please let us know whether you plan to attend the Annual Meeting, as indicated in your proxy instructions. Please note that, if your shares are held in a name other than your own (for example, if your shares are held by a broker in “street name”), then you must take certain steps, described in the proxy statement, to be admitted into the meeting.

Thank you for your continued support.

WILLIAM D. GREEN

Chairman & CEO

NOTICE OF THE 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To our Shareholders:

You are hereby notified that the 2011 annual general meeting of shareholders of Accenture plc will be held at 11:30 a.m., local time, on Thursday, February 3, 2011, at our New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA, to vote upon the following eight proposals, which have been proposed by the Board, and to transact any other business that may properly come before the meeting, including at any adjournment or postponement thereof:

1.  accept, in a non-binding vote, the financial statements for the fifteen month period ended August 31, 2010 as presented;

2.  to re-appoint Charles H. Giancarlo, Dennis F. Hightower, Blythe J. McGarvie and Mark Moody-Stuart as Class I directors, each for a term expiring at our annual general meeting of shareholders in 2014, and to re-appoint Pierre Nanterme (who was newly appointed as a director on October 20, 2010) as a Class III director for a term expiring at our annual general meeting of shareholders in 2013;

3.  to ratify, in a non-binding vote, the appointment of KPMG as independent auditors of Accenture plc for a term expiring at our annual general meeting of shareholders in 2012 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration;

4.  to approve, in a non-binding vote, the compensation of the named executive officers;

5.  to recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years;

6.  to authorize holding the 2012 annual general meeting of shareholders of Accenture plc at a location outside of Ireland;

7.  to authorize Accenture to make open-market purchases of Accenture plc Class A ordinary shares; and

8.  to determine the price range at which Accenture plc can re-issue shares that it acquires as treasury stock.

The Board of Directors recommends that you vote “for” each of the director nominees listed above, that you vote “three years” with respect to how frequently a shareholder vote to approve the compensation of our named executive officers should occur and that you vote “for” each of the other proposals. The full text of these proposals is set forth in the accompanying proxy statement.

The Board of Directors has set December 13, 2010 as the record date for the meeting. This means that only those persons who were registered holders of Accenture plc’s Class A ordinary shares or Class X ordinary shares at the close of business on that date will be entitled to receive notice of the meeting and to attend and vote at the meeting. This proxy statement contains additional information on how to attend the meeting and vote your shares in person. To vote your shares, you will need the control number included on the proxy card accompanying this proxy statement. Any registered shareholder entitled to attend and vote at the Annual Meeting may appoint one or more proxies, who need not be a registered shareholder(s) of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 3, 2011: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 and the 2010 Letter from Our Chairman & CEO, are available free of charge on the Investor Relations section of our website (http://investor.accenture.com).

By order of the Board of Directors,

JULIE S. SWEET

General Counsel, Secretary &

Chief Compliance Officer

December     , 2010

PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET,

OR BY MARKING, SIGNING, DATING AND RETURNING A PROXY CARD.

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Accenture plc is soliciting your proxy for use at the 2011 annual general meeting of shareholders (the “Annual Meeting”) to be held on Thursday, February 3, 2011. These proxy materials are first being sent to shareholders beginning on or about December     , 2010.

Accenture is one of the world’s leading management consulting, technology services and outsourcing organizations. As of August 31, 2010, we had approximately 204,000 employees based in 53 countries and revenues before reimbursements of approximately $21.55 billion for fiscal 2010. We operate globally with one common brand and business model designed to enable us to provide clients around the world with the same high level of service.

Accenture plc is organized under the laws of Ireland and maintains its registered office in Ireland at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +(353) (1) 646-2000. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at +1 877-ACN-5659 (+1 877-226-5659) and outside the United States and Puerto Rico at +(353) (1) 407-8203; by e-mail at investor.relations@accenture.com; or by mail at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA.

Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print free of charge by contacting our Investor Relations Group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA. We do not intend for information contained in our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, USA. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1 800-SEC-0330 (+1 800-732-0330). The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, including Accenture, that file electronically with the SEC.

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture plc and its subsidiaries or, prior to September 1, 2009, to Accenture Ltd and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

We will hold the Annual Meeting at 11:30 a.m., local time, on Thursday, February 3, 2011, at our New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA, subject to any adjournments or postponements. For directions to the meeting, you may contact our Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

Who Can Vote; Votes Per Share

The Board has set December 13, 2010 as the record date for the Annual Meeting. All persons who were registered holders of Accenture plc’s Class A ordinary shares or Class X ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to attend and vote at the Annual Meeting. As of the close of business on that date, there were              Class A ordinary shares outstanding (which does not include              shares held by Accenture) and              Class X ordinary shares outstanding. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

Each shareholder of record will be entitled to one vote per Class A ordinary share and one vote per Class X ordinary share on each matter submitted to a vote of shareholders, as long as those shares are represented at the Annual Meeting, either in person or by proxy. Holders of Class A ordinary shares and Class X ordinary shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy by mail, telephone or the Internet. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates William D. Green, Pierre Nanterme, Pamela J. Craig and Julie S. Sweet to vote your shares in accordance with the voting instructions you indicate in your proxy. You may instead appoint one or more different proxies (who need not be a registered shareholder of the Company). If you wish to appoint as a proxy any person other than those specified on your proxy card, then you must contact our Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA and request the necessary forms and instructions. Please note that if you appoint as proxy any person other than those specified on your proxy card and neither you nor your proxy attends the Annual Meeting in person, then your shares will not be voted.

If you submit your proxy designating William D. Green, Pierre Nanterme, Pamela J. Craig and Julie S. Sweet as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then each of these individuals will have the authority to vote your shares on those matters in accordance with his or her discretion and judgment. If you appoint as a proxy any person other than those specified on your proxy card, then your proxy must vote or abstain from voting in accordance with your instructions and in respect of such other matters that may arise at the Annual Meeting as the proxy thinks fit. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

You may submit your proxy either by mail, by telephone (at the number set forth in the accompanying proxy materials) or via the Internet (www.cesvote.com). Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card or by following the instructions provided when you submit your proxy by telephone or via the Internet. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 5:00 p.m., Eastern Standard Time, on February 2, 2011 (8:00 a.m., Eastern Standard Time, on January 31, 2011 for Accenture employees and former employees who are submitting voting instructions for shares received through our employee plans and held by Morgan Stanley Smith Barney LLC (“Smith Barney”) or UBS Financial Services Inc. (“UBS”)). If you submit your proxy by telephone or via the Internet, then you may submit your voting instructions until 6:00 a.m., Eastern Standard Time, on February 3, 2011 (8:00 a.m., Eastern Standard Time, on January 31, 2011 for Accenture employees and former employees who are submitting voting instructions for shares received through our employee plans and held by Smith Barney or UBS).

Your proxy is revocable. After you have submitted your proxy, you may revoke it by mail before the Annual Meeting by sending a written notice to our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. Your notice must be received no later than one hour prior to the beginning of the Annual Meeting. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 5:00 p.m., Eastern Standard Time, on February 2, 2011 (8:00 a.m., Eastern Standard Time, on January 31, 2011 for Accenture employees and former employees who are submitting voting instructions for shares received through our employee plans and held by Smith Barney or UBS). If you submitted your proxy by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 6:00 a.m., Eastern Standard Time, on February 3, 2011 (8:00 a.m., Eastern Standard Time, on January 31, 2011 for Accenture employees and former employees who are submitting voting instructions for shares received through our employee plans and held by Smith Barney or UBS). If you are a registered shareholder, you also may revoke your proxy in person by attending and voting your shares at the Annual Meeting. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy.

Your vote is very important to the Company. If you do not plan to attend the Annual Meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Accenture plc’s register of shareholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. This applies to our employees who received, through our employee plans, shares that are held by Smith Barney and/or UBS. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own as of the record date the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should submit voting directions to your nominee, which will instruct your nominee how to vote those shares on your behalf.

Quorum and Voting Requirements

In order to establish a quorum at the Annual Meeting, there must be at least three shareholders represented at the meeting, either in person or by proxy, who have the right to attend and vote at the meeting, and who together hold shares representing more than 50 percent of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes”

present in person or by proxy are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

For each of the proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast, except for proposal no. 5 (vote on the frequency of shareholder votes on executive compensation), which requires approval of the plurality of votes cast, and proposal no. 8 (determination of the price range at which Accenture plc can re-issue shares that it acquires as treasury stock), which requires the affirmative vote of at least 75% of the votes cast. The votes on proposals no. 1, 4 and 5 (consideration of the financial statements, vote on executive compensation and vote on the frequency of shareholder votes on executive compensation, respectively) and the ratification of the appointment of our independent auditors in proposal no. 3 are advisory in nature and are non-binding. There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” will not affect the voting results. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating & Governance Committee, in accordance with Accenture plc’s articles of association, subject to re-appointment by Accenture plc’s shareholders at the next annual general meeting of shareholders.

Proxy Solicitation

Accenture plc will bear the costs of soliciting proxies from the holders of our Class A ordinary shares and Class X ordinary shares. We are initially soliciting these proxies by mail and e-mail, but solicitation may be made by our directors, officers and selected other Accenture employees telephonically, electronically or by other means of communication, and by Innisfree M&A Incorporated, whom we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Innisfree M&A Incorporated will receive a fee of $12,500, plus reasonable expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Corporate Election Services will act as our Inspector of Election at the Annual Meeting and assist us in tabulating the votes.

PROPOSAL NO. 1—ACCEPTANCE OF THE COMPANY’S IRISH FINANCIAL STATEMENTS AND THE REPORTS OF THE DIRECTORS AND AUDITORS THEREON

We refer to our financial statements for the fifteen month period ended August 31, 2010 prepared in accordance with Irish law as our “Irish Financial Statements.” The Irish Financial Statements and related reports, which are attached as Annex A to this proxy statement, are being presented to the shareholders at the Annual Meeting. In accordance with our obligations under Irish law, we will provide the shareholders at the Annual Meeting an opportunity to accept, in a non-binding vote, the Irish Financial Statements and the reports of the directors and auditors thereon as presented and ask any relevant and appropriate questions of the representative of our independent auditor in attendance at the Annual Meeting.

The Irish Financial Statements cover the period from the date of incorporation of Accenture plc on June 10, 2009 through August 31, 2010, the last day of our 2010 fiscal year. To the extent required, financial statements prepared in accordance with Irish law will be presented to shareholders in subsequent years and will cover Accenture’s fiscal year, which runs from September 1 to August 31.

The Irish Financial Statements were approved by two directors on behalf of the Board, in accordance with the Companies Acts 1963 to 2009 of Ireland, on November 4, 2010.

Please note that a vote “FOR” or “AGAINST” this proposal will have no effect on the approval of the Irish Financial Statements by the Board.

The text of the resolution in respect of proposal no. 1 is as follows:

“To accept the financial statements for the fifteen month period ended August 31, 2010 and the reports of the directors and auditors thereon as presented.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ACCEPTANCE OF THE IRISH FINANCIAL STATEMENTS AND RELATED REPORTS.

PROPOSAL NO. 2—RE-APPOINTMENT OF DIRECTORS

On October 20, 2010, in connection with his appointment as chief executive officer, effective on January 1, 2011, and upon the recommendation of the Nominating & Governance Committee, the Board appointed Pierre Nanterme as a Class III director of the Board. On September 10, 2010, upon the recommendation of the Nominating & Governance Committee, the Board appointed Dennis F. Hightower as a Class I director of the Board. Pursuant to our articles of association, the term of any director appointed by the Board will expire at the next annual general meeting of shareholders, unless re-appointed by shareholders at that time.

Our articles of association provide for a classified Board divided into three classes based upon the cycle of the respective terms in office. At each annual general meeting of shareholders, the appointment of the directors constituting one class of Board membership expires, and the shareholders vote at that meeting to appoint the directors nominated for these Board positions, each to hold office for a three-year term. In addition to voting to re-appoint Messrs. Nanterme and Hightower, the shareholders are being asked to vote to re-appoint Charles H. Giancarlo, Blythe J. McGarvie and Mark Moody-Stuart, the other Class I directors whose terms will expire at the Annual Meeting.

The Board may appoint additional directors, in accordance with our articles of association, upon the recommendation of the Nominating & Governance Committee and subject to re-appointment by Accenture’s shareholders at the next annual general meeting of shareholders.

Proxies cannot be voted for a greater number of persons than the number of nominees named.

Class I Directors

The Nominating & Governance Committee reviewed the performance and qualifications of the current Class I directors and recommended to the Board that each be re-appointed to serve for an additional three-year term. The Board is nominating these four individuals for re-appointment as Class I directors, each for a three-year term expiring at the 2014 annual general meeting of shareholders. All of the director nominees are current Board members:

Charles H. Giancarlo

Dennis F. Hightower

Blythe J. McGarvie

Mark Moody-Stuart

Class III Director

Pierre Nanterme was appointed by the Board as a Class III director and is subject to re-appointment by our shareholders at the annual general meeting of shareholders. The Nominating & Governance Committee reviewed his performance and qualifications and recommended to the Board that he be re-appointed. The Board is nominating Mr. Nanterme for re-appointment as a Class III director for a term expiring at the 2013 annual general meeting of shareholders.

The text of the resolution in respect of proposal no. 2 is as follows:

“By separate Resolutions, to re-appoint the following Directors:

(a) Charles H. Giancarlo;

(b) Dennis F. Hightower;

(c) Blythe J. McGarvie;

(d) Mark Moody-Stuart; and

(e) Pierre Nanterme.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF EACH OF THE BOARD’S FIVE DIRECTOR NOMINEES LISTED ABOVE.

If you submit your proxy designating William D. Green, Pierre Nanterme, Pamela J. Craig and Julie S. Sweet as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the re-appointment of all the nominees listed above. If any nominee is unwilling or unable to serve as a director, then the Board may propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. If any nominee is unwilling or unable to serve as a director, and you appoint as a proxy any person other than those specified on your proxy card, then your proxy must vote or abstain from voting in accordance with your instructions and in the absence of your instructions, as the proxy thinks fit. All of the nominees have indicated that they will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Director Biographies

Set forth below are the biographies of our director nominees and our directors.

Class I Director Nominees

Charles H. Giancarlo 53 years old Class I Director Nominee Member, Finance Committee Member, Nominating & Governance Committee	Charles H. Giancarlo has been a director since December 2008. Mr. Giancarlo has served as the chairman of the board of directors of Avaya Inc. since January 2009, and he has also been a managing director of the private investment firm Silver Lake since 2007. Previously, Mr. Giancarlo had a variety of roles at Cisco Systems, Inc. His last position at Cisco was as executive vice president and chief development officer, a position he held starting in July 2005. In this position, he was responsible for all Cisco business units and divisions and more than 30,000 employees. Mr. Giancarlo was also president of Cisco-Linksys, LLC starting in June 2004. From July 2004 to July 2005, he was chief technology officer. Prior to that, Mr. Giancarlo was senior vice president and general manager of product development from July 2001 to July 2004. He is a director of Skype, Avaya and NetFlix, Inc.

Dennis F. Hightower 69 years old Class I Director Nominee Member, Compensation Committee Member, Nominating & Governance Committee	Dennis F. Hightower has been a director since September 2010. Mr. Hightower also served as a member of the Accenture Board from November 2003 to July 2009. He served as United States Deputy Secretary of Commerce from August 2009 to August 2010. From May 2000 until his retirement in March 2001, he was chief executive officer of Europe Online Networks S.A., a Luxembourg-based Internet services provider. Mr. Hightower previously served as a director of Domino’s Pizza, Inc., Northwest Airlines, Inc. and The TJX Companies, Inc. in the past five years.

Blythe J. McGarvie 54 years old Class I Director Nominee Chair, Audit Committee	Blythe J. McGarvie has been a director since October 2001. Since January 2003, she has served as chief executive officer of Leadership for International Finance, LLC, a firm that focuses on improving clients’ financial positions and providing leadership seminars for corporate and academic groups. From July 1999 to December 2002, she was executive vice president and chief financial officer of BIC Group. She previously served as a director of The Pepsi Bottling Group, Inc. in the past five years and is currently a director of The Travelers Companies, Inc. and Viacom Inc.

Sir Mark Moody-Stuart 70 years old Class I Director Nominee Lead Director Chair, Compensation Committee	Mark Moody-Stuart has been a director since October 2001 and our lead director since November 2002. He served as non-executive chairman of Anglo American plc from 2002 until his retirement in July 2009, and he is the former chairman of The “Shell” Transport and Trading Company, p.l.c. and former chairman of the Committee of Managing Directors of Royal Dutch Shell plc. From July 1991 to June 2001, he was managing director of Shell Transport and a managing director of Royal Dutch Shell plc. Sir Mark was a director of HSBC Holdings PLC from 2001-2010. He was appointed a director of Saudi Aramco in 2007 and Chairman of Hermes Equity Ownership Services in 2009.

Class III Director Nominee

Pierre Nanterme 51 years old Class III Director Nominee	In connection with his appointment on October 20, 2010 as chief executive officer, effective January 1, 2011, Pierre Nanterme was appointed to our Board to serve as a Class III director. Mr. Nanterme currently serves as group chief executive of Accenture’s Financial Services operating group. Prior to assuming this role, Mr. Nanterme held various leadership roles throughout the Company, including serving as our chief leadership officer from May 2006 through September 2007, and our country managing director for France from November 2005 to September 2007. Mr. Nanterme has been with Accenture for 27 years.

Other Current Directors—Class II

Dina Dublon 57 years old Class II Director Chair, Finance Committee	Dina Dublon has been a director since October 2001. From December 1998 until December 2004, she was chief financial officer of JPMorgan Chase & Co. and its predecessor company. Prior to being named chief financial officer, she held numerous positions at JPMorgan Chase & Co., including corporate treasurer, managing director of the Financial Institutions Division and head of asset liability management. She is a director of Microsoft Corporation and PepsiCo, Inc. She is a trustee of Carnegie Mellon University, the Global Fund for Women and on the Board of Overseers of the International Rescue Committee (IRC). Ms. Dublon’s current term as director expires at our annual general meeting of shareholders in 2012.

William D. Green 57 years old Class II Director	William D. Green became chairman of the Board on August 31, 2006, and has been our chief executive officer since September 2004 and a director since June 2001. Mr. Green will serve as our chief executive officer until January 1, 2011 and will continue to serve as chairman of the Board after January 1, 2011. From March 2003 to August 2004 he was our chief operating officer—Client Services, and from August 2000 to August 2004 he was our country managing director, United States. Mr. Green has been with Accenture for 33 years. Mr. Green’s current term as director expires at our annual general meeting of shareholders in 2012.

Nobuyuki Idei 73 years old Class II Director Member, Nominating & Governance Committee	Nobuyuki Idei has been a director since February 2006. Mr. Idei is the chief executive officer of Quantum Leaps Corporation, an advisory firm to Japanese and Asian businesses he founded in April 2006. Since June 2005, Mr. Idei has been chairman of the advisory board of Sony Corporation. Prior to that, he held several leadership positions with Sony Corporation: From April 2003 until June 2005, Mr. Idei was chairman and Group CEO, from June 2000 to March 2003, he was chairman and chief executive officer, and from June 1999 to June 2000, he was president and chief executive officer. Mr. Idei is a director of Baidu.com, a Chinese Internet company, and of FreeBit Co., Ltd, a Japanese Internet company. Mr. Idei’s current term as director expires at our annual general meeting of shareholders in 2012.

Marjorie Magner 61 years old Class II Director Member, Compensation Committee Member, Finance Committee	Marjorie Magner has been a director since February 2006. Ms. Magner is currently a partner with Brysam Global Partners, LLC, a private equity firm she co-founded that invests in financial services. She was the chairman and chief executive officer, Global Consumer Group, of Citigroup Inc. from 2003 to October 2005. Ms. Magner previously held various other positions within Citigroup, including chief operating officer, Global Consumer Group, from April 2002 to August 2003, and chief administrative officer and senior executive vice president from January 2000 to April 2002. She is a director of Gannett Co., Inc. and Ally Financial Inc. She previously served as a director of The Charles Schwab Corporation in the past five years. Ms. Magner’s current term as director expires at our annual general meeting of shareholders in 2012.

Other Current Directors—Class III

William L. Kimsey 68 years old Class III Director Member, Audit Committee Member, Compensation Committee	William L. Kimsey has been a director since November 2003. From October 1998 until his retirement in September 2002, Mr. Kimsey was global chief executive officer of Ernst & Young Global Limited. He is a director of Western Digital Corporation and Royal Caribbean Cruises Ltd. He previously served as a director of NAVTEQ Corporation in the past five years. Mr. Kimsey’s current term as director expires at our annual general meeting of shareholders in 2013.

Robert I. Lipp 72 years old Class III Director Member, Audit Committee Member, Finance Committee	Robert I. Lipp has been a director since October 2001. In September 2009 he joined Stone Point Capital LLC, a private equity firm that invests in the global financial services industry, as a senior advisor and executive chairman of StoneRiver Holdings. From October 2008 through August 2009, Mr. Lipp was with Brysam Global Partners, LLC, a private equity firm that invests in financial services, as a senior partner. He was formerly a senior advisor at JPMorgan Chase & Co. and was a director from September 2005 to September 2008. From April 2004 to September 2005, he was executive chairman of The Travelers Companies, Inc. From December 2001 to April 2004, Mr. Lipp was chairman and chief executive officer of its predecessor company, Travelers Property Casualty Corp. Mr. Lipp also served as chairman of the board of Travelers Insurance Group Holdings Inc. from 1996 to 2000 and from January 2001 to October 2001. During 2000 he was a vice-chairman and member of the office of the chairman of Citigroup. Mr. Lipp previously served as a director of The Travelers Companies, Inc. from 2001 until 2010. Mr. Lipp’s current term as director expires at our annual general meeting of shareholders in 2013.

Wulf von Schimmelmann 63 years old Class III Director Chair, Nominating & Governance Committee	Wulf von Schimmelmann has been a director since October 2001. He was the chief executive officer of Deutsche Postbank AG, Germany’s largest independent retail bank, from 1999 until his retirement in June 2007. He is also the chairman of the supervisory board of Deutsche Post DHL and a member of the board of directors of The Western Union Company. Mr. von Schimmelmann’s current term as director expires at our annual general meeting of shareholders in 2013.

Communicating with the Board

The Board welcomes questions and comments. Any interested parties, including shareholders, who would like to communicate directly with the Board, our non-management directors as a group or Mark Moody-Stuart, our lead director, may submit their communication to our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. Communications and concerns will be forwarded to the Board, our non-management directors as a group or our lead director, as determined by our General Counsel, Secretary & Chief Compliance Officer. We also have established mechanisms for communicating concerns or questions to our compliance office. You may direct any such concerns by e-mail to compliance.program@accenture.com or by calling the Accenture Ethics Line at +1 312-737-8262. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. If you wish to raise your concern in an anonymous manner, then you may do so.

Leadership Structure

As noted in Accenture’s Corporate Governance Guidelines, the Board maintains the freedom to choose whether the roles of chairman and chief executive officer should be combined or separated, based on what it believes is best for the Company and its shareholders at a given point in time. William D. Green currently serves as both our chief executive officer and chairman, a structure that has enabled Accenture to take advantage of Mr. Green’s extensive knowledge of Accenture and facilitated strong communication and coordination between management and the Board. As part of its ongoing succession planning process and a review of the Company’s leadership structure, in October 2010 the Board determined that, in connection with the appointment of Pierre Nanterme as chief executive officer, effective January 1, 2011, it would be appropriate to separate the roles of chief executive officer and chairman. Mr. Nanterme will be responsible for Accenture’s day-to-day operations and for formulating and executing Accenture’s long-term strategies in collaboration with the Board. He will be accountable to the Board for Accenture’s performance.

Mr. Green will continue to serve as chairman following Mr. Nanterme’s assumption of the role of chief executive officer and, as chairman, will play a key role and be actively involved in Accenture’s business. He will continue to chair the Board, act as an advisor to Mr. Nanterme and be involved in planning Accenture’s long-term business strategy. He will also continue to represent Accenture with clients around the world, with business and government leaders, and with key external groups. This structure will enable the Company and the Board to continue to benefit from Mr. Green’s skills and expertise.

Our Corporate Governance Guidelines provide that if the same person holds the chief executive officer and chairman roles or if the chairman is not independent, the Board will designate one of the independent directors to serve as the lead director. The lead director helps ensure that there is an appropriate balance between management and the independent directors, and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. Mark Moody-Stuart currently serves as our lead director. The Board will maintain the role of lead director following our transition of corporate leadership. The responsibilities of the lead director, which are described in the Company’s Corporate Governance Guidelines, include, among other things:

•	providing input on issues for Board consideration, helping set the Board agenda and schedule of Board meetings and ensuring that adequate information is provided to the Board;

•	presiding at all meetings of the Board at which the chairman is not present and at all executive sessions of the independent directors;

•	acting as a liaison between the independent directors and the chairman;

•	if the chief executive officer and chairman roles are separate, acting as a liaison between the chief executive officer and the chairman to ensure that their roles are clearly understood; and

•	if requested by major shareholders, being available for consultation and direct communication.

In addition, the lead director has the authority to call meetings of the independent directors.

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, in fiscal 2010, the independent directors met regularly in executive session with the lead director presiding. The Board further believes that its effective and independent oversight of management is strengthened by the fact that all of Accenture’s non-management Board members are independent and each of the Audit, Compensation, Finance and Nominating & Governance Committees is composed solely of independent directors.

Risk Oversight

The Board is responsible for overseeing management in the execution of management’s Company-wide risk management responsibilities. The Board fulfills this responsibility both directly and through its standing committees (as described more fully below), each of which assists the Board in overseeing a part of the Company’s overall risk management.

The Company’s chief performance officer, who is a member of our executive leadership team and reports to our chief executive officer, coordinates the Company’s enterprise risk management (“ERM”) program, which is designed to identify, assess and manage the Company’s risk exposures. As part of its ERM program, the Company identifies its material operational, strategic and financial risks; evaluates the expected impact of each such risk should it occur, the likelihood of its occurrence and the effectiveness of the Company’s existing risk mitigation strategy; and develops plans to monitor, manage and mitigate these risks. The responsibility for monitoring each of the highest-priority risks is assigned to one or more members of our executive leadership team. This group includes our most senior executives, including our chief executive officer, our chief financial officer, our chief operating officer, our chief performance officer and the group chief executives of our operating groups and growth platforms. These members oversee, and are assisted by, a team responsible for implementing effective risk strategies throughout the Company.

As discussed above, the Board plays a direct role in the Company’s ERM program. In that regard, the Board receives an annual presentation from the chief performance officer in connection with the Board’s annual review of Accenture’s business strategy. In addition, the Board receives quarterly reports from the chairs of each of the Board’s committees with respect to its risk oversight responsibility.

The committees of the Board also oversee specific areas of the Company’s risk management, which are described below, and provide regular updates to the Board with respect to each committee’s risk-related responsibilities.

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Audit Committee:    The Audit Committee reviews our guidelines and policies with respect to risk assessment and management and our major financial risk exposures along with the monitoring and control of these exposures. The committee’s review includes at least an annual review with the chief performance officer of our enterprise risk management program and a quarterly review of the risks we believe are most important. The Audit Committee also at least annually discusses with the chairs of the Finance and Compensation committees the risk assessment process for the risks overseen by those committees.

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Compensation Committee:    The Compensation Committee reviews and discusses with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company.

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Finance Committee:    The Finance Committee reviews and discusses with management various financial-related risks facing the Company, including foreign exchange, counterparty and liquidity-related risks, and the Company’s insurance and other risk transfer programs and pension exposures.

•	Nominating & Governance Committee: The Nominating & Governance Committee evaluates the overall effectiveness of the Board, including its focus on the most critical issues and risks.

Board Meetings and Committees

The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s management team and operations as a basis for discharging their oversight responsibilities. During fiscal 2010, the Board held five meetings, four of which were held in person. Each of our directors who served on the Board in fiscal 2010 attended (in person or by teleconference) at least 75% of the aggregate of Board meetings and meetings of any Board committee on which he or she served during fiscal 2010. All of our Board members who served on the Board at the time of our 2010 annual general meeting of shareholders attended that meeting.

Our outside directors meet separately at each regularly scheduled Board meeting. These directors held four meetings during fiscal 2010, each led by Mark Moody-Stuart, the lead director.

The Board maintains an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. From time to time, the Board may also create ad hoc or special committees for certain purposes in addition to these four standing committees. Each standing committee operates pursuant to a written charter that is available in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. A copy of our Corporate Governance Guidelines (including our independence standards) and our Code of Business Ethics can be found in the Corporate Governance section of our website. If the Board grants any waivers from our Code of Business Ethics to any of our directors or officers, or if we amend our Code of Business Ethics, we will, if required, disclose these matters through the Investor Relations section of our website on a timely basis. Printed copies of all of these materials are also available free of charge upon written request to our Investor Relations group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA.

Director Independence

The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”). The Independence Standards are included in our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. The Corporate Governance Guidelines and the Independence Standards have been designed to align with the standards required by the New York Stock Exchange (the “NYSE”). Our Corporate Governance Guidelines state that the Board shall perform an annual review of the independence of all directors and nominees, and the Board shall affirmatively determine that to be considered independent, a director must not have any direct or indirect material relationship with Accenture.

Each year, our directors complete a questionnaire that, among other things, elicits information to assist the Nominating & Governance Committee in assessing whether the director meets the Company’s Independence Standards. Utilizing these responses and other information, the Nominating & Governance Committee evaluates, with regard to each director, whether the director currently has or had any (1) employment or professional relationship that, in and of itself, would, pursuant to the Company’s independence standards, require a conclusion that the director is not independent and/or (2) employment or professional relationship with any organization with which Accenture has or had a relationship, where the organization made or received payments from Accenture. If a director has or had a relationship with an organization which made or received payments from Accenture, information regarding the amount of such payments is provided to the Nominating & Governance Committee. The Nominating & Governance Committee then determines whether the amount of any such payments requires, pursuant to the Independence Standards or otherwise, a conclusion that the director is not independent. Furthermore, the Nominating & Governance Committee discusses any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the Independence Standards, might impede a director’s independence.

Based on its analysis, the Nominating & Governance Committee has determined that all of our directors other than William D. Green and Pierre Nanterme have satisfied the Independence Standards, as well as the independence requirements of the NYSE. The Board concurred in these independence determinations. In reaching its determinations, the Nominating & Governance Committee and the Board considered the charitable contributions by Accenture to non-profit organizations where Mses. Dublon, Magner and McGarvie and Messrs. Giancarlo, Lipp, Kimsey and Moody-Stuart serve as a director, trustee or in a similar capacity. Payments to these non-profit organizations did not in any case exceed $100,000 and were below the thresholds set forth in our Independence Standards. The committee and the Board also considered that Mses. Dublon and McGarvie and Messrs. Giancarlo, Idei, Kimsey, Moody-Stuart and von Schimmelmann all served as a director (or, in the case of Mr. Idei, a member of the advisory board) of a company that does business with Accenture. In no instances did the amount received by Accenture or such company exceed the greater of $1 million or 1% of either Accenture’s or such company’s consolidated gross revenues. The Nominating & Governance Committee also considered whether the employment by Accenture of Mr. von Schimmelmann’s son, who is not an officer of the Company and whose compensation for fiscal 2010 was less than $120,000, would impair his independence. The Nominating & Governance Committee determined that it would not. Mr. von Schimmelmann did not participate in such determination.

Audit Committee

The Audit Committee was established by the Board for the purpose of, among other things, overseeing Accenture’s accounting and financial reporting processes and audits of our financial statements, in accordance with Section 10A(m) of the Exchange Act. The Audit Committee members are Blythe J. McGarvie (who serves as chair), William L. Kimsey and Robert I. Lipp. The Board has determined that each of these members meets the financial literacy and independence requirements of the SEC and NYSE, and that Ms. McGarvie and Mr. Kimsey each qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. The Board does not limit the number of audit committees on which its Audit Committee members may serve but monitors and assesses the audit committee memberships (and other responsibilities) of its Audit Committee members on a regular basis to confirm their ability to serve Accenture effectively. No member of the Audit Committee currently serves on the audit committees of more than three public companies, including Accenture.

The Audit Committee held eleven meetings in fiscal 2010, four of which were held in person. The Audit Committee’s primary duties and responsibilities are to:

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review and discuss with management and the independent auditors our annual audited financial statements and quarterly financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K and Form 10-Q filings, as well as the Company’s earnings news releases and information related thereto;

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retain or change, subject to the requirements of Irish company law, independent auditors and approve all audit engagement fees and terms for the Company and its subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors and present its conclusions with respect to the independent auditor to the Board; review with our independent auditors any audit problems or difficulties and management’s response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

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review and monitor the Company’s processes in order to assess the integrity of our internal and external reporting processes and controls; review the effect of any regulatory and accounting initiatives and the effects of these initiatives and any off-balance sheet structures on our financial statements; establish regular systems of reporting to the committee regarding any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit; review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; and from time to time, hold separate meetings with management, independent auditors and internal auditors on these matters;

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review with our counsel any legal matter that could significantly affect our financial statements or operations; discuss with management and our independent auditors our risk-assessment and risk-management guidelines and policies as well as our major financial risk exposures and the steps taken to monitor and control those exposures; oversee our compliance program and adherence to our Code of Business Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and oversee the maintenance of an internal audit function; and

•	prepare a report to be included in our proxy statement, provide other regular reports to the Board and maintain minutes or records of its meetings and activities.

Compensation Committee

Scope, Authority and Membership

The Compensation Committee consists of four independent directors: Mark Moody-Stuart (who serves as chair), Dennis F. Hightower, William L. Kimsey and Marjorie Magner. Mr. Hightower joined the committee as of September 10, 2010 upon his appointment as a director. The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers of the Company and provides oversight of the Company’s global compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to the Company’s equity compensation plans. In overseeing those plans, the Compensation Committee has delegated authority for day-to-day administration, implementation and interpretation of the Company’s equity compensation programs to the Company’s executive officers.

The Compensation Committee held eight meetings in fiscal 2010, five of which were held in person. The Compensation Committee’s primary duties and responsibilities are to:

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determine the annual compensation of our non-independent chairman and our chief executive officer, in each case taking into consideration feedback provided by the Nominating & Governance Committee based on its review of his performance and additional input on his performance provided by our chief human resources officer after consultation with members of our executive leadership team; review and approve salaries and other matters relating to the compensation of our executive officers, based in part on the chief executive officer’s recommendation; approve the material terms of any employment agreements and any material amendments thereto, severance arrangements, change-in-control arrangements or similar agreements or arrangements with our executive officers (including our non-independent chairman and chief executive officer); and review and determine on a biannual basis the appropriateness of compensation of Board members;

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establish and maintain our equity compensation policies and practices; review and make recommendations to the Board with respect to our incentive-compensation and equity-based plans; oversee the administration of our equity compensation plans; review and approve all equity compensation plans; and retain compensation and benefits consultants and other outside consultants to gather advice about our compensation structure; and

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review and make a recommendation with respect to inclusion of the Compensation Discussion and Analysis in the proxy statement; provide a report to be included in our proxy statement; provide other regular reports to the Board; and maintain minutes or records of its meetings and activities.

In connection with the appointment of Pierre Nanterme as our chief executive officer, the Compensation Committee charter was amended to specify that the committee will also determine annual compensation and conduct a performance review of our non-independent chair.

Roles in Determining Executive Compensation

A number of individuals and entities contribute to the process of reviewing and determining the compensation of our named executive officers:

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Compensation Committee.    Our Compensation Committee makes the final determination regarding the annual compensation of our chief executive officer and our non-independent chairman, if any, taking into consideration an evaluation of such officer’s performance. Our Compensation Committee also reviews the chief executive officer’s recommendations regarding the compensation of our other named executive officers and approves their compensation.

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Nominating and Governance Committee.    The Nominating & Governance Committee reviews the performance of our chief executive officer and our non-independent chairman, if any, with the Compensation Committee.

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Chief Executive Officer.    The chief executive officer provides the Compensation Committee with an evaluation of the performance of the other named executive officers, which includes an assessment of each individual’s performance against his or her annual objectives and a recommendation regarding his or her compensation.

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Chief Human Resources Officer.    Our chief human resources officer solicits input from members of our executive leadership team (other than the chief executive officer) and other senior leaders in the Company regarding the performance of our chief executive officer to aid in the review of his performance. Our executive leadership team is comprised of 30 of our highest-level senior executives, including all of our named executive officers.

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Compensation Consultant.    Our Compensation Committee previously used Watson Wyatt Worldwide, Inc., now Towers Watson Delaware Inc. (“Towers Watson”), as its compensation consultant. Towers Watson advised the Compensation Committee with respect to the equity awards granted on January 1, 2010 based on fiscal 2009 performance. Beginning in July 2010, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to serve as its compensation consultant. Pay Governance and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. As requested by the committee, Pay Governance advises the Compensation Committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation, and responds to other requests from the Compensation Committee for advice or resources regarding the compensation of our chief executive officer and our other named executive officers. Pay Governance also provides input for the Compensation Committee to consider regarding the final compensation package of our chief executive officer, as discussed under “Compensation Discussion and Analysis—Cash Compensation—Mr. Green.” Management separately continues to receive benchmarking information from Towers Watson with respect to executive officer compensation.

Although Towers Watson’s service as consultant to the Compensation Committee of the Board ended in calendar 2009, during fiscal 2010, Towers Watson continued to provide information to management as input used by the chief executive officer in making recommendations to the Compensation Committee with respect to the compensation of the other named executive officers and to provide additional consulting services to the Company apart from its prior role as the executive compensation consultant to the Compensation Committee. Towers Watson’s fees for consulting services to the Compensation Committee and management related to the determination of executive and director compensation in fiscal 2010 were approximately $296,000.

The Compensation Committee approved management’s decision to engage Towers Watson to provide additional services unrelated to the determination or recommendation of executive or director compensation in fiscal 2010. These services included compensation consulting for our broader employee population. The aggregate fees paid to Towers Watson for consulting services for all such additional services in fiscal 2010 were approximately $375,000.

Nominating & Governance Committee

The Nominating & Governance Committee consists of four independent directors: Wulf von Schimmelmann (who serves as chair), Charles H. Giancarlo, Dennis F. Hightower and Nobuyuki Idei. Mr. Hightower joined the committee as of September 10, 2010 upon his appointment as a director. The Nominating & Governance Committee held five meetings in fiscal 2010, four of which were held in person. The Nominating & Governance Committee’s primary duties and responsibilities are to:

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oversee Board selection, composition and evaluation, including the making of recommendations regarding the size and composition of the Board, the identification of qualified candidates and recommendation to the Board of candidates for Board membership and the annual evaluation of overall Board effectiveness;

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manage the committee selection and composition process, including the making of recommendations to the Board for chairs of these committees and the establishment, monitoring and making of recommendations for the purpose, structure and operations of these committees and the creation or elimination of additional committees;

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monitor and oversee corporate governance matters, including reviews and recommendations regarding our constituent documents and Corporate Governance Guidelines and monitoring of new developments in the area of corporate governance;

•	conduct an annual review of our chief executive officer and, going forward, our non-independent chairman and develop an effective chief executive officer succession plan; and

•	provide regular reports to the Board and maintain minutes or records of its meetings and activities.

The Nominating & Governance Committee is responsible for identifying individuals who are qualified candidates for Board membership. Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee seeks to ensure that the Board is composed of individuals whose particular backgrounds, skills and expertise, when taken together, will provide the Board with the range of skills and expertise to guide and oversee Accenture’s strategy and operations. The Nominating & Governance Committee seeks candidates who, at a minimum, have the following characteristics:

•	the time, energy and judgment to effectively carry out his or her responsibilities as a member of the Board;

•	a professional background that would enable the candidate to develop a deep understanding of our business;

•	the ability to exercise judgment and courage in fulfilling his or her oversight responsibilities; and

•	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.

In addition, the committee assesses the contribution that a particular candidate’s skills and expertise will, in light of the skills and expertise of the incumbent directors, make with respect to guiding and overseeing Accenture’s strategy and operations.

Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee also seeks geographic, age, gender and ethnic diversity among the members of the Board. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating & Governance Committee and the Board believe that considering diversity is consistent with the goal of creating a board of directors that best serves the needs of the Company and the interest of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership.

The Board has utilized the services of professional search firms to identify and recruit director candidates. In some cases, nominees have been individuals known to Board members through business or other relationships. Several members of the Board recommended that Mr. Hightower be asked to return to the Board following the completion of his service as United States Deputy Secretary of Commerce. Potential candidates are interviewed by members of the Nominating & Governance Committee (and, in some instances, other Board members) and, as appropriate, by members of our management team. Final consideration of the nominee is then conducted by the entire Board.

Director Qualifications

In considering the nomination of the directors named in this Proxy Statement, the Board and the Nominating & Governance Committee evaluated each director’s background, qualifications, attributes and skills to serve as a director. The Board and the Nominating & Governance Committee considered the nomination criteria discussed above, as well as the years of experience many directors have had working together on the Board and the deep knowledge of the Company they have developed as a result. The Board and the Nominating & Governance Committee also evaluated each of the director’s contributions to the Board and role in the operation of the Board as a whole.

Each director and nominee has served in senior roles with significant responsibility and has gained expertise in areas relevant to the Company and its business. Each of our non-management directors has also gained skills and expertise by serving as a director of one or more public companies. In addition to the background and experience of each director and nominee outlined in the biographies on pages 8 to 11 of this Proxy Statement, the Board and the Nominating & Governance Committee considered, in particular, the following:

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Ms. Dublon brings to the Board significant experience and expertise in financial strategic and banking activities gained during her tenure as chief financial officer of JPMorgan Chase & Co. Ms. Dublon also brings an important perspective gained from her significant experience while working with non-profit organizations focusing on women’s issues and initiatives.

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Mr. Giancarlo brings to the Board significant managerial, operational and financial experience as a result of the numerous senior positions he has held at multi-national corporations. Mr. Giancarlo also brings to the Board an important perspective on technology, technology-enabled and related growth industries.

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Mr. Green brings to the Board a deep knowledge of Accenture and its operations from 33 years of experience with the Company, including as our chief executive officer as well as group chief executive of two of our operating groups. In addition, he brings to the Board a cross-industry perspective from his involvement in the Business Roundtable and particular expertise in workforce education and training.

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Mr. Hightower brings to the Board significant experience in both the public and private sectors gained from the senior management roles that he has held at various companies, as a former professor of management at Harvard Business School and from his tenure as United States Deputy Secretary of Commerce. He has expertise in numerous areas, including global marketing, strategic planning, operations and international general management.

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Mr. Idei brings to the Board significant skills and experience from his tenure in a variety of senior positions with Sony Corporation, including as chairman and group chief executive officer. Mr. Idei also has expertise in developing technology-based ventures gained from his establishment of a management consultancy firm. The Board also benefits from his broad experience in and knowledge of the Asian market and international business.

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Mr. Kimsey brings to the Board significant knowledge and expertise in finance and accounting matters as a result of his many years of practicing as a certified public accountant and his tenure as global chief executive officer of Ernst & Young Global Limited.

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Mr. Lipp brings to the Board significant managerial, operational and financial experience as a result of his tenure as chairman and chief executive of Travelers Property Casualty Corp. (the predecessor company to The Travelers Companies, Inc.) and the various senior executive positions he held at JPMorgan Chase & Co. and Citigroup Inc. Mr. Lipp also provides the Board with a valuable perspective as a result of his services as a trustee or director of several non-profit organizations.

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Ms. Magner brings to the Board significant business experience and financial expertise gained from the various senior management roles that she has held with Citigroup Inc. and as a partner with a private equity firm that she co-founded. Ms. Magner also has leadership experience and perspective from her work in various philanthropic endeavors as an advocate on issues affecting consumers, women and youth globally.

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Ms. McGarvie brings to the Board significant experience and expertise in management, finance and accounting gained from her experience as chief financial officer of BIC Group, her experience in senior financial positions at other major companies and her tenure as chief executive officer of a firm that focuses on finance and leadership. Ms. McGarvie also has significant international experience and is the author of two books on leadership.

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Sir Mark brings to the Board many years of experience leading global organizations and experience as chair or managing director of companies including Anglo American plc and Royal Dutch Shell plc. Sir Mark has experience and expertise in international business and governance and has worked in a number of countries during his career, largely outside of Europe, as well as significant experience with several philanthropic organizations.

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Mr. Nanterme brings to the Board a deep knowledge of Accenture and its operations from 27 years of experience with the Company, including as group chief executive of Accenture’s Financial Services operating group and as our chief leadership officer. He brings to the Board significant experience in human capital strategy and an understanding of the global marketplace and competitive landscape.

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Mr. von Schimmelmann brings to the Board leadership experience as a result of his position as chief executive officer Deutsche Postbank AG. Mr. von Schimmelmann also has significant experience and expertise in management and international business.

Process for Shareholders to Recommend Director Nominees

Our Corporate Governance Guidelines address the processes by which shareholders may recommend director nominees, and the Nominating & Governance Committee’s general policy is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Mr. Wulf von Schimmelmann, chair of the Nominating & Governance

Committee, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, Attention: General Counsel, Secretary & Chief Compliance Officer. The Nominating & Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. Please note that Accenture plc’s articles of association define certain time frames and nomination requirements with respect to any such recommendation. Please refer to Article 84(a)(ii) of our articles of association (which can be found on the “Governance Principles” page of our website accessible through http://investor.accenture.com) for information on these requirements.

Finance Committee

The Finance Committee consists of four independent directors: Dina Dublon (who serves as chair), Charles H. Giancarlo, Robert I. Lipp and Marjorie Magner. The Finance Committee held seven meetings in fiscal 2010, five of which were held in person. The Finance Committee’s primary duties and responsibilities are to:

•	oversee our capital structure and corporate finance strategy and activities, including our share repurchase philosophy and strategy and share redemption and purchase activities;

•	oversee our treasury function and advise with respect to our investment activities;

•	review and make recommendations with respect to major acquisitions that Accenture may decide to undertake;

•	review, evaluate and make decisions with respect to the management of our pension, 401(k) and benefit plans;

•	oversee our insurance plans and other activities to manage financial risks in our business;

•	have the chair of the Committee review annually with the Audit Committee the risk assessment process undertaken by the Committee with respect to the risks overseen by the Committee; and

•	provide regular reports to the Board and maintain minutes or records of its meetings and activities.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

Information about transactions involving related persons is presented to and assessed by the independent members of the Board. Related persons include the Company’s directors and executive officers, as well as immediate family members of directors and executive officers, and certain large security holders and their family members. If the determination is made that a related person has or may have a material direct or indirect interest in any Company transaction, then the Company’s independent directors would review, approve or ratify the transaction, if appropriate, and the transaction would be disclosed if required under SEC rules. If the related person at issue is a director of the Company or a family member of a director, then that director would not participate in the relevant discussions and review.

In general, the Company is of the view that the following transactions with related persons are not significant to investors and need not be separately approved because they take place under the Company’s standard policies and procedures:

•	the sale or purchase of products or services in the ordinary course of business and on an arm’s-length basis;

•	the employment of adult children by the Company where the compensation and other terms of employment are determined on a basis consistent with the Company’s human resource policies; and

•	any grants or contributions made by the Company under one of its grant programs in accordance with the Company’s corporate contribution programs.

Information considered in evaluating transactions include the nature of the related person’s interest in the transaction, the material terms of the transaction, the importance of the transaction to both the Company and to the related person, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters that management or the independent directors deem appropriate. Our Code of Business Ethics and corporate policies require all our directors and employees, including the members of the executive leadership team, to disclose their interests (including indirect interests through family members) with parties doing business with Accenture to management and/or the Board and remove themselves from all decisions related to that organization. Our specific policy regarding the review of these transactions by the Board is not currently in writing.

Senior Executive Tax Costs

The Company has informed approximately 2,500 of our senior executives that if the senior executive reported for tax purposes the transactions involved in connection with our transition to a corporate structure in 2001, the Company will, in specified circumstances, provide a legal defense to that individual if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the senior executive is then subject to unusual or disproportionate financial disadvantage, the Company will review such circumstances for that individual and find an appropriate way to avoid severe financial damage to that individual. As of August 31, 2010, only a small number of jurisdictions remain that have active audits/investigations or open statutes of limitations, and only one is significant. In that jurisdiction, current and former partners, and the Company, are engaged in disputes with tax authorities in connection with the corporate reorganization in 2001, some of which have resulted, and other of which are expected to result, in litigation. The Company has contractually committed to reimburse Karl-Heinz Floether, one of the Company’s executive officers, and other senior executives in that jurisdiction for certain amounts resulting from the challenge by the relevant tax authority. See Note 3 (Restructuring and Reorganization Costs, net) to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended August 31, 2010 for further discussion of this matter.

REPORTS OF THE COMMITTEES OF THE BOARD

Audit Committee Report

Since its creation in 2001, the Audit Committee of the Board has been composed entirely of non-management directors. In addition, the Audit Committee meets the independence and experience requirements set forth by the SEC and the NYSE.

The Audit Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. As part of the Audit Committee’s oversight function, the Audit Committee:

•

Reviewed and discussed the Company’s annual audited financial statements and quarterly financial statements with management and with Accenture’s independent auditors. The committee also reviewed related issues and disclosure items, including the Company’s earnings news releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings.

•

Discussed with KPMG LLP (together with its affiliates, “KPMG”) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board. The committee also received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the committee concerning independence and discussed with KMPG their independence and related matters. Discussions with KPMG also included staffing and litigation matters.

In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2010 for filing with the SEC and presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2011 that KPMG be re-appointed as the Company’s independent auditors to serve until the Company’s annual general meeting of shareholders in 2012 and that the Board submit this appointment to the Company’s shareholders for ratification at the Annual Meeting.

THE AUDIT COMMITTEE

Blythe J. McGarvie, Chair

William L. Kimsey

Robert I. Lipp

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Annual Report on Form 10-K. This report is provided by the following independent directors, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Mark Moody-Stuart, Chair

Dennis F. Hightower

William L. Kimsey

Marjorie Magner

PROPOSAL NO. 3—NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AND BINDING AUTHORIZATION OF THE BOARD TO DETERMINE THEIR REMUNERATION

Shareholders are being asked to vote to ratify, in a non-binding vote, the appointment of our independent auditors and also to vote to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine the auditors’ remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG as the independent auditors to audit our consolidated financial statements for the fiscal year ending August 31, 2011. The Board is asking our shareholders to ratify, in a non-binding vote, the appointment of KPMG as our independent auditors to hold office until our annual general meeting of shareholders in 2012 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine the auditors’ remuneration. Although ratification is not required by our memorandum and articles of association or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

We expect that one or more representatives of KPMG will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

The text of the resolution in respect of proposal no. 3 is as follows:

“To ratify, in a non-binding vote, the appointment of KPMG as the auditors of the Company until the next annual general meeting of the Company in 2012 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine their remuneration.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS AND THE BINDING AUTHORIZATION OF THE BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO DETERMINE KPMG’S REMUNERATION.

INDEPENDENT AUDITORS’ FEES

Independent Auditors’ Fees

The following table describes fees for professional audit services rendered by KPMG, Accenture’s principal accountant, for the audit of our annual financial statements for the years ended August 31, 2010 and August 31, 2009 and internal control over financial reporting, and fees billed for other services rendered by KPMG during these periods.

	2010	2009
	(in thousands)
Audit Fees(1)	$13,005	$13,210
Audit-Related Fees(2)	1,127	1,024
Tax Fees(3)	308	0
All Other Fees(4)	56	3

Total	$14,497	$14,237

(1)	Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture plc’s (or Accenture Ltd’s prior to September 1, 2009) and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-K and Forms 10-Q. Audit Fees include fees for the audit of Accenture’s internal control over financial reporting.

(2)	Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture plc’s (or Accenture Ltd’s prior to September 1, 2009) and Accenture SCA’s financial statements and not included in Audit Fees. Audit-Related Fees also include fees for accounting advice and opinions related to various employee benefit plans, fees for services to issue Statement on Auditing Standards No. 70 reports and fees for due diligence-related services.

(3)	Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above.

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to its charter, the Audit Committee of the Board is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting.

PROPOSAL NO. 4—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our named executive officers as disclosed on pages 33 to 58.

In considering their vote, shareholders may wish to review with care the information on Accenture’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 33 to 45, as well as the discussion regarding the Compensation Committee on pages 16 to 18.

Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects the Company’s financial results and the other performance factors described in “Compensation Discussion and Analysis—2010 Compensation Overview.” Accenture employs a strong pay-for-performance philosophy for our entire 30 member executive leadership team, including our named executive officers. From August 1, 2001 through the end of fiscal 2010, our total shareholder return was 164%, outperforming each of our peer group companies. As discussed below in “Compensation Discussion and Analysis,” our compensation philosophy for our named executive officers includes the following elements:

•

Long-term equity compensation has multi-year performance-based vesting.    The most significant single element of our named executive officers’ compensation opportunity is the Key Executive Performance Share Program, for which vesting depends exclusively on the Company’s cumulative performance against our annual operating income plan and relative total shareholder return over a three-year period.

•

Total cash compensation is tied to performance.    The majority of cash compensation opportunity is based on Company and individual performance. The cash compensation of our named executive officers as a group has fluctuated from year to year, reflecting the Company’s financial results.

•

Compensation unrelated to performance is limited.    Accenture does not have multi-year employment agreements, guaranteed incentive awards, “golden parachutes” or significant lump-sum compensation payments upon termination of employment for our named executive officers aside from that required by law. We do not offer significant perquisites nor do we provide tax gross-up payments on post-employment benefits.

The text of the resolution in respect of proposal no. 4 is as follows:

“Resolved, that the shareholders approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed on pages 33 to 58 in the Proxy Statement relating to the Company’s Annual General Meeting of Shareholders to be held on February 3, 2011.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 5—NON-BINDING VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of our named executive officers (that is, votes similar to the non-binding vote in proposal no. 4 on page 27) should occur every one, two or three years.

In considering their vote, shareholders may wish to review with care the information presented in connection with proposal no. 4 on page 27, the information on Accenture’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 33 to 45, as well as the discussion regarding the Compensation Committee on pages 16 to 18.

We believe a three-year frequency is most consistent with Accenture’s approach to compensation. Our reasons include:

•

We seek a consistent compensation approach from year to year across our entire 30 member executive leadership team.    Because we believe that an effective compensation program should incentivize performance over a multi-year horizon, we do not make frequent changes to our programs.

•

We believe the best way for shareholders to evaluate Accenture’s performance is over a multi-year period because our compensation program is designed to incent and reward performance over a multi-year period.    For example, our Key Executive Performance Share Program, the most significant element of our named executive officers’ compensation opportunity, is based on a three-year performance period. For these reasons, we believe that a three-year time horizon is appropriate in order to provide shareholders with a more comprehensive view of whether our named executive officer compensation programs are achieving their objectives.

The text of the resolution in respect of proposal no. 5 is as follows:

“Resolved, that the shareholders recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.”

THE BOARD RECOMMENDS THAT YOU VOTE “THREE YEARS” WITH RESPECT TO HOW FREQUENTLY A NON-BINDING SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

PROPOSAL NO. 6—AUTHORIZATION TO HOLD THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ACCENTURE PLC AT A LOCATION OUTSIDE

OF IRELAND

Under Irish law and in accordance with article 50 of Accenture plc’s articles of association, the shareholders of Accenture plc must authorize holding any annual general meeting of shareholders at a location outside of Ireland. The Board desires to hold the 2012 annual general meeting of shareholders in the United States, as has been our historical practice, and is therefore asking our shareholders to authorize holding the 2012 annual general meeting of shareholders at a location outside of Ireland.

The text of the resolution in respect of proposal no. 6 is as follows:

“That the annual general meeting of shareholders in 2012 may be held at such place outside Ireland as may be determined by the Directors.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION TO HOLD THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ACCENTURE PLC AT A LOCATION OUTSIDE OF IRELAND.

PROPOSAL NO. 7—AUTHORIZATION OF ACCENTURE TO MAKE OPEN-MARKET PURCHASES OF ACCENTURE PLC CLASS A ORDINARY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue. During fiscal 2010, we repurchased approximately 25 million shares of our common stock in open-market purchases as part of our share buyback activities.

In this proposal, shareholders are being asked to authorize Accenture plc, or any of its subsidiaries, to make open-market purchases of Class A ordinary shares.

Under Irish law, this authorization cannot exceed 18 months. Accordingly, if adopted, the authority will expire on the close of business on August 3, 2012 unless re-approved at the Company’s annual general meeting of shareholders in 2012. We expect to continue to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

These purchases would be made only at price levels that the directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. In addition, the minimum price that may be paid for these shares shall not be less than 80% or more than 120% of the then closing market price of those shares. It should be noted that Accenture plc currently effects repurchases under our existing share repurchase program as redemptions pursuant to Article 5(b)(iv) of our articles of association. Whether or not this proposed resolution is passed, Accenture plc would retain its ability to effect repurchases as redemptions pursuant to its articles of association, although subsidiaries of Accenture plc would not be able to make open-market purchases of Class A ordinary shares.

In order for a subsidiary of Accenture plc to make open-market purchases of Accenture plc’s Class A ordinary shares, such shares must be purchased on a “recognized stock exchange” under Irish law. The NYSE, on which Accenture plc Class A ordinary shares are listed, is a recognized stock exchange for this purpose under Irish law.

The authority being sought from our shareholders provides that the maximum number of shares authorized to be purchased will be no greater than 55,578,139 Class A ordinary shares, which represents the aggregate amount of shares that may be purchased under the available authorization for our share purchase programs as of November 30, 2010 (based on the average closing price of an Accenture plc Class A ordinary share over the trading days in the 30-day period up to and including November 30, 2010).

The text of the resolution in respect of proposal no. 7 is as follows:

“The Company and any subsidiary of the Company is hereby generally authorized to make open-market purchases of Class A ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the board of directors of the Company may determine from time to time but subject to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and any subsidiaries of the Company pursuant to this resolution shall not exceed 55,578,139 Class A ordinary shares of $0.0000225 each provided that the total aggregate number of shares in the Company to be purchased together with the total number of shares in the Company to be acquired by the Company by way of redemption shall not exceed 55,578,139 Class A ordinary shares.

(b) The maximum price to be paid for any Class A ordinary share shall be an amount equal to 120% of the closing price on the New York Stock Exchange for the Class A ordinary shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of Company.

(c) The minimum price to be paid for any Class A ordinary share shall be an amount equal to 80% of the closing price on the New York Stock Exchange for the Class A ordinary shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of Company.

(d) This general authority will be effective from the date of passing of this resolution.

(e) This general authority is to expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by special resolution in accordance with the provisions of section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF ACCENTURE TO MAKE OPEN-MARKET PURCHASES OF ACCENTURE PLC CLASS A ORDINARY SHARES.

PROPOSAL NO. 8—DETERMINATION OF THE PRICE RANGE AT WHICH ACCENTURE PLC CAN RE-ISSUE SHARES THAT IT ACQUIRES AS TREASURY STOCK

Our historical open-market share repurchases and other share buyback activities result in shares of our common stock being returned as treasury stock. Our executive compensation program, the ESPP and our other compensation programs make use of treasury shares that we acquire through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which Accenture plc may re-issue any shares held in treasury as new shares of Accenture plc. In this proposal, that price range is expressed as a percentage minimum and maximum of the prevailing market price. Irish law requires that this authorization be renewed by our shareholders every eighteen months, and we therefore expect that it will continue to be proposed at subsequent annual general meetings.

The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-issued are 95% and 120%, respectively, of the closing market price of the Class A ordinary shares on the day preceding the day on which the relevant share is re-issued. Any re-issuance of treasury shares will only be at price levels that the Board considers to be in the best interests of our shareholders.

Approval of this proposal requires the affirmative vote of at least 75% of the votes cast.

The text of the resolution in respect of proposal no. 8 is as follows:

“the re-issue price range at which any treasury Class A ordinary shares for the time being held by Accenture plc may be issued shall be as follows:

(a) The maximum price at which a treasury Class A ordinary share may be re-issued shall be an amount equal to 120% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-issued by Accenture plc.

(b) The minimum price at which a treasury Class A ordinary share may be re-issued shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme or any option schemes operated by Accenture plc or, in all other cases, an amount equal to 95% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-issued by Accenture plc.

(c) The re-issue price range as determined by paragraph (a) and (b) shall expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of section 209 of the Companies Act 1990.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DETERMINATION OF THE PRICE RANGE AT WHICH ACCENTURE PLC CAN RE-ISSUE SHARES THAT IT ACQUIRES AS TREASURY STOCK.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

2010 Compensation Overview

During fiscal 2010, many of the industries and geographies in which we operate continued to be affected, particularly in the beginning of the fiscal year, by the economic downturn that began to affect Accenture in January 2009. While this environment created challenges for Accenture, the Company achieved results that were within the business outlook it provided during the October 1, 2009 earnings announcement for new bookings, net revenues and earnings per share, and exceeded that business outlook for operating margin and free cash flow. In fiscal 2010, the Company delivered:

•	New bookings of $25 billion, as compared to the Company’s business outlook of $23 billion to $26 billion.

•	Net revenues decrease of 2% in local currency, in line with the Company’s business outlook of a decrease of 3% to an increase of 1% in local currency.

•	Operating margin of 13.5%, above the Company’s business outlook of 13.4%.

•	Earnings per share (“EPS”) of $2.66, in line with the Company’s business outlook of $2.64 to $2.72.

•	Free cash flow of $2.85 billion, exceeding by more than $500 million the high end of the Company’s business outlook range of $2.1 billion to $2.3 billion.

The foreign exchange impact assumed in this outlook was positive 4%, and actual foreign exchange impact was positive 2%.

During fiscal 2010, we continued to take steps to position ourselves for future growth. We continued to implement our business strategy, which is focused on driving growth on three dimensions. The first and largest is our core business, which includes the majority of consulting, technology and outsourcing services that we provide to our clients around the world. The second is new businesses and initiatives that surround our core; these include analytics, digital marketing, smart grid, mobility and sustainability, as well as new technology areas such as cloud computing and cyber security. The third is geographic expansion, particularly in our strategic growth markets of Brazil, Russia, India, China, South Korea and Mexico, as well as in several developed yet underpenetrated markets and in other fast-growing emerging markets.

We continued to execute our industrialization agenda, which is focused on improving the efficiency and predictability of delivering services to clients. We also strengthened our industry programs during fiscal 2010. At the same time, we continued to focus on operational excellence as part of our commitment to running Accenture as a high-performance business. In fiscal 2010 this included, among other things, the creation of the new role of chief performance officer to push the Company to continue to operate as effectively and efficiently as possible and to strive for superior execution every day.

Further, in fiscal 2010 we strengthened our corporate citizenship efforts. Most notably, we built up our global Skills to Succeed initiative, through which we team with strategic partners to educate people and help them develop the skills to get a job or start a business.

We also updated our human resources agenda in fiscal 2010. We implemented a strategic talent initiative, aimed at expanding our workforce with the addition of specific skills, and in specific geographic regions, where the addition of talent could best accelerate our growth plans. And to equip our people with the necessary skills to serve our clients, we invested nearly $600 million on training and professional development in fiscal 2010.

Accenture’s compensation practices are tied to Company and individual performance, which are evaluated based on three broad themes that we use to tie performance to compensation for our named executive officers: educating, energizing and inspiring Accenture’s people; driving growth by helping Accenture’s clients become high-performing businesses; and running Accenture as a high-performance business. As discussed more fully below, the Compensation Committee believes that total compensation for the Company’s executive officers should be closely aligned with Company performance and that when Company and executive performance are both in the “exceeds” range, realizable total direct compensation should approximate the 75th percentile of the Company’s peer group (see “—Process of Determining Executive Compensation” and “—Role of Benchmarking”).

In determining fiscal 2010 performance-based compensation paid to the Company’s named executive officers, the Compensation Committee determined that the leadership of the chief executive officer and the other named executive officers directly resulted in the achievement of the strong financial results discussed above. Based, in part, upon the analysis contained in a pay-for-performance report prepared by Pay Governance for the Compensation Committee (discussed in more detail in “—Role of Benchmarking” below), the Compensation Committee established levels of performance-based compensation for fiscal 2010 (see “— Process for Determining Executive Compensation” below). In the Compensation Committee’s view, these levels resulted in a strong linkage between realizable total direct compensation for our named executive officers and total shareholder return over the past three years. Accordingly, the Compensation Committee concluded that our named executive officers’ compensation is well-aligned with the Company’s performance.

Total cash compensation for the chief executive officer increased 19% for fiscal 2010 compared with fiscal 2009 and is 6% less than it was in fiscal 2008. The increase for fiscal 2010 over fiscal 2009 was primarily a result of stronger company performance, which resulted in a higher annual bonus payment. Total cash compensation for the other named executive officers, taken as a whole, increased 6% for fiscal 2010 as compared to the compensation for those same officers for fiscal 2009 and is 9% less than their total cash compensation was in fiscal 2008. The increase for fiscal 2010 over fiscal 2009 was primarily due to the fact that the other named executive officers and the Company achieved higher performance ratings and that the Company achieved or exceeded its business outlook for key objectives in fiscal 2010.

The total grant date fair value of equity awards to be made to Mr. Green in January 2011, including awards based on his performance in fiscal 2010, will increase 10% compared with the value of awards made a year earlier. For the other named executive officers taken as a whole, the total grant date fair value of equity awards to be made in January 2011, including awards based on their individual performance in fiscal 2010, will increase less than 1% compared with the awards made a year earlier. The Compensation Committee determined that it was generally appropriate to set equity awards at amounts consistent with prior years so that increases in value are dependent on the ability of management to deliver positive returns to shareholders. The Compensation Committee determined that, in connection with Mr. Green’s new role as chairman, it was appropriate to increase the equity in his compensation package, which focuses on a multi-year compensation opportunity and to decrease his annual cash compensation opportunity, which has a more short-term focus.

Objectives of the Compensation Program

The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and creation of shareholder value. The program is designed to:

•	Attract, retain and motivate the best executives;

•	Align with Accenture’s principle of meritocracy by differentiating top performers and providing superior rewards for superior results;

•	Continue Accenture’s movement to less-complex and more market-relevant levels and mix of compensation elements;

•	Ensure that rewards are affordable to Accenture by aligning them to Accenture’s annual operating plan; and

•	Offer a compelling reward structure that provides executives with an incentive to continue to expand their contributions to Accenture.

Process for Determining Executive Compensation

The Compensation Committee evaluates overall Company performance for a fiscal year by reviewing the results achieved for the performance objectives for the year (as discussed below under “—Performance Objectives Utilized in Evaluations”) and then determining whether the Company exceeded, met or partially met the objectives as a whole for the year. Within each of these three levels of achievement, the Compensation Committee further determines whether the Company’s performance was in the low, medium or high range of performance within that level. The Compensation Committee, in consultation with Mr. Green, determined that overall Company performance for fiscal 2010 was in the “exceeds” category, between the low and medium ranges. The Compensation Committee’s conclusion took into account, among other factors, the Company’s strong financial performance, but also recognized that revenue growth in strategic growth markets, while strong, was below target, and that the Company’s employee engagement scores were lower than prior years.

This determination is then used in setting the amounts of compensation that the named executive officers receive for each of the performance elements of compensation described below. These elements are part of Accenture’s senior executive compensation framework that applies generally to all Level 1 through 3 senior executives (approximately 2,000 individuals). In addition to the elements that apply globally, our named executive officers and other members of the executive leadership team are also eligible for two senior leadership equity incentive program awards, as further described below. Our compensation structure, practices and processes are consistent across business units, and do not vary materially based on any unit’s particular profitability. We believe that this consistency reduces incentives for our executives to employ disproportionately risky growth strategies.

The Compensation Committee reviewed, discussed and approved for each of the named executive officers his or her overall compensation as a package. As part of this process, the Compensation Committee considered the recommendations of Mr. Green for the compensation packages of each of the other named executive officers. These compensation packages are the result of the evaluation and judgment of the members of the Compensation Committee, rather than a precise formula. The Compensation Committee does not specifically focus in any material way on any of the individual compensation elements, other than base salary and the Key Executive Performance Share Program award, which, as discussed below, are reflective of the scope of the individual’s leadership role.

Chairman and Chief Executive Officer

In setting Mr. Green’s 2010 compensation, the Compensation Committee met with the Nominating & Governance Committee to review Mr. Green’s performance in the context of the Company’s performance. The committees determined that Mr. Green had played a crucial role in Accenture’s achievement of the financial and other results described in “—2010 Compensation Overview” above and in guiding and positioning the Company for future success. In addition, the committees recognized that Mr. Green made a significant contribution in assisting the Nominating & Governance Committee in executing a smooth chief executive succession process while making sure that senior leadership remained focused on achieving these financial and other results. Accordingly, the committees set Mr. Green’s individual performance rating at the medium range of the “exceeds” category.

After the Compensation Committee and the Nominating & Governance Committee completed their review of Mr. Green’s performance, the Compensation Committee reviewed with Pay Governance the results of Pay Governance’s market trends report and pay-for-performance report discussed below under “—Role of Benchmarking.” As part of this review, Pay Governance provided input to the Compensation Committee regarding Mr. Green’s final 2010 bonus compensation. This input reflected the Company’s performance results for fiscal 2010; sustained performance results achieved over the past five years; external market references; internal compensation references; the historical compensation levels provided to the chief executive officer during his tenure; and Mr. Green’s significant role in the chief executive officer succession process. After considering all of these factors, the Compensation Committee determined Mr. Green’s 2010 compensation. Mr. Green was not involved in setting his compensation.

As described more fully below, as a result of its year-end assessments and the input of their executive compensation consultant, the Compensation Committee approved the following compensation for Mr. Green:

•	2010 cash bonuses totaling $3,040,000, an increase of 28% compared with 2009 and an increase of 1% compared with 2008; and

•

$11 million in equity awards, consistent with Mr. Green’s equity awards last year, excluding the one-time fiscal 2009 Chief Executive Officer Award described in footnote 2 to the “Outstanding Equity Awards at August 31, 2010” table below.

Named Executive Officers Other Than the Chairman and Chief Executive Officer

In determining the 2010 compensation of the other named executive officers, the chief executive officer submitted a recommendation to the Compensation Committee for the overall compensation of each of these officers for the committee’s review, discussion and approval. In making these recommendations, the chief executive officer considered four factors: (1) Company performance, including objective and subjective measures; (2) each officer’s individual contribution and demonstrated leadership; (3) internal comparisons across the executive leadership team; and (4) external market references.

Individual contribution and leadership was measured against a set of more than 20 performance “objectives,” some of which were Company-based performance objectives. As described below in “—Performance Objectives Utilized in Evaluations,” these financial, operational and qualitative objectives fell under three themes: educating, energizing and inspiring Accenture’s people; driving growth by helping Accenture’s clients become high-performance businesses; and running Accenture as a high-performance business. This approach reflects that the leadership team is collectively responsible for a broad range of Company results and initiatives. In evaluating performance against the objectives, no formula or pre-determined weighting was used and no one objective was individually material. The chief executive officer discussed with the Compensation Committee the levels of responsibility and performance for each other named executive officer. For those named executive officers who are responsible for a particular business operating group, Mr. Green also discussed with the Compensation Committee the financial results of the relevant operating group. In developing his recommendations to the Compensation Committee for the compensation of the other named executive officers, Mr. Green used a report by Towers Watson for management. The Towers Watson report included information on market-comparable compensation based on a framework developed jointly by Pay Governance and Towers Watson. Before making the final compensation decisions for the year, the Compensation Committee reviewed with Pay Governance both Mr. Green’s recommendations and the Towers Watson report to management.

Cash Compensation

Accenture’s cash compensation has three components: base compensation, the annual bonus and the individual performance bonus.

Base Compensation

Base compensation provides a fixed level of compensation to a named executive officer each year and is reflective of his or her leadership role as opposed to individual performance. Each of the named executive officers other than Mr. Green falls into one of the top two levels of responsibility within the Company, and his or her level is determined objectively based on an evaluation of current responsibilities. Base compensation is the same for all named executive officers at a given level of responsibility, except that it may differ for named executive officers in different countries based on relative market compensation for those responsibilities. Increases to base compensation take effect at the beginning of the compensation year, which begins on December 1 of each calendar year. Mr. Green is not compensated on the level of responsibility system (see “—Chief Executive Officer” below). Because of a base-pay freeze for the 2010 compensation year (beginning on December 1, 2009) and because none of these individuals had a change in level of responsibility, none of our named executive officers received an increase in their base compensation for the 2010 compensation year. However, the amounts reflected in the salary column of the “Summary Compensation Table” for fiscal 2010 reflect a full 12 months of a base salary increase that went into effect on December 1, 2008, while the amount for fiscal 2009 reflects only nine months of such increase.

Annual Bonus

The annual bonus plan is a Company-wide program for which all Accenture executives (approximately 37,000 employees) are generally eligible. The program is designed to ensure that these employees have a portion of their pay aligned with Company results. The annual bonus is designed to reward performance, and funds are accrued based on Company financial performance compared to the earnings target for the year. Final funding decisions are made at the end of the fiscal year and are subject to approval by the Compensation Committee. Once the funding for the year is finalized, individual payout is based on level and performance rating and is paid in December, after the end of the fiscal year. The program is designed to give higher bonuses to top performers.

Each of the named executive officers is assigned an annual target award level that is a percentage of his or her base compensation based on his or her level of responsibility. For Mr. Green, this percentage is from zero to 67.5%, until January 1,2011 when it will adjust to zero to 60%. For the other named executive officers, it is from zero to 30%. The target percentages for each level of responsibility have been constant for the three years reflected in the “Summary Compensation Table” below, and were designed as part of executives’ total compensation opportunity, as discussed under “—Role of Benchmarking” below. A named executive officer may earn more or less than his or her target award based upon the Company’s performance against its earnings targets and the individual’s annual performance rating, subject to a cap on maximum payout. While the economic environment remained challenging, the Company achieved its October 2009 business outlook for new bookings, net revenue growth and earnings per share while exceeding this outlook for operating margin and free cash flow. The Compensation Committee took these results into consideration in approving a funding percentage for the annual bonus slightly above target. This funding percentage applied to all eligible Accenture executives, including the named executive officers.

Individual Performance Bonus

The individual performance bonus is offered to all Accenture Level 1to Level 3 senior executives (approximately 2,000 people). Based on the individual’s level of responsibility, the named executive officers are eligible to receive an individual performance bonus that is a percentage of base salary. For Mr. Green, this percentage is from zero to 180% until January 1, 2011 when it will adjust to zero to 162%. For the other named executive officers, it is from zero to 160%. These ranges have been constant for the years reflected in the “Summary Compensation Table” below since the individual performance bonus program was first implemented in fiscal 2008. The individual performance bonus program year aligns with Accenture’s fiscal year. Payment is determined based on the individual’s annual performance rating. See “—Performance Objectives Utilized in Evaluations” below.

2010 Cash Compensation Determinations

Mr. Green presented to the Compensation Committee recommendations for the total cash bonus (the annual bonus and the individual performance bonus) to be awarded to each named executive officer as part of his overall compensation recommendations for these officers. The Compensation Committee then made a final decision on the total cash bonus compensation awarded to these officers as part of its decision on the overall compensation for each of these officers. The Compensation Committee also made a final decision on the total cash bonus compensation for Mr. Green as part of its decisions on his overall compensation. For the value of cash compensation amounts paid to our named executive officers during fiscal 2010 (for base salary) or with respect to their fiscal 2010 performance (for non-equity incentive plan compensation), see the “Summary Compensation Table” below.

Long-Term Equity Compensation

The Company intends for long-term equity compensation to constitute a significant component of the compensation opportunity for both the chief executive officer and the other named executive officers. The Company offers all of its equity grants in the form of restricted share units (“RSUs”). In fiscal 2010, the Company’s executive compensation program included four separate programs under which the named executive officers were eligible for RSU grants. Of these, the Key Executive Performance Share Program is the most significant. The Senior Officer Performance Equity Award Program and the Performance Equity Award Program also represent means by which equity may be granted to the named executive officers. In addition, the Voluntary Equity Investment Program encourages share ownership among all of the Company’s senior executives, including the named executive officers. These programs are intended to reward the performance of the named executive officers, align their pay with achievement of both annual and long-term performance goals, and encourage them to acquire meaningful ownership stakes in Accenture.

For additional information on the terms of each of these programs and the named executive officers who received awards under them during fiscal 2010, see “Grants of Plan-Based Awards for Fiscal 2010” and “Narrative to Grants of Plan-Based Awards Table” below. As required by SEC rules, the equity compensation amounts included in the “Summary Compensation Table” for fiscal 2010 and the “Grants of Plan-Based Awards for Fiscal 2010” table below reflect the grant date fair value of equity awards made during fiscal 2010 with respect to fiscal 2009 performance, except for grants under the Key Executive Performance Share Program, which are awarded to align the named executive officers’ realized compensation in future periods with the Company’s performance, as described below. Equity awards with respect to fiscal 2010 performance and the fiscal 2011 Key Executive Performance Share Program grants have been approved and will be awarded in January 2011, in accordance with the Company’s standard practice, and consequently are not reflected in the “Summary Compensation Table” or the “Grants of Plan-Based Awards for Fiscal 2010” table below. See, however, the information in “—Fiscal 2011 Compensation” below.

Mr. Green recommended to the Compensation Committee the total equity (under the Key Executive Performance Share Program, the Senior Officer Performance Equity Award Program and the Performance Equity Award Program) to be awarded to each other named executive officer as part of his overall compensation recommendations. Mr. Green’s recommendations were based, in part, on (1) Company and individual performance (or, in the case of the Key Executive Performance Share Program award, the individual’s scope of responsibility for fiscal 2011), each as described under “—Performance Objectives Utilized in Evaluations” and (2) market survey data. The market survey data was included in a Towers Watson report to management, which was based on a framework developed jointly by Pay Governance and Towers Watson. Mr. Green’s recommendations and the Towers Watson report were discussed by the

Compensation Committee with Pay Governance. The Compensation Committee then made a final decision on the equity awarded to these officers. The January 2011 grants to our named executive officers other than Mr. Green are discussed in “—Fiscal 2011 Compensation” below.

At a subsequent meeting, the Compensation Committee, with input from Pay Governance, determined the grant amounts for Mr. Green. Mr. Green’s January 2011 grants are discussed in “—Fiscal 2011 Compensation” below.

The total grant date value of performance-related equity to be awarded to Mr. Green in January 2011 will increase 10% compared to value of awards made a year earlier. For the other named executive officers taken as a whole, total grant date value of performance-related equity will increase less than 1% compared to the prior year. Of these amounts, 55% of the equity granted to Mr. Green and more than 50% of the equity granted to the other named executives as a whole will vest at the target level only if the Company achieves 100% of cumulative three-year operating income against the annual operating income plans approved by the Board early in each fiscal year, and only if the Company achieves the 60th percentile on cumulative total shareholder return, relative to a peer group of companies. We believe linking compensation to long-term company performance encourages prudent risk management and discourages excessive risk taking for short-term gain. As a result of Company performance over the three-year period from fiscal 2008 through fiscal 2010, the 2008 Key Executive Performance Share Program award vested at 93% of target levels (62% of maximum award levels) (see “—Long-Term Equity Compensation—Key Executive Performance Share Program” and “Narrative to Grants of Plan-Based Awards Table—Key Executive Performance Share Program”).

Key Executive Performance Share Program

The Key Executive Performance Share Program is the primary program under which the Compensation Committee grants RSUs to select members of the executive leadership team and is intended to be the most significant single element of our named executive officers’ compensation. The program rewards these individuals for driving the Company’s business to meet performance objectives related to two metrics, operating income results and relative total shareholder return, over a three-year period following the grant. For grants made in fiscal 2010, the Company continued its approach of weighting operating income results more heavily than total shareholder return (see the specific performance vesting criteria discussed in the “Narrative to Grants of Plan-Based Awards Table” below). This approach recognizes that operating income results more accurately reflect the Company’s performance against its objectives. Vesting of grants under the program depends on Accenture’s cumulative performance against these metrics over a three-year period. The Company believes this is important because it aligns a significant portion of the named executive officers’ realizable total direct compensation against performance over an extended period. For example, a period of poor performance against the Company’s operating income or total shareholder return targets could affect the ultimate vesting percentage for several years of RSU grants made to the named executive officers under this program.

Senior Officer Performance Equity Award Program

The Senior Officer Performance Equity Award Program provides an annual award of RSUs in recognition of prior-year performance to the chief executive officer and other high-performing members of the executive leadership team recommended by the chief executive officer to the Compensation Committee. The program furthers the Company’s goals of compensating the named executive officers at levels comparable with those of the Company’s peer companies and maintaining a significant equity component in the named executive officers’ compensation.

Performance Equity Award Program

The Performance Equity Award Program is a plan funded based on overall Company performance for which all Accenture senior managers and senior executives (approximately 17,500 people) are eligible. High-performing individuals receive equity grants in the form of RSUs based on their annual performance rating. Each of the named executive officers except Mr. Green is eligible for grants under this program based on his or her annual performance rating. The number of RSUs granted to senior executives under this program may also be adjusted based on Company performance. Based on company performance for fiscal 2009, awards made in January 2010 were set at 50% of the maximum value. To reflect improvement in Company performance in fiscal 2010, this percentage was set at 75% of maximum value for the awards to be made in January 2011.

Voluntary Equity Investment Program

The Voluntary Equity Investment Program is a matching program that further encourages share ownership among all Accenture senior executives, who may designate up to 30% of their cash compensation to make monthly purchases of Accenture plc Class A ordinary shares. Following the end of the program year, participants are awarded a 50% matching RSU grant that vests two years later; that is, senior executives receive one RSU for every two shares they purchased during the year that they have not sold or transferred prior to the matching grant date.

2010 Long-Term Equity Compensation Decisions

For the grant date fair value of long-term equity compensation amounts granted to our named executive officers during fiscal 2010, see the “Summary Compensation Table” below.

Other Compensation

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the named executive officers. These include premiums paid on life insurance policies and tax-return preparation services. In addition, the U.S.-based named executive officers were eligible to have their gifts to educational institutions matched by the Company under the charitable gift matching program applicable to all U.S. employees. This matching gift program was terminated in January 2010. Additional discussion of the personal benefits and other compensation provided to the named executive officers in fiscal 2010 is included in the “Summary Compensation Table” below.

Role of Benchmarking

To support the Compensation Committee, Pay Governance performed extensive analyses focusing on executive compensation trends, compensation opportunity, total realizable pay, the difficulty of achieving incentive plan goals and pay-for-performance alignment.

Additionally, each year the Compensation Committee reviews and approves a peer group for use in conducting competitive market analyses of compensation for the named executive officers and directors. We do not believe many companies compete directly with us in all lines of our business. However, with the assistance of its compensation consultant, Pay Governance, the Compensation Committee identified a peer group of relevant public companies for which data are available that are comparable to the Company in at least some areas of its business. This group of companies is different from, and broader than, the peer group companies used for the five-year comparison of cumulative total return the Company presents in its annual report to shareholders. The Compensation Committee believes this grouping provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business. The peer group companies for fiscal 2010 were the same as those used with respect to fiscal 2009, with the exception of the deletion of one company that was acquired by another of the peer group companies.

Following are the peer group companies used in assessing compensation:

•	Automatic Data Processing, Inc.

•	Cisco Systems, Inc.

•	Computer Sciences Corporation

•	EMC Corporation

•	Hewlett-Packard Company

•	International Business Machines Corporation

•	Lockheed Martin Corporation

•	Marsh & McLennan Companies, Inc.

•	Microsoft Corporation

•	Oracle Corporation

•	SAIC, Inc.

•	Xerox Corporation

The Compensation Committee and its consultant, Pay Governance, also reviewed, for reference, a report provided by Towers Watson to management based on the most recent available data (as of April 2010) on compensation levels of the highest-paid executives at 150 U.S.-based companies with annual revenues of more than $10 billion. The Compensation Committee utilizes this information to increase its understanding of current compensation practices in the broader marketplace. While providing valuable background information, this information did not materially affect the determination of the compensation of any named executive officer for fiscal 2010.

Comparison of Total Compensation Opportunity

Consistent with the Company’s compensation objectives, programs are structured to provide each of the named executive officers a total compensation opportunity that is approximately the 75th percentile of the Company’s peer group if individual and Company performance objectives are met. The Compensation Committee believes a target opportunity at the 75th percentile is desirable to attract, motivate and retain the best executives in order to perform in the upper quartile. The Company’s programs are designed so that the named executive officers can only achieve this level of compensation if both their individual performance and the Company’s performance are in the “exceeds” range, as discussed below under “—Performance Objectives Utilized in Evaluations.”

Comparison of Realizable Total Direct Compensation

In structuring compensation for the named executive officers, the Compensation Committee uses a multi-year evaluation of realizable total direct compensation, which was prepared by Towers Watson at the beginning of 2010 and by Pay Governance at the end of fiscal 2010 and compares the Company’s performance relative to its peer group. The analysis seeks to assess whether Company performance and pay that is earned over a given period are aligned. Realizable total direct compensation is defined as the sum of (1) cash compensation received during the most recent three-year period; (2) the ending value

(rather than the grant date fair value) of all stock options and time-vested restricted shares granted during the most recent three-year period, as measured by the closing stock price at fiscal year-end; and (3) the ending value of performance-vested equity awards that were earned in the final year of the most recent three-year period, also as measured by the closing stock price at fiscal year-end. For the 2008 to 2010 fiscal years, the Company’s composite performance with respect to total shareholder return was at the 75th percentile of the Company’s peer group. Using the methodology described above for the three-year comparison period, realizable total direct compensation for Accenture’s named executive officers was in the 83rd percentile of the Company’s peer group, indicating that Accenture’s pay and performance were well aligned over the three-year period. The Compensation Committee continues to believe that a multi-year evaluation relative to the company’s peer group is more appropriate in determining compensation than a single-year benchmark. This longer-term outlook is reflected in the three-year performance periods used for grants made under the Key Executive Performance Share Program as described above (see “—Long Term Equity Compensation—Key Executive Performance Share Program”).

Performance Objectives Utilized in Evaluations

As discussed above under “—Cash Compensation” and “—Long-Term Equity Compensation,” although no single objective is material on its own, individual performance-based compensation is determined by evaluating performance against annual objectives. These objectives are reviewed and approved by the Compensation Committee and serve as one of the components against which the committee considers Mr. Green’s performance for the relevant year. The objectives include financial objectives that are set at the beginning of the year by reference to annual fiscal-year performance targets set for Accenture with respect to revenue growth in local currency, operating income, earnings per share, new bookings and free cash flow, as well as other non-financial objectives, as described below. After these company-wide performance objectives have been determined for Mr. Green, relevant portions are then incorporated into the performance objectives of the other named executive officers. Each named executive officer may also have additional objectives specific to his or her role. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value reduces incentives to take excessive risk with respect to any single objective.

The Compensation Committee, with respect to Mr. Green, and Mr. Green, with respect to the other named executive officers, evaluated the annual performance of, and issued an individual performance rating for, each of the named executive officers by assessing whether they exceeded, met or partially met their performance objectives for the year. The individual performance rating and evaluation was used by Mr. Green in connection with setting his recommendation to the Compensation Committee for each named executive officer’s fiscal 2010 individual performance bonus. The individual performance and evaluation was also a factor in Mr. Green’s recommendation of the amounts awarded under the annual bonus plan and Long-Term Equity Compensation Plans. The Company does not apply a formula or use a pre-determined weighting when comparing overall performance against the various objectives, and no single objective is material in determining individual performance.

As in prior years, the Company’s performance objectives for fiscal 2010 centered on three overarching themes:

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Educating, energizing and inspiring the Company’s people.    The Company’s objectives included developing future Company leaders, motivating its employees and executing its human capital and diversity strategies. These objectives were applicable to each of the named executive officers. In fiscal 2010, the Company continued to implement its human capital strategy, as defined the prior year, to ensure that it has the right skills and capabilities, at the right levels and in the right places, to continue to bring innovation to its clients and build a high-performance business for the future.

The Company continued to invest in its people, spending approximately $600 million on training for its employees during the fiscal year, to build their skills and ensure they have the capabilities to continue helping the Company’s clients. The Company continued with its programs to identify and develop high-potential future Accenture leaders in Greater China, India, Mexico and Russia. The Company was widely recognized externally for its diversity efforts to attract and retain working mothers, ethnic minorities, and gay, lesbian, bisexual and transgender employees. Finally, the Company increased its commitment to corporate citizenship and sustainability initiatives by, among other things, the global implementation of its Skills to Succeed initiative, which focuses on helping individuals develop the skills to get a job or start a business, and by the implementation of programs designed to enable the Company to continue to reduce its carbon footprint.

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Driving growth by helping the Company’s clients become high-performance businesses.    The Company’s objectives included further developing market-leadership positions in its growth platforms, enhancing its core business, strengthening its industry offerings and differentiation, develop new business areas and focusing on growing in emerging markets. These objectives were applicable to each of the named executive officers except the chief financial officer. To help achieve this, the Company reinvigorated its focus on industries and market innovation; implemented the next stage of the Accenture Management Consulting growth plan; continued to invest in and enhance its capabilities and offerings in key technologies and new business initiatives, including cloud computing, embedded software, analytics, digital marketing, mobility, smart grid and sustainability; and further strengthened its local leadership in key strategic growth markets.

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Running Accenture as a high-performance business.    The Company’s fiscal 2010 business outlook included the new bookings, revenues, operating income, earnings per share and free cash flow targets outlined in the “—2010 Compensation Overview” section above. The Company’s performance objectives were at the high end of the target ranges provided in its business outlook. The new bookings and revenues objectives were applicable to each of the named executive officers except the chief financial officer. The operating income, earnings per share and free cash flow objectives were applicable to each of the named executive officers. For fiscal 2010, final results for the Company’s operating and financial objectives were in line with or exceeded the business outlook developed at the outset of the fiscal year. In addition, the Company returned to positive revenue growth in the second half of fiscal 2010 and for the full year expanded its operating margin, delivered free cash flow above its business outlook, and continued to achieve high levels of internal controls compliance.

Share Ownership Guidelines

The Company’s most stringent share ownership guidelines apply to the named executive officers as well as all of the senior executives at the top level of responsibility. These share ownership guidelines are intended to ensure that each of the named executive officers holds a meaningful ownership stake in Accenture. The Company intends that this ownership stake will further align the interests of the named executive officers and the Company’s shareholders. Under these guidelines, each of the named executive officers is required to hold Accenture equity with a value equal to at least six times his or her base compensation. Each of the named executive officers maintains ownership of Accenture equity considerably in excess of these requirements. All employees, including our named executive officers, are subject to a policy that prohibits them (or their designees) from purchasing shares on margin or purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, whether or not such securities were acquired from Accenture’s equity compensation programs.

Employment Agreements

The Company’s named executive officers have each entered into standard employment agreements with the Company. The Company does not offer the named executive officers employment agreements that include negotiated compensatory commitments, guaranteed salary or bonus, severance packages or other features that are commonly found in executive employment agreements in its industry, other than as may be required by law. Instead, these named executive officers receive compensatory rewards that are tied to their own performance and the performance of the Company’s business, rather than by virtue of longer-term employment agreements. This is consistent with the Company’s objective to reward individual performance and support the achievement of its business objectives.

Post-Termination Compensation

The Company has structured its employment arrangements with the named executive officers to avoid significant post-termination compensation, other than as may be required by law. Although some of the Company’s employment agreements provide four or six months advance notice if the employment of a named executive officer is terminated (or, at the Company’s discretion, four or six months pay in lieu of this notice), the Company’s agreements do not contain multi-year or significant lump-sum compensation payouts to a named executive officer upon termination of employment. Similarly, the Company has chosen not to contribute to pension or other retirement plans for any of the current named executive officers and does not offer them significant deferred cash compensation or other post-employment benefits. The Company believes that this focus on performance, rather than benefits, is consistent with its “high performance” business culture.

No Change of Control Arrangements

The Company does not offer our executive officers “golden parachutes,” severance packages or guarantees, accelerated vesting of stock awards or other payments triggered by a change of control. Similarly, we do not provide our executive officers 280G or other tax gross-up payments related to a change of control.

Fiscal 2011 Compensation

On October 20, 2010, the Company announced that Accenture’s Board of Directors appointed Pierre Nanterme as the Company’s next chief executive officer effective January 1, 2011, and that Mr. Green will continue to serve as the Company’s chairman. On November 23, 2010, as a result of the Compensation Committee’s assessment of their fiscal 2010 performance and their future responsibilities, and the input of Pay Governance which included market data for their respective future roles, the Compensation Committee approved the following compensation for Messrs. Green and Nanterme:

Mr. Green

•	Mr. Green’s base salary for the 2011 compensation year will remain at $1,250,000.

•

Mr. Green will receive the following equity awards, with a total target grant date fair value of $12,125,000, in January 2011: (1) a Key Executive Performance Share Program award with a target grant date fair value of $6,625,000 (with the maximum value as of the grant date equal to 150% of target), which is intended to align his realized compensation in future periods with the Company’s performance; and (2) a Senior Officer Performance Equity Award Program award with a grant date fair value of $5,500,000 with respect to his individual performance in fiscal 2010. The terms of those awards will be substantially unchanged from the corresponding fiscal 2010 RSU award programs described under “Narrative to Grants of Plan-Based Awards” below. The

Compensation Committee determined that, in connection with Mr. Green’s new role as chairman, it was appropriate to increase the equity in his compensation package, which focuses on a multi-year compensation opportunity and to decrease short-term cash compensation opportunity, which has a more short-term focus. Effective January 1, 2011 the upper end of the range for Mr. Green’s annual bonus will decrease to 60% of his base compensation. The upper end of the range for his individual performance bonus will decrease to 162% of his base compensation.

Mr. Nanterme

•	Mr. Nanterme’s annual base salary, effective January 1, 2011, will be approximately $1,200,000 and will be in Euros.

•

Mr. Nanterme will receive the following equity awards, with a total target grant date fair value of $5,225,000, in January 2011: (1) a Key Executive Performance Share Program award with a target grant date fair value of $3,000,000 (with the maximum value as of the grant date equal to 150% of target), which is intended to align his realized compensation in future periods with the Company’s performance; and, with respect to his individual performance in fiscal 2010, (2) a Senior Officer Performance Equity Award Program award with a grant date fair value of $2,000,000 and (3) a Performance Equity Award Program award with a grant date fair value of $225,000. The terms of those awards will be substantially unchanged from the corresponding fiscal 2010 RSU award programs described under “Narrative to Grants of Plan-Based Awards” below.

On October 28, 2010, based upon Mr. Green’s recommendations, the Compensation Committee’s assessment of their fiscal 2010 performance and their future responsibilities, and the other considerations described above in this Compensation Discussion and Analysis, the Compensation Committee approved the following compensation for the persons included as named executive officers in this Proxy Statement other than Mr. Green:

•	An increase in their base salaries, taken as a whole, for the 2011 compensation year of less than 1%.

•

Equity awards to be made in January 2011, including awards based on their individual performance in fiscal 2010, with a total target grant date fair value, taken as a whole, reflecting an increase of less than 1% compared to the awards made in fiscal 2010.

Summary Compensation Table

The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ending August 31, 2008, August 31, 2009 and August 31, 2010. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)		Change in Pension Value and Non Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
William D. Green	2010	$1,250,000	—	$10,999,987	—	$3,040,000		—	$25,559	$15,315,546
Chief Executive Officer	2009	$1,237,500	—	$16,999,932	—	$2,375,000		—	$12,821	$20,625,253
	2008	$1,133,640	—	$10,999,950	—	$3,010,000		—	$14,655	$15,576,355
		$418,110
Pamela J. Craig	2010	$1,189,500	—	$3,517,479	—	$1,986,465		—	$13,955	$6,707,399
Chief Financial Officer	2009	$1,175,265	—	$3,306,876	—	$1,784,052		—	$13,061	$6,279,254
	2008	$1,050,720	—	$2,952,428	—	$1,904,430		—	$18,182	$6,173,260
		$247,500
Kevin M. Campbell(5)	2010	$1,136,125	—	$3,449,939	—	$1,499,685	(6)	—	$332	$6,086,081
Group Chief Executive—Technology	2009	$1,122,529	—	$3,149,931	—	$1,198,861	(6)	—	—	$5,471,321
	2008	$1,012,605	—	$2,249,956	—	$1,126,523	(6)	—	—	$4,570,584
		$181,500
Mark Foster(7)	2010	$1,011,284	—	$2,849,929	—	$1,796,336		—	—	$5,657,549
Group Chief Executive—Global Markets & Management Consulting	2009	$1,012,395	—	$3,149,931	—	$1,357,361		—	—	$5,519,687
	2008	$1,224,191	—	$2,952,428	—	$1,694,144		—	—	$6,244,245
		$373,482
Stephen J. Rohleder(8)	2010	$1,189,500	—	$2,958,525	—	$1,251,354		—	$32,565	$5,431,944
Group Chief Executive—Health & Public Service	2009	$1,175,265	—	$3,808,963	—	$1,643,020		—	$28,193	$6,655,441
	2008	$1,072,170	—	$3,611,831	—	$1,943,308		—	$13,772	$6,929,831
		$288,750

(1)	Amounts reported in the first line of this column for fiscal 2008 represent base compensation earned during that fiscal year. Amounts reported in the second line of this column for fiscal 2008 represent the last payments (from September 1 to November 30, 2007) of performance compensation as a component of monthly salary under our historical compensation system. (Starting with the 2008 compensation year, the historical performance element of monthly salary was replaced with the individual performance bonus, paid in a lump-sum following the completion of the compensation year.) Under the historical system, a portion of salary was based on the executive’s job performance rating for the immediately preceding fiscal year. The individual performance bonus, which replaced the historical performance element of monthly compensation, is included in the “Non-Equity Incentive Plan Compensation” column of this table.

(2)	Represents aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. The assumptions made when calculating the amounts in each column are found in Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part I, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2010. Terms of the fiscal 2010 stock awards are summarized under “Compensation Discussion and Analysis—Long-Term Equity Compensation” above and in the “Narrative to Grants of Plan-Based Awards Table” below. With respect to amounts included for the Key Executive Performance Share Program awards, the estimate of the grant date fair value determined in accordance with Topic 718 assumes the vesting at Target. Assuming Maximum performance is achieved, the aggregate grant date fair value of the Key Executive Performance Share Program Awards for each fiscal year included in this column would be adjusted as follows:

	Year	Key Executive Performance Share Program
		Grant Date Fair Value Based on Target Achievement	Grant Date Fair Value Based on Maximum Achievement
Mr. Green	2010	$5,999,988	$8,999,982
	2009	$5,999,985	$8,999,977
	2008	$5,999,979	$8,999,969
Ms. Craig	2010	$1,749,994	$2,624,991
	2009	$1,749,988	$2,624,995
	2008	$1,749,970	$2,624,973
Mr. Campbell	2010	$1,749,994	$2,624,991
	2009	$1,749,988	$2,624,995
	2008	$1,749,970	$2,624,973
Mr. Foster	2010	$1,749,994	$2,624,991
	2009	$1,749,988	$2,624,995
	2008	$1,749,970	$2,624,973
Mr. Rohleder	2010	$1,499,983	$2,249,975
	2009	$1,749,988	$2,624,995
	2008	$1,749,970	$2,624,973

(3)	For fiscal 2010, amounts reflect payments to be made in December 2010 under the individual performance bonus program and the annual bonus plan, as follows:

	Individual Performance Bonus	Annual Bonus Plan	Total
Mr. Green	$2,125,000	$915,000	$3,040,000
Ms. Craig	$1,665,300	$321,165	$1,986,465
Mr. Campbell	$1,192,931	$306,754	$1,499,685
Mr. Foster	$1,522,319	$274,017	$1,796,336
Mr. Rohleder	$1,058,655	$192,699	$1,251,354

The annual bonus plan and individual performance bonus program are summarized under “Compensation Discussion and Analysis—Cash Compensation” above.

(4)	Amounts reflect the aggregate incremental cost of perquisites provided to the named executive officer, including life insurance premiums, matching gifts to educational institutions under our charitable gift matching program, tax-return preparation services and expenses related to attendance at a strategic planning session and Board of Directors meeting in Ireland. Amounts for these items are not individually quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites. In accordance with applicable SEC rules, the value of dividend equivalents credited or otherwise allocated to RSUs in the form of additional RSU with the same vesting terms as the original awards is not included in the “All Other Compensation” column because their value is factored into the grant date fair value of RSU awards. Additional RSUs awarded in connection with dividend adjustments are subject to vesting conditions as part of the underlying awards.

Also included for fiscal 2010 are payments of $5,921 for Mr. Green, $18,758 for Mr. Rohleder, $332 for Mr. Campbell, and $88 for Ms. Craig, paid as reimbursement for taxes paid in jurisdictions in which those executives provided services to the Company outside of their respective home jurisdictions. These services resulted in taxes due in excess of the rate applicable to their respective home jurisdictions, which were reimbursed by the Company.

(5)	Mr. Campbell served as our Group Chief Executive—Outsourcing, until August 31, 2009, when he became our Group Chief Executive—Technology.

(6)	For each year, includes $22,500 that is not paid in cash but is used to fund a portion of Mr. Campbell’s 2005 Senior Executive Bonus Share Program Award pursuant to the terms of that equity award program. For a description of the 2005 Senior Executive Bonus Share Program Award, see footnote 2 to the “Outstanding Equity Awards at August 31, 2010” table below.

(7)	Mr. Foster, who is based in the United Kingdom, is compensated in Pounds sterling. We have converted his cash compensation to U.S. dollars based on average monthly translation rates over the applicable fiscal year, except with respect to the Non-Equity Incentive Plan Compensation amounts, which were converted based on the monthly translation rates for the month in which the applicable payments were made.

(8)	Mr. Rohleder served as our chief operating officer until August 31, 2009, when he became our Group Chief Executive—Health & Public Service.

Grants of Plan-Based Awards for Fiscal 2010

The table below summarizes each grant of an equity or non-equity award made to the named executive officers during fiscal 2010 under any plan.

Name	Grant Date	Date of Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
William D. Green	1/1/2010	11/23/2009	—		—		—		—	—	—	120,048	(3)	—	—	$4,999,999
	1/1/2010	11/23/2009	—		—		—		72,020	144,064	216,086	—		—	—	$5,999,988
	11/23/2009	11/23/2009	$0	(4)	$562,500	(4)	$843,750	(4)	—	—	—	—		—	—	—
	11/23/2009	11/23/2009	$0	(5)	$1,250,000	(5)	$2,250,000	(5)	—	—	—	—		—	—	—
Pamela J. Craig	1/1/2010	11/23/2009	—		—		—		—	—	—	36,014	(3)	—	—	$1,499,983
	1/1/2010	11/23/2009	—		—		—		—	—	—	4,801	(6)	—	—	$199,962
	1/5/2010	7/22/2009	—		—		—		—	—	—	1,935	(7)	—	—	$67,540
	1/1/2010	11/23/2009	—		—		—		21,005	42,018	63,025	—		—	—	$1,749,994
	11/23/2009	11/23/2009	$0	(4)	$237,900	(4)	$356,850	(5)	—	—	—	—		—	—	—
	11/23/2009	11/23/2009	$0	(5)	$1,427,400	(5)	$1,903,200	(5)	—	—	—	—		—	—	—
Kevin M. Campbell	1/1/2010	11/23/2009	—		—		—		—	—	—	36,014	(3)	—	—	$1,499,983
	1/1/2010	11/23/2009	—		—		—		—	—	—	4,801	(6)	—	—	$199,962
	1/1/2010	11/23/2009	—		—		—		21,005	42,018	63,025	—		—	—	$1,749,994
	11/23/2009	11/23/2009	$0	(4)	$227,225	(4)	$340,838	(4)	—	—	—	—		—	—	—
	11/23/2009	11/23/2009	$0	(5)	$920,261	(5)	$1,306,544	(5)	—	—	—	—		—	—	—
Mark Foster(8)	1/1/2010	11/23/2009	—		—		—		—	—	—	24,009	(3)	—	—	$999,975
	1/1/2010	11/23/2009	—		—		—		—	—	—	2,400	(6)	—	—	$99,960
	1/1/2010	11/23/2009	—		—		—		21,005	42,018	63,025	—		—	—	$1,749,994
	11/23/2009	11/23/2009	$0	(4)	$202,257	(4)	$303,385	(4)	—	—	—	—		—	—	—
	11/23/2009	11/23/2009	$0	(5)	$1,213,541	(5)	$1,618,054	(5)	—	—	—	—		—	—	—
Stephen J. Rohleder	1/1/2010	11/23/2009	—		—		—		—	—	—	24,009	(3)	—	—	$999,975
	1/1/2010	11/23/2009	—		—		—		—	—	—	4,801	(6)	—	—	$199,962
	1/1/2010	11/23/2009	—		—		—		18,004	36,015	54,021	—		—	—	$1,499,983
	1/5/2010	7/22/2009	—		—		—		—	—	—	7,409	(7)	—	—	$258,605
	11/23/2009	11/23/2009	$0	(4)	$237,900	(4)	$356,850	(4)	—	—	—	—		—	—	—
	11/23/2009	11/23/2009	$0	(5)	$1,427,400	(5)	$1,903,200	(5)	—	—	—	—		—	—	—

(1)	Reflects RSU grants made pursuant to the fiscal 2010 Key Executive Performance Share Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Key Executive Performance Share Program” above.

(2)	Represents the grant date fair value of each equity award computed in accordance with Topic 718 without taking into account estimated forfeitures.

(3)	Represents RSU grant made pursuant to the fiscal 2010 Senior Officer Performance Equity Award program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long Term Equity Compensation—Senior Officer Performance Equity Award Program” above.

(4)	Represents cash award opportunity made pursuant to the annual bonus plan, the terms of which are summarized under “Compensation Discussion and Analysis—Cash Compensation” and “Compensation Discussion and Analysis—Performance Objectives Utilized in Evaluations” above. For the actual amounts paid out to each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and applicable footnote.

(5)	Represents cash award opportunity made pursuant to the individual performance bonus plan, the terms of which are summarized under “Compensation Discussion and Analysis—Cash Compensation” and “Compensation Discussion and Analysis—Performance Objectives Utilized in Evaluations”. For the actual amounts paid out to each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and applicable footnote.

(6)	Represents RSU grant made pursuant to the fiscal 2010 Performance Equity Award Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Performance Equity Award Program” above.

(7)	Represents matching RSU grant made pursuant to the Voluntary Equity Investment Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Voluntary Equity Investment Program” above.

(8)	Dollar amounts for estimated possible payouts under non-equity incentive plan awards for Mr. Foster were converted to U.S. dollars (from Pounds sterling) based on average monthly currency translation rates over the fiscal year.

Narrative to Grants of Plan-Based Awards Table

Annual Bonus Plan and Individual Performance Bonus

Our annual bonus plan and individual performance bonus program are both described under “Compensation Discussion and Analysis—Cash Compensation” above.

Key Executive Performance Share Program

Our Key Executive Performance Share Program is described generally under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Key Executive Performance Share Program” above. The description below relates to the RSU grants we made to our named executive officers in fiscal 2010 pursuant to the Key Executive Performance Share Program, which have a three-fiscal-year performance period beginning on September 1, 2009 and ending on August 31, 2012. The Compensation Committee determined that the compensation opportunity under these grants will be based on performance weighted 75% on cumulative operating income results and 25% on cumulative total shareholder return over that three-year period.

•

Operating income results.    Up to 75% of the total RSUs granted to a named executive officer on January 1, 2010 under this program will vest at the end of the performance period based upon operating income results for the performance period. For each fiscal year during the three-year performance period, the Compensation Committee approves an operating income plan for this program that is based on the operating income plan for the Company approved by the full Board. This operating income plan for this program is equivalent to the operating income plan included in our annual fiscal year performance objectives, as described above under “Compensation Discussion and Analysis—Performance Objectives Utilized in Evaluations.” The aggregate of these three annual operating income plans forms the reference, or target, for measuring aggregate operating income results over the three years. A performance rate is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage vesting of RSUs determined as follows:

Performance Level	Accenture Performance Rate Versus Target	Percentage of RSUs Granted that Vest (Out of a Maximum of 75%)
Maximum	125% or greater	75%
Target	100%	50%
Threshold	80%	25%
Below Threshold	Less than 80%	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between Target and Maximum, or between Threshold and Target, on a linear basis.

•

Total shareholder return.    Up to 25% of the total RSUs granted to a named executive officer under this program on January 1, 2010 will vest at the end of the three-year performance period based upon Accenture’s total shareholder return compared to the total shareholder return of our comparison companies and index (as listed below). Total shareholder return is determined by dividing the value of the stock of a company at the end of the performance period (August 31, 2012), adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the value of that stock at the beginning of the performance period (September 1, 2009).

In order to compare Accenture’s total shareholder return with that of our comparison companies and index, each company or index is ranked in order of its total shareholder return.

Accenture’s percentile rank among the comparison companies and index is then used to determine the percentage vesting of RSUs as follows:

Performance Level	Accenture Percentile Rank (Measured as a Percentile)	Percentage of RSUs Granted That Vest (Out of a Maximum of 25%)
Maximum	Accenture is ranked at or above the 75th percentile	25%
Target	Accenture is ranked at the 60th percentile	16.67%
Threshold	Accenture is ranked at the 40th percentile	8.33%
Below Threshold	Accenture is ranked below the 40th percentile	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between Target and Maximum, or between Threshold and Target, on a linear basis.

For fiscal 2010, the comparison companies and indices used for measuring total shareholder return for the Key Executive Performance Share Program, chosen in advance of the 2010 compensation year based upon the November 2009 input of Towers Watson, were as follows:

Automated Data Processing, Inc.

Cap Gemini S.A.

Cisco Systems

Computer Sciences Corporation

EMC Corporation

Hewitt Associates, Inc.

Hewlett-Packard Company

International Business Machines Corporation

Lockheed Martin Corporation

Microsoft Corporation

Oracle Corporation

SAIC, Inc.

Sapient Corporation

Xerox Corporation

S&P 500 Index

The initial list of comparison companies for this program also included Affiliated Computer Services, Inc., but following that company’s merger with Xerox, the Compensation Committee removed it in April 2010. This group of companies and indices is a slightly different and broader list than the group of companies included in our peer group of companies used for benchmarking executive compensation generally, and identified under “—Role of Benchmarking” above. These companies and indices were determined to yield a better comparative group for purposes of evaluating total shareholder return.

RSUs granted under the Key Executive Performance Share Program that vest are delivered as an equivalent number of Accenture plc Class A ordinary shares following the Compensation Committee’s determination of the Company’s results with respect to the performance metrics. Each of our named executive officers received a grant of RSUs under the Key Executive Performance Share Program in fiscal 2010. With the exception of Mr. Green, who was eligible for provisional age-based vesting, our named executive officers must be employed by Accenture at the time their RSU grants are scheduled to vest in order to receive the underlying Class A ordinary shares. Provisional aged-based vesting means that if a participant voluntarily terminates his or her employment after reaching age 56 and completing ten years of continuous service, the participant is entitled to pro rata vesting of his or her award at the end of the three-year performance period based on the portion of the performance period during which they were employed. On the grant date for the fiscal 2010 Key Executive Performance Share Program award, Mr. Green had already turned 56. The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to vesting conditions as part of the underlying awards. The vesting schedule for the outstanding Key Executive Performance Share Program awards are set forth in footnote 2 to the “Outstanding Equity Awards at August 31, 2010” table below.

Senior Officer Performance Equity Award Program

The Senior Officer Performance Equity Award program is described generally under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Senior Officer Performance Equity Award Program” above.

In general, grants under the Senior Officer Performance Equity Award Program vest in full on the third anniversary of the grant date. However, grants under this program for participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the recipient on the grant date, with the shortest vesting periods applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied to the grants under this program to Ms. Craig and Messrs. Foster, Green and Rohleder, as further shown on the “Option Exercises and Stock Vested in Fiscal 2010” table below. The actual vesting schedule for these outstanding awards is set forth in footnote 2 to the “Outstanding Equity Awards at August 31, 2010” table below.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to vesting conditions as part of the underlying awards.

Performance Equity Award Program

The Performance Equity Award program is described generally under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Performance Equity Award Program” above.

In general, grants under the Performance Equity Award program vest in three equal installments on each July 19 (the anniversary date of our initial public offering) following the grant date until fully vested. However, grants under this program to any participant who is age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participants on the grant date, with the shortest vesting periods applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied for all or a portion of the grants under this program to Ms. Craig and Messrs. Foster and Rohleder in fiscal 2010, as further shown on the “Option Exercises and Stock Vested in Fiscal 2010” table below. The actual vesting schedule for these outstanding awards is set forth in footnote 2 to the “Outstanding Equity Awards at August 31, 2010” table below.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to vesting conditions as part of the underlying awards.

Voluntary Equity Investment Program

Under the Voluntary Equity Investment Program, our senior executives, where permitted (and including all of our named executive officers), may elect to designate up to 30% of their total cash compensation to this share purchase program. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture plc Class A ordinary shares from Accenture at fair market value on the 5th of each month for contributions made in the previous program month. Participants are awarded a 50% matching RSU grant after the last purchase of the program year in the form of one RSU for every two shares purchased during the previous program year and not sold or transferred prior to the awarding of the matching grant. This grant will generally vest in full two years from the date of the grant. If a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, he or she will not receive a matching grant. Total contributions from all participating senior executives under this program are limited to an amount that is not more than 8% of the total amount expended for cash compensation for senior executives, subject to annual review and approval by the Compensation Committee. In the last completed program year, which ran from January to December 2009, Ms. Craig and Mr. Rohleder participated in the Voluntary Equity Investment Program and, based on their purchases through the program, each received a grant of matching RSUs under the Voluntary Equity Investment Program in fiscal 2010 as indicated above.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to vesting conditions as part of the underlying awards.

Recoupment Policy

The existing grant agreements between Accenture and our named executive officers are subject to recoupment provisions under specified circumstances, even after the awards have vested. For example, in the event that a named executive officer leaves the Company and begins competing against us (by joining a competitor, targeting our clients or recruiting our employees within limited time periods following their termination, as examples), the award recipient is generally obligated to return the shares delivered under our equity programs. In addition, for grants made on or after September 1, 2010, the terms of all of our equity grants to senior executives require that they agree to be bound by Accenture’s recoupment policy, as it may be changed from time to time.

Outstanding Equity Awards at August 31, 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
William D. Green	30,720	—	—	$25.94	10/27/2015	189,590	$6,938,994	339,448	$12,423,797
Pamela J. Craig	27,335	—	—	$24.73	2/18/2015	72,547	$2,655,220	99,006	$3,623,620
Kevin M. Campbell	—	—	—	—	—	96,513	$3,532,376	99,006	$3,623,620
Mark Foster	32,529	—	—	$24.73	2/18/2015	90,323	$3,305,822	99,006	$3,623,620
Stephen J. Rohleder	—	—	—	—	—	90,139	$3,299,087	95,977	$3,512,758

(1)	Represents partner performance options granted to Mr. Green on October 27, 2005 and to Ms. Craig and Mr. Foster on February 18, 2005. All of our named executive officers were awarded grants of stock options in February 2005 for performance in fiscal 2004 except Mr. Green, who was not awarded stock options until the later date due to an administrative error. The exercise price of stock options that were granted to each of the named executive officers (including Mr. Green and Mr. Campbell) was set at a price equal to the average of the high and low trading price of a share of our ordinary stock on the applicable date of grant, as required by our equity compensation plans. We believe this average is more representative of the price of our stock on the date of grant than a price from a single, arbitrary point in time. The aggregate value of the stock options awarded to Mr. Green and the vesting schedule of the award are the same as if the grant had been awarded in February 2005. All of the options vested prior to the beginning of fiscal 2010.

(2)	Consists of the following RSUs:

	Award	Grant Date	Number	Vesting
Mr. Green	2009 Chief Executive Officer Equity Award(a)	January 1, 2009	189,590	In full on January 1, 2012
Ms. Craig	2008 Senior Officer Performance Equity Award Program	January 1, 2008	19,107	In full on January 1, 2011
	2009 Senior Officer Performance Equity Award Program	January 1, 2009	21,066	In full on January 1, 2012
	2010 Senior Officer Performance Equity Award Program	January 1, 2010	24,238	In two installments, 12,119 on January 1, 2012 and 12,119 on January 1, 2013
	2008 Voluntary Equity Investment Program 2009 Voluntary Equity Investment Program	January 5, 2009 January 5, 2010	4,565 1,954	In full on January 5, 2011 In full on January 5, 2012
	2010 Performance Equity Award Program	January 1, 2010	1,617	In full on July 19, 2011
Mr. Campbell	2005 Senior Executive Bonus RSU Program(b)	March 21, 2005	6,785	In five remaining annual installments from March 21, 2011 through March 21, 2015
	2008 Senior Officer Performance Equity Award Program	January 1, 2008	14,329	In full on January 1, 2011
	2009 Senior Officer Performance Equity Award Program	January 1, 2009	31,598	In full on January 1, 2012
	2010 Senior Officer Performance Equity Award Program	January 1, 2010	36,355	In full on January 1, 2013
	2009 Performance Equity Award Program 2010 Performance Equity Award Program	January 1, 2009 January 1, 2010	4,214 3,232	In full on July 19, 2011 In two installments, 1,615 on July 19, 2011 and 1,617 on July 19, 2012
Mr. Foster	2008 Senior Officer Performance Equity Award Program	January 1, 2008	28,657	In full on January 1, 2011
	2009 Senior Officer Performance Equity Award Program	January 1, 2009	31,598	In full on January 1, 2012
	2010 Senior Officer Performance Equity Award Program	January 1, 2010	24,237	In two installments, 8,077 on January 1, 2012 and 16,160 on January 1, 2013
	2009 Performance Equity Award Program	January 1, 2009	4,214	In full on July 19, 2011
	2010 Performance Equity Award Program	January 1, 2010	1,617	In full on July 19, 2011
Mr. Rohleder	2008 Senior Officer Performance Equity Award Program	January 1, 2008	28,658	In full on January 1, 2011
	2009 Senior Officer Performance Equity Award Program	January 1, 2009	31,600	In full on January 1, 2012
	2010 Senior Officer Performance Equity Award Program	January 1, 2010	16,158	In two installments, 8,079 on January 1, 2012 and 8,079 on January 1, 2013
	2010 Performance Equity Award Program	January 1, 2010	1,617	In full on July 19, 2011
	2008 Voluntary Equity Investment Program	January 5, 2009	4,626	In full on January 5, 2011
	2009 Voluntary Equity Investment Program	January 5, 2010	7,480	In full on January 5, 2012

Awards included in this column that remained outstanding on October 16, 2010 were each adjusted on November 15, 2010, to reflect Accenture’s payment of a dividend of $0.45 per share on its Class A ordinary shares.

(a) As reported in the proxy statement for the Company’s 2010 annual general meeting of shareholders, in addition to the regular annual equity award programs described above in “Compensation Discussion and Analysis – Long Term Equity Compensation” and “Narrative to Grants of Plan-Based Awards Table,” in fiscal 2009, the Compensation Committee approved a one-time Chief Executive Officer Award of RSUs to Mr. Green. The award was made both in recognition of Mr. Green’s leadership and to encourage his continued service with the Company. The grant was made on January 1, 2009 (following the evaluation period for fiscal 2008) and had a grant date fair value of $6,000,000. The grant will vest in full on January 1, 2012, contingent upon Mr. Green’s continued service as the Company’s chairman until that date.

(b) On March 21, 2005, in connection with his hiring as a senior executive, Mr. Campbell was awarded the 2005 Senior Executive Bonus Share Program Award. The award vests in one-tenth installments annually on the anniversary of the grant date through March 21, 2015. Pursuant to the terms of this award, a portion of Mr. Campbell’s cash award from the annual bonus program ($22,500 annually) is used to fund a portion of the 2005 Senior Executive Bonus Share Plan Award.

(3) Value determined based on August 31, 2010 closing market price of $36.60.

(4) Consists	of the following outstanding RSUs:

	Key Executive Performance Share Program
Plan Year:	2008	2009	2010
Award Date:	January 1, 2008	January 1, 2009	January 1, 2010
Based on Plan Achievement Level:	Target	Threshold	Threshold
Mr. Green	171,942	94,795	72,711
Ms. Craig	50,150	27,649	21,207
Mr. Campbell	50,150	27,649	21,207
Mr. Foster	50,150	27,649	21,207
Mr. Rohleder	50,150	27,649	18,178

Pursuant to the fiscal 2008 Key Executive Performance Share Program, 62.07% of the maximum award (which is in between the award’s Target and Threshold levels) of RSUs vested on October 19, 2010, after the end of fiscal 2010, based on the Company’s achievement of specified performance criteria over the period beginning September 1, 2007 and ending August 31, 2010, as determined by the Compensation Committee following the end of fiscal 2010. Target levels for this award have been included in this column because the threshold level, but not the target level, was exceeded. The actual number of shares vested for each named executive officer was as follows:

Mr. Green	160,086
Ms. Craig	46,692
Mr. Campbell	46,692
Mr. Foster	46,692
Mr. Rohleder	46,692

The remaining RSUs granted pursuant to the original 2008 award were forfeited and cancelled. RSUs granted pursuant to the 2009 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2008 and ending August 31, 2011, as determined by the Compensation Committee following the end of fiscal 2011. RSUs granted pursuant to the fiscal 2010 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning September 1, 2009 and ending August 31, 2012, as determined by the Compensation Committee following the end of fiscal 2012. The terms of the fiscal 2010 Key Executive Performance Share Program are summarized above in the “Narrative to Grants of Plan-Based Awards Table” above and are discussed under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Key Executive Performance Share Program” above.

Awards reflected in this column that were outstanding on April 16, 2010 were adjusted on May 14, 2010 to reflect Accenture’s payment of a dividend of $0.375 per share on its Class A ordinary shares, pursuant to the anti-dilution provisions of those awards. Similarly, these awards that remained outstanding on October 16, 2010, including the portions of awards made under the fiscal 2008 Key Executive Performance Share Program that vested on October 19, 2010, were further adjusted on November 15, 2010, to reflect Accenture’s payment of a dividend of $0.45 per share on its Class A ordinary shares.

Because results for the 2009 and 2010 Key Executive Performance Share Program cannot be determined, the amounts reflected in this column with respect to those programs are the threshold amounts.

Option Exercises and Stock Vested in Fiscal 2010

The table below sets forth the number of shares of stock acquired in fiscal 2010 upon the exercise of stock options awarded to our named executive officers and as a result of the vesting of RSUs awarded to our named executive officers, under our compensatory equity programs.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting($)(2)
William D. Green	—	—	363,655	$14,761,298
Pamela J. Craig	—	—	86,722	$3,486,987
Kevin Campbell	33,334	$600,685	273,667	$11,374,108
Mark Foster	—	—	54,350	$2,141,336
Stephen J. Rohleder	449	$6,856	138,971	$5,625,222

(1)	Reflects vesting of RSUs, as further described below. The terms of our current programs under which we award RSUs to our named executive officers are summarized under “Compensation Discussion and Analysis—Long-Term Equity Compensation” above and under “Narrative to Grants of Plan-Based Awards Table” above.

	Program	Number of Shares Acquired on Vesting		Date of Acquisition
Mr. Green

2007 Key Executive Performance Share Program

2007 Senior Officer Performance Equity Award Program

2008 Senior Officer Performance Equity Award Program

2009 Senior Officer Performance Equity Award Program

2010 Senior Officer Performance Equity Award Program

		106,425 37,697 47,315 52,170 120,048	(a)	10/21/2009 1/1/2010 1/1/2010 1/1/2010 2/1/2010
Ms. Craig

2007 Key Executive Performance Share Program

2007 Senior Officer Performance Equity Award Program

2008 Senior Officer Performance Equity Award Program

2009 Performance Equity Award Program

2009 Senior Officer Performance Equity Award Program

2010 Performance Equity Award Program

2010 Performance Equity Award Program

2010 Senior Officer Performance Equity Award Program

		33,259 14,136 9,461 4,214 10,433 1,600 1,615 12,004	(a)	10/21/2009 1/1/2010 1/1/2010 7/19/2010 1/1/2010 2/1/2010 7/19/2010 2/1/2010
Mr. Campbell

2005 Senior Executive Bonus Share Program(b)

2005 Senior Executive Celebratory Program(c)

2007 Key Executive Performance Share Program

2009 Performance Equity Award Program

2010 Performance Equity Award Program

		1,346 246,538 19,955 4,213 1,615	(a)	3/21/2010 3/21/2010 10/21/2009 7/19/2010 7/19/2010
Mr. Foster

2007 Key Executive Performance Share Program

2007 Senior Officer Performance Equity Award Program

2008 Performance Equity Award Program

2009 Performance Equity Award Program

2010 Performance Equity Award Program

		33,259 14,136 1,936 4,213 806	(a)	10/21/2009 1/1/2010 7/19/2010 7/19/2010 7/19/2010
Mr. Rohleder

2007 Key Executive Performance Share Program

2007 Senior Officer Performance Equity Award Program

2008 Senior Officer Performance Equity Award Program

2007 Voluntary Equity Investment Program

2009 Performance Equity Award Program

2009 Senior Officer Performance Equity Award Program

2010 Performance Equity Award Program

2010 Performance Equity Award Program

2010 Senior Officer Performance Equity Award Program

		46,561 42,408 14,194 4,727 4,214 15,649 1,600 1,615 8,003	(a)	10/21/2009 1/1/2010 1/1/2010 1/5/2010 7/19/2010 1/1/2010 2/1/2010 7/19/2010 2/1/2010

(a)	RSUs vested under the fiscal 2007 Key Executive Performance Share Program reflect an adjustment made on November 16, 2009, to reflect Accenture’s payment of a dividend of $0.75 per share on its Class A common stock, pursuant to the anti-dilution provisions of those awards.

(b)	The terms of the Senior Executive Bonus Share Program are set forth in footnote 2 to the “Outstanding Equity Awards at August 31, 2010” table above.

(c)	The 2005 Senior Executive Celebratory Program award was made to Mr. Campbell on March 21, 2005 in connection with his hiring as a senior executive. That award vested in full on the fifth anniversary of the grant date, as reflected above.

(2)	Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.

Potential Payments Upon Termination

The terms of our equity grant agreements for programs other than the Key Executive Performance Share Programs provide for the immediate acceleration of vesting in the event of the termination of the award recipient’s employment due to death or disability. The equity grant agreements for our Key Executive Performance Share Programs provide for provisional vesting of the awards in the event of the termination of the recipient’s employment due to death or disability. In other words, while the timing of vesting of the Key Executive Performance Share Program awards is not accelerated due to death or disability, vesting continues to occur as if the recipient’s employment had not terminated under those circumstances. With respect to each of our named executive officers, the number of RSUs that would have vested under these circumstances and the aggregate market value of such RSUs as of the last day of fiscal 2010 (based on the closing price per share on August 31, 2010) is equal to the value and amount of shares set forth in the “Stock Awards” columns of the “Outstanding Equity Awards at August 31, 2010” table above. Target levels are included for the fiscal 2008 Key Executive Performance Share Program Awards, as vesting of that program has been determined to fall between threshold and target levels. For the fiscal 2009 and 2010 Key Executive Performance Share Program awards, for which vesting cannot yet be determined, threshold levels are included.

Director Compensation for Fiscal 2010

The Compensation Committee reviews and makes recommendations to the full Board with respect to the compensation of our directors biennially. The full Board reviews these recommendations and makes a final determination on the compensation of our directors. The Compensation Committee has reviewed the compensation practices of the boards of directors of our peer companies (as described under “Compensation Discussion and Analysis—Role of Benchmarking” above) and the general market and has generally targeted positioning our non-management director compensation at the 75th percentile of our peer group. In fiscal 2010, the Compensation Committee reviewed the compensation of our non-management directors, including a study from 2009 by Towers Watson requested by the committee that concluded that our non-management director compensation had fallen below the 75th percentile of our peer group, and provided input regarding the compensation of our directors. After review, the Board approved increases to fiscal 2010 director compensation. The Board had not previously changed the structure or amount of our director compensation since 2005.

Elements of Director Compensation

Cash Compensation.    In fiscal 2010, each non-management director except our lead director was entitled to an annual retainer of $80,000. Our lead director was entitled to an annual retainer of $135,000. The chair of the Audit Committee was entitled to additional annual compensation of $20,000, and the chair of each other committee of the Board was entitled to additional annual compensation of $10,000. Each member of the Audit Committee was also entitled to additional compensation of $5,000, and each member of each of the other committees of the Board was also entitled to additional compensation of $2,500. Each of our non-management directors could elect to receive his or her annual retainer and other compensation for Board committee service entirely in the form of cash, entirely in the form of RSUs or one-half in cash and one-half in RSUs.

Equity Compensation.    In fiscal 2010, each non-management director was entitled to an annual grant of RSUs having, at the time of grant, an aggregate fair market value of $165,000. Any non-management director newly appointed to the Board was also entitled to an initial grant of RSUs having, at the time of grant, an aggregate fair market value of $165,000. Grants of RSUs to our directors are fully vested on the date of grant and future delivery of Accenture plc Class A ordinary shares underlying RSUs is not dependent on a director’s continued service as a Board member. Directors are entitled to receive a proportional number of additional RSUs on outstanding awards if we pay a dividend on Accenture plc Class A ordinary shares. The Accenture plc Class A ordinary shares underlying RSUs are delivered one year after the grant date. Directors may not further defer the issuance of these Class A ordinary shares.

Other Compensation.    Our directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities such as site visits and presentations in which they engage as directors.

Stock Ownership Requirement

Each non-management director must, within three years of his or her appointment and for the duration of the director’s service, retain ownership of Accenture equity having a fair market value equal to three times the value of the annual retainer equity grants being made to directors at the time at which the ownership requirement is assessed. In fiscal 2010, each of our non-management directors who had been a director for three or more years complied with this requirement.

The following table provides information on the compensation of our non-management directors in fiscal 2010.

Director Compensation for Fiscal 2010

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Dina Dublon	90,000	164,963	—	—	—	—	254,963
Charles H. Giancarlo	85,000	164,998	—	—	—	—	249,998
Nobuyuki Idei	82,500	164,964	—	—	—	32,058	279,522
William L. Kimsey	87,500	164,992	—	—	—	—	252,492
Robert I. Lipp	87,500	164,992	—	—	—	—	252,492
Marjorie Magner	85,000	164,963	—	—	—	—	249,963
Blythe J. McGarvie	100,000	164,963	—	—	—	—	264,963
Mark Moody-Stuart	135,000	164,998	—	—	—	—	299,998
Wulf von Schimmelmann	90,000	164,963	—	—	—	—	254,963

(1)	The annual retainers and additional retainers for Board committee service earned by our non-management directors were as follows:

Name	Annual Retainer ($)	Committee Chair Fees ($)	Committee Member Fees ($)	Total ($)
Dina Dublon	80,000	10,000	—	90,000
Charles H. Giancarlo	80,000	—	5,000	85,000
Nobuyuki Idei	80,000	—	2,500	82,500
William L. Kimsey	80,000	—	7,500	87,500
Robert I. Lipp	80,000	—	7,500	87,500
Marjorie Magner	80,000	—	5,000	85,000
Blythe J. McGarvie	80,000	20,000	—	100,000
Mark Moody-Stuart	135,000	—	—	135,000
Wulf von Schimmelmann	80,000	10,000	—	90,000

Mark Moody-Stuart chose to waive receipt of the additional $10,000 compensation he was entitled to as chair of the Compensation Committee. Charles H. Giancarlo, Nobuyuki Idei, William L. Kimsey, Robert I. Lipp, and Mark Moody-Stuart elected to receive 100% of their annual retainers and additional retainers for Board committee service in the form of fully vested RSUs, with a grant date fair value equal to the amount reported as earned in cash above.

(2)	Represents aggregate grant date fair value computed in accordance with Topic 718, without taking into account estimated forfeitures. The assumptions made when calculating the amounts in each column are found in Note 11 (Share-Based Compensation) to our Consolidated Financial Statements in Part I, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2010.

(3)	The aggregate number of vested RSU awards outstanding at the end of fiscal 2010 for each of our non-management directors was as follows:

Name	Aggregate Number of Restricted Share Unit Awards Outstanding as of August 31, 2010
Dina Dublon	8,885
Charles H. Giancarlo	6,274
Nobuyuki Idei	10,956
William L. Kimsey	11,082
Robert I. Lipp	11,082
Marjorie Magner	14,898
Blythe J. McGarvie	8,885
Mark Moody-Stuart	16,384
Wulf von Schimmelmann	8,885

(4)	We have not granted any stock options to our directors since fiscal 2004. The aggregate number of option awards outstanding at the end of fiscal 2010 for each of our non-management directors was as follows:

Name	Aggregate Number of Option Awards Outstanding as of August 31, 2010
Dina Dublon	55,000
Charles H. Giancarlo	—
Nobuyuki Idei	—
William L. Kimsey	—
Robert I. Lipp	55,000
Marjorie Magner	—
Blythe J. McGarvie	20,000
Mark Moody-Stuart	—
Wulf von Schimmelmann	—

All stock option grants are fully vested.

(5)	Amount reflects the aggregate incremental cost of perquisites provided to Mr. Idei, including individual tax registration in Ireland and expenses related to attendance at a strategic planning session and Board of Directors meeting in Ireland, of which $30,040 is the cost incurred for spousal travel, entertainment, meals and related expenses in connection with that Board of Directors meeting. The aggregate amount of perquisites and other personal benefits received by each of our other non-management directors in fiscal 2010 was less than $10,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is comprised solely of independent directors: Mark Moody-Stuart, who is chair of the committee, Dennis F. Hightower (who has served as a member of the committee since September 10, 2010), William L. Kimsey and Marjorie Magner. No member of our Compensation Committee during fiscal 2010 was an employee or officer or former employee or officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K during fiscal 2010. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or its Compensation Committee during fiscal 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, executive officers and beneficial owners of more than 10% of Accenture plc’s Class A ordinary shares or Class X ordinary shares are required within a prescribed period of time to report to the SEC transactions and holdings in Accenture plc Class A ordinary shares and Class X ordinary shares. Our directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of these forms received by us and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that during fiscal 2010 all these filing requirements were satisfied in a timely manner.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of December 3, 2010, information regarding the beneficial ownership of Accenture plc Class A ordinary shares and Class X ordinary shares and of Accenture SCA Class I common shares held by: (1) each of our directors, director nominees and named executive officers; and (2) all of our directors, director nominees and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 3, 2010. For purposes of computing the percentage of outstanding Accenture plc Class A ordinary shares and/or Class X ordinary shares and/or Accenture SCA Class I common shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after December 3, 2010 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Accenture plc Class A ordinary shares			Accenture SCA Class I common shares			Accenture plc Class X ordinary shares			Percentage of the total number of Class A and Class X ordinary shares beneficially owned
Name(1)	shares beneficially owned	% shares beneficially owned		shares beneficially owned	% shares beneficially owned		shares beneficially owned	% shares beneficially owned
William D. Green(2)(3)	399,514	*	%	155,046	**	%	155,046	***	%	*	***%
Pierre Nanterme(2)(4)	63,512	*		91,597	**		91,597	***		*	***
Dina Dublon(5)	57,663	*		—	—		—	—		*	***
Charles H. Giancarlo	12,485	*		—	—		—	—		*	***
Dennis F. Hightower	—	*		—	—		—	—		*	***
Nobuyuki Idei	12,651	*		—	—		—	—		*	***
William L. Kimsey	8,975	*		—	—		—	—		*	***
Robert I. Lipp(5)	184,029	*		—	—		—	—		*	***
Marjorie Magner	10,166	*		—	—		—	—		*	***
Blythe J. McGarvie(6)	34,965	*		—	—		—	—		*	***
Mark Moody-Stuart	85,340	*		—	—		—	—		*	***
Wulf von Schimmelmann	8,975	*		—	—		—	—		*	***
Pamela J. Craig(2)(7)	121,836	*		335,907	**		310,907	***		*	***
Kevin Campbell(8)	20,125	*		—	—		—	—		*	***
Mark Foster(9)	267,010	*		—	—		—	—		*	***
Stephen J. Rohleder(2)(10)	121,672	*		81,383	**		81,383	***		*	***
All Directors and Officers as a Group (26 persons)(2)(11)	2,176,248	*		1,000,835	1.4		750,649	1.3		*	***

*	Less than 1% of Accenture plc’s Class A ordinary shares outstanding.

**	Less than 1% of Accenture SCA’s Class I common shares outstanding.

***	Less than 1% of Accenture plc’s Class X ordinary shares outstanding.

****	Less than 1% of the total number of Accenture plc’s Class A ordinary shares and Class X ordinary shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

(2)

Subject to the provisions of its articles of association, Accenture SCA is obligated, at the option of the holder of such shares and at any time, to redeem any outstanding Accenture SCA Class I common shares. The redemption price per share generally is equal to the market price of an Accenture plc Class A ordinary share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture plc Class A ordinary shares generally on a one-for-one basis as provided for in the articles of association of Accenture SCA. Each time an

Accenture SCA Class I common share is redeemed, Accenture plc has the option to, and intends to, redeem an Accenture plc Class X ordinary share from that holder, for a redemption price equal to the par value of the Accenture plc Class X ordinary share, or $.0000225. All Accenture SCA Class I common shares owned by the officer have been pledged to secure non-compete obligations owing to Accenture SCA.

(3)	Includes 30,720 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 3, 2010.
(4)	Includes 16,237 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 3, 2010. Includes 20,075 restricted share units that could be delivered as Accenture plc Class A Ordinary shares within 60 days from December 3, 2010.

(5)	Includes 30,000 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 3, 2010.

(6)	Includes 20,000 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 3, 2010.

(7)	Includes 27,335 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 3, 2010. Includes 23,915 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 3, 2010.

(8)	Includes 14,476 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 3, 2010.

(9)	Includes 32,529 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 3, 2010. Includes 28,951 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 3, 2010. Includes 196,040 Accenture plc Class A ordinary shares owned by the officer that have been pledged to secure non-compete obligations owing to Accenture plc.

(10)	Includes 33,626 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 3, 2010.

(11)	Includes 274,042 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 3, 2010, 205,601 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 3, 2010 and 298,313 Accenture plc Class A ordinary shares owned by officers that have been pledged to secure any non-compete obligations owing to Accenture plc. All Accenture SCA Class I common shares owned by the officers have been pledged to secure non-compete obligations owing to Accenture SCA.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT

OF ANY CLASS OF VOTING SECURITIES

As of December 3, 2010, no person beneficially owned more than five percent of Accenture plc’s Class X ordinary shares, and the only persons known by us to be beneficial owners of more than five percent of Accenture plc’s Class A ordinary shares outstanding (which does not include shares held by Accenture) were as follows:

	Accenture plc Class A ordinary shares
Name and Address of Beneficial Owner	Shares beneficially owned		% of Shares beneficially owned
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	42,898,024	(1)	6.7%
Massachusetts Financial Services Company. 500 Boylston Street Boston, MA 02116	36,439,394	(2)	5.7%
Capital Research Global Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	35,501,500	(3)	5.5%

(1)	Based on the information disclosed in a Form 13F filed with the SEC on November 12, 2010 by T. Rowe Price Associates, Inc. and certain related entities reporting sole power to vote or direct the vote over 12,789,614 Class A ordinary shares and sole power to dispose or direct the disposition of 42,898,024 Class A ordinary shares.

(2)	Based on the information disclosed in a Form 13F filed with the SEC on November 5, 2010 by Massachusetts Financial Services Company and certain related entities reporting sole power to vote or direct the vote over 32,861,668 Class A ordinary shares and sole power to dispose or direct the disposition of 36,439,394 Class A ordinary shares.

(3)	Based on the information disclosed in a Form 13F filed with the SEC on November 15, 2010 by Capital Research Global Investors and certain related entities reporting sole power to vote or direct the vote over 35,501,500 Class A ordinary shares and sole power to dispose or direct the disposition of 35,501,500 Class A ordinary shares.

As of December 3, 2010, Accenture beneficially owned an aggregate of 70,517,203 Accenture plc Class A ordinary shares, or 9.9% of the issued Class A ordinary shares. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Our annual general meeting of shareholders for 2012 is expected to occur in February 2012. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August     , 2011. Pursuant to our articles of association, a shareholder must give notice of any intention to propose a person for appointment as a director not less than 120 nor more than 150 days before the date of the proxy statement for our prior year’s annual general meeting. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel, Secretary & Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC and our articles of association. Unless a stockholder who wishes to present a proposal at the Annual Meeting (other than a proposal to appoint a person as a director outlined above) outside the processes of Rule 14a-8 of the Exchange Act has submitted such proposal to us no later than the close of business on November     , 2011, subject to applicable rules, we will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

Irish law provides that shareholders holding not less than 10% of the total voting rights may requisition the directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice at Accenture’s registered office, which is signed by the shareholders requisitioning the meeting and states the objects of the meeting. If the directors do not within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

SUBMITTING YOUR PROXY BY TELEPHONE OR VIA THE INTERNET

You may submit your proxy either by mail, by telephone or via the Internet. Please see the proxy card that accompanies this proxy statement for specific instructions on how to submit your proxy by any of these methods.

If you submit your proxy by telephone or via the Internet, for your vote to be counted, your proxy must be received by 6:00 a.m., Eastern Standard Time, on February 3, 2011 (8:00 a.m., Eastern Standard Time, on January 31, 2011 for Accenture employees and former employees who are submitting voting instructions for shares received through our employee plans and held by Smith Barney or UBS). Even if you submit your proxy by telephone or via the Internet, you can still revoke your proxy and vote your shares in person if you decide to attend the Annual Meeting.

The telephone and Internet proxy submission procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet proxy submission procedures that have been made available to you are consistent with the requirements of applicable law. If you submit your proxy via the Internet, then you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which you must bear.

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

We may send a single set of shareholder documents to any household at which two or more non-registered shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps to reduce costs. Your materials may be househeld based on your prior express or implied consent. A number of brokerage firms with account holders who are Accenture shareholders have instituted householding. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If your materials have been househeld and you wish to receive separate copies of these documents now or in the future, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may notify your broker (if you hold your shares beneficially) or write or call our Investor Relations Group at the following address, phone number or e-mail address: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA, telephone number +1 877-ACN-5659 (+1 877-226-5659) in the United States and Puerto Rico and +(353) (1) 407-8203 outside the United States and Puerto Rico, or e-mail investor.relations@accenture.com.

December     , 2010

Annex A

Accenture plc

2010 IRISH STATUTORY ACCOUNTS

Accenture plc

Directors’ Report and Consolidated Financial Statements

For the Fifteen Months Ended August 31, 2010

ACCENTURE PLC

DIRECTORS’ REPORT

For the Fifteen Months Ended August 31, 2010

The directors present their annual report and audited Consolidated Financial Statements and related Notes of Accenture plc for the period from June 10, 2009 (the date of incorporation) to August 31, 2010.

The directors have elected to prepare the Consolidated Financial Statements in accordance with section 1 of the Companies (Miscellaneous Provisions) Act 2009, which provides that a true and fair view of the state of affairs and profit or loss of the group may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder.

This report contains forward-looking statements relating to our operations, results of operations and other matters that are based on our current expectations, estimates, assumptions and projections. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that might not prove to be accurate. Actual outcomes and results could differ materially from what is expressed or forecast in these forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to, the factors discussed below under the section entitled “Principal Risks and Uncertainties.” Our forward-looking statements speak only as of the date of this report or as of the date they are made, and we undertake no obligation to update them.

Basis of Presentation

The accompanying Consolidated Financial Statements include the accounts of Accenture plc, an Irish company, and its controlled subsidiary companies (collectively, the “Company”). The results of the parent company (Accenture plc) are included in the Consolidated Financial Statements from June 10, 2009, the date of incorporation. In this directors’ report, the terms “Accenture,” “we,” “our Company,” “our” and “us” refer to the Company, or prior to September 1, 2009 to Accenture Ltd and its subsidiaries.

All references to years, unless otherwise noted, refer to our fiscal year, which ends on August 31. For example, a reference to “fiscal 2010” means the 12-month period that ended on August 31, 2010. All references to quarters, unless otherwise noted, refer to the quarters of our fiscal year. These Consolidated Financial Statements are for the statutory period from June 10, 2009 to August 31, 2010. On the basis that consolidated financial results were previously made available to shareholders for the period from June 1, 2009 to August 31, 2009 (the “fourth quarter of fiscal 2009”), and on materiality grounds, the Consolidated Income Statement and related Notes are presented as and from June 1, 2009.

The Consolidated Financial Statements and the majority of the information in the Notes thereto have been reconciled to the Company’s Annual Report on Form 10-K (“12 Months Ended August 31, 2010”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 25, 2010 and the Company’s earnings release contained in the Company’s current report on Form 8-K (“3 Months Ended August 31, 2009”) filed with the SEC on September 30, 2010.

Principal Activities

We are one of the world’s leading management consulting, technology services and outsourcing organizations, with approximately 204,000 employees; offices and operations in more than 200 cities in 53 countries; and revenues before reimbursements (“net revenues”) of $26.70 billion for the fifteen months ended August 31, 2010.

Our “high performance business” strategy builds on our expertise in consulting, technology and outsourcing to help clients perform at higher levels so they can create sustainable value for their customers, stakeholders and shareholders. We use our industry and business-process knowledge, our service offering expertise and our insight into and deep understanding of emerging technologies to identify new business and technology trends and formulate and implement solutions for clients under demanding time constraints. We help clients improve operational performance, deliver their products and services more effectively and efficiently, increase revenues in existing markets and identify and enter new markets.

We operate globally with one common brand and business model designed to enable us to provide clients around the world with the same high level of service. Drawing on a combination of industry expertise, functional capabilities, alliances, global resources and technology, we deliver competitively priced, high-value services that help our clients measurably improve business performance. Our global delivery model enables us to provide a complete end-to-end delivery capability by drawing on our global resources to deliver high-quality, cost-effective solutions to clients under demanding timeframes.

In fiscal 2010, we introduced a strategy that focuses on driving growth across three dimensions: our core business, which includes the vast majority of management consulting, technology and outsourcing services that we have traditionally provided through our operating groups and growth platforms; new business initiatives—including analytics, digital marketing, mobility, smart grid and sustainability, as well as new technology areas such as cloud computing, cyber security and many others—that we are building on top of our core business; and geographic expansion, particularly in our strategic growth markets of Brazil, Russia, India, China, South Korea and Mexico.

Consulting, Technology and Outsourcing Services and Solutions

Our business is structured around five operating groups, which together comprise 19 industry groups serving clients in major industries around the world. Our industry focus gives us an understanding of industry evolution, business issues and applicable technologies, enabling us to deliver innovative solutions tailored to each client or, as appropriate, more-standardized capabilities to multiple clients.

Our three growth platforms—management consulting, technology and business process outsourcing—are the innovation engines through which we develop our knowledge capital; build world-class skills and capabilities; and create, acquire and manage key assets central to the development of solutions for our clients. The subject matter experts within these areas work closely with the professionals in our operating groups to develop and deliver solutions to clients. Client engagement teams—which typically consist of industry experts, capability specialists and professionals with local market knowledge—leverage the full capabilities of our global delivery model to deliver price-competitive solutions and services. In certain instances our client engagement teams include subcontractors, who supplement our professionals with additional resources in a specific skill, service or product area, as needed.

Operating Groups

The following table shows the current organization of our five operating groups and their 19 industry groups. For financial reporting purposes, our operating groups are our reportable operating segments. We do not allocate total assets by operating group, although our operating groups do manage and control certain assets.

Operating Groups
Communications & High Tech	Financial Services	Health & Public Service	Products	Resources
• Communications	• Banking	• Health	• Automotive	• Chemicals
• Electronics & High Tech • Media & Entertainment	• Capital Markets • Insurance	• Public Service	• Air, Freight & Travel Services • Consumer Goods & Services	• Energy • Natural Resources • Utilities
• Industrial Equipment
• Infrastructure & Transportation Services
• Life Sciences
• Retail

Global Delivery Model

A key Accenture differentiator is our strategic global delivery model, which allows us to draw on the benefits of using people and other resources from around the world—including scalable, standardized processes, methods and tools; specialized business process and technology skills; cost advantages; foreign-language fluency; proximity to clients; and time-zone advantages—to deliver high-quality solutions under demanding time-frames. Emphasizing quality, productivity, reduced risk, speed to market and predictability, our global delivery model enables us to provide clients with price-competitive services and solutions that drive higher levels of performance.

A critical component of this capability is our Global Delivery Network, which comprises local Accenture professionals working at client sites around the world as well as at more than 50 delivery centers. These are Accenture facilities where teams of our technology and business-process professionals use proven assets—including processes, solution designs, infrastructure and software—to create and deliver business and technology solutions for clients. Our delivery centers improve the efficiency of our engagement teams through the reuse of these assets and by leveraging the industry, functional and technical skills and experience of delivery center professionals.

Accenture client teams around the world, including professionals in our Global Delivery Network, leverage the Accenture Delivery Suite, which combines our common methods, tools, architectures and metrics in support of our global delivery efforts. The Accenture Delivery Suite provides a single, cohesive approach—enabling us to start projects quickly, deliver with high quality, and improve our ability to meet our clients’ expectations. In addition, our ability to build seamless global teams—leveraging the right professionals with the right skills for each task—enables us to provide a complete end-to-end capability, with consistent Accenture processes around the globe.

Our Global Delivery Network continues to be a competitive differentiator for us. As of August 31, 2010, we had more than 116,000 people in our network globally.

Research and Innovation

We are committed to developing leading-edge ideas, as we believe that both research and innovation have been major factors in our success and will help us continue to grow in the future. We use our investment in research and development—on which we spent $492 million in fifteen months ended August 31, 2010—to help create, commercialize and disseminate innovative business strategies and technology solutions.

Our research and innovation program is designed to generate early insights into how knowledge can be harnessed to create innovative business solutions for our clients and to develop business strategies with significant value. One component of this is our research and development organization, Accenture Technology Labs, which identifies and develops new technologies that we believe will be the drivers of our clients’ growth and enable them to be first to market with unique capabilities. Some of the key areas in which our research and development efforts and investments are focused include mobility, cloud computing, business analytics, digital marketing, information management and smart grid.

We also promote the creation of knowledge capital and thought leadership through the Accenture Institute for High Performance. In addition, we spend a significant portion of our research and development resources directly through our operating groups and our consulting, technology and outsourcing capabilities to develop market-ready solutions for our clients.

Organizational Structure

History

Prior to our transition to a corporate structure in fiscal 2001, we operated as a series of related partnerships and corporations under the control of our partners. In connection with our transition to a corporate structure, our partners generally exchanged all of their interests in these partnerships and corporations for Accenture Ltd Class A common shares or, in the case of partners in certain countries, Accenture SCA Class I common shares or exchangeable shares issued by Accenture Canada Holdings Inc., an indirect subsidiary of Accenture SCA. Generally, partners who received Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares also received a corresponding number of Accenture Ltd Class X common shares, which entitled their holders to vote at Accenture Ltd shareholder meetings but did not carry any economic rights. The combination of the Accenture Ltd Class X common shares and the Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares gave these partners substantially similar economic and governance rights as holders of Accenture Ltd Class A common shares.

In fiscal 2005, we replaced the internal use of the “partner” title with the more comprehensive “senior executive” title and applied the “senior executive” title to our highest-level employees, including those previously referred to as partners. However, for proper context, we continue to use the term “partner” in certain situations and particularly when discussing our reorganization and the period prior to our incorporation.

On June 10, 2009, Accenture plc was incorporated in Ireland, as a public limited company, in order to effect moving the place of incorporation of our parent holding company from Bermuda to Ireland (the “Transaction”). On August 5, 2009, the shareholders of Accenture Ltd, our predecessor holding company, voted in favor of the Transaction. The Transaction was subsequently completed on September 1, 2009, following approval from the Supreme Court of Bermuda, at which time Accenture Ltd became a wholly owned subsidiary of Accenture plc and Accenture plc became our parent holding company. In the Transaction, all of the outstanding Class A and Class X common shares of Accenture Ltd were cancelled and Accenture plc issued Class A and Class X ordinary shares on a one-for-one basis to the holders of the cancelled Accenture Ltd Class A and Class X common shares, as applicable (and cash for any fractional shares). As a result of the Transaction, Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, which were redeemable for, at the Company’s election, cash or Accenture Ltd Class A common shares based on the market price of the Accenture Ltd Class A common shares at the time of the redemption, are now redeemable for, at the Company’s election, cash or Accenture plc Class A ordinary shares based on the market price of the Accenture plc Class A ordinary share at the time of redemption. Accenture Ltd was dissolved on December 29, 2009.

Class A ordinary shares of the Irish company, Accenture plc, began trading on the New York Stock Exchange on September 1, 2009 under the symbol “ACN,” the same symbol under which Class A common shares of Accenture Ltd, its predecessor, were previously listed. Prior to September 1, 2009, the effective date of the Transaction, Accenture plc was a wholly owned subsidiary of Accenture Ltd and had no substantive operating activity.

The Consolidated Financial Statements included in this report with respect to periods prior to September 1, 2009 reflect the consolidated operations of Accenture Ltd (the predecessor registrant of Accenture plc) and its subsidiaries. The Consolidated Financial Statements included in this report reflect the ownership interests in Accenture SCA and Accenture Canada Holdings Inc. held by certain of our current and former senior executives as noncontrolling interests. The noncontrolling ownership interests percentage was 11% as of August 31, 2010.

Accenture plc Class A and Class X Ordinary Shares

Each Class A ordinary share and each Class X ordinary share of Accenture plc entitles its holder to one vote on all matters submitted to a vote of shareholders of Accenture plc. A Class X ordinary share does not, however, entitle its holder to receive dividends or to receive payments upon a liquidation of Accenture plc. As described above under “—History,” Class X ordinary shares generally provide the holders of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares with a vote at Accenture plc shareholder meetings that is equivalent to the voting rights held by Accenture plc Class A ordinary shareholders, while their economic rights consist of interests in Accenture SCA Class I common shares or in Accenture Canada Holdings Inc. exchangeable shares.

Under its memorandum and articles of association, Accenture plc may redeem, at its option, any Class X ordinary share for a redemption price equal to the nominal value of the Class X ordinary share, or $0.0000225 per share. Accenture plc, as successor to Accenture Ltd, has separately agreed with the original holders of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares not to redeem any Class X ordinary share of such holder if the redemption would reduce the number of Class X ordinary shares held by that holder to a number that is less than the number of Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares owned by that holder. Accenture plc will redeem Class X ordinary shares upon the redemption or exchange of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares so that the aggregate number of Class X ordinary shares outstanding at any time does not exceed the aggregate number of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares outstanding. Class X ordinary shares are not transferable without the consent of Accenture plc.

A transfer of Accenture plc Class A ordinary shares effected by transfer of a book-entry interest in The Depository Trust Company will not be subject to Irish stamp duty. Other transfers of Accenture plc Class A ordinary shares may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the Class A ordinary shares acquired, if higher) payable by the buyer.

Accenture SCA Class I Common Shares

Only Accenture and our current and former senior executives and their permitted transferees hold Accenture SCA Class I common shares. Each Class I common share entitles its holder to one vote on all matters submitted to the shareholders of Accenture SCA and entitles its holder to dividends and liquidation payments. As of October 12, 2010, Accenture holds a voting interest of approximately 89% of the aggregate outstanding Accenture SCA Class I common shares entitled to vote, with the remaining 11% of the voting interest held by our current and former senior executives.

Accenture SCA is obligated, at the option of the holder, to redeem any outstanding Accenture SCA Class I common share at a redemption price per share generally equal to its current market value as determined in accordance with Accenture SCA’s articles of association. Under Accenture SCA’s articles of association, the market value of a Class I common share that is not subject to transfer restrictions will be deemed to be equal to (i) the average of the high and low sales prices of an Accenture plc Class A ordinary share as reported on the New York Stock Exchange (or on such other designated market on which the Class A ordinary shares trade), net of customary brokerage and similar transaction costs, or (ii) if Accenture plc sells its Class A ordinary shares on the date that the redemption price is determined (other than in a transaction with any employee or an affiliate or pursuant to a preexisting obligation), the weighted average sales price of an Accenture plc Class A ordinary share on the New York Stock Exchange (or on such other market on which the Class A ordinary shares primarily trade), net of customary brokerage and similar transaction costs. Accenture SCA may, at its option, pay this redemption price with cash or by delivering Accenture plc Class A ordinary shares on a one-for-one basis. This one-for-one redemption price and exchange ratio will be adjusted if Accenture plc holds more than a de minimis amount of assets (other than its interest in Accenture SCA and assets it holds only transiently prior to contributing them to Accenture SCA) or incurs more than a de minimis amount of liabilities (other than liabilities for which Accenture SCA has a corresponding liability to Accenture plc). We have been advised by our legal advisors in Luxembourg that there is no relevant legal precedent in Luxembourg quantifying or defining the term “de minimis.” In the event that a question arises in this regard, we expect that management will interpret “de minimis” in light of the facts and circumstances existing at the time in question. At this time, Accenture plc does not intend to hold any material assets other than its interest in Accenture SCA or to incur any material liabilities such that this one-for-one redemption price and exchange ratio would require adjustment and will disclose any change in its intentions that could affect this ratio. In order to maintain Accenture plc’s economic interest in Accenture SCA, Accenture plc generally will acquire additional Accenture SCA common shares each time additional Accenture plc Class A ordinary shares are issued.

At the Annual General Meeting of Shareholders of Accenture SCA to be held on November 15, 2010, the shareholders of Accenture SCA will be asked to vote on an amendment to the definition of “Valuation Ratio” contained in Article 24 of Accenture SCA’s articles of association. This amendment will fix the ratio used for determination of the redemption price or number of shares of Accenture plc Class A ordinary shares to be issued upon a redemption of Class I common shares from the Limited Shareholders (as defined in the articles of association). The definition of “Valuation Ratio” originally contained in Article 24 had the effect of limiting the flexibility of Accenture plc (and its predecessor), the general partner of Accenture SCA, because it provided that if a material amount of separate assets or liabilities were acquired, including from Accenture SCA, or liabilities were incurred by Accenture plc (or its predecessor), then the Valuation Ratio was subject to adjustment “in order to reflect the relative fair market values of” an Accenture plc Class A ordinary share and a Class I common share of SCA. This adjustment would not be made pursuant to a pre-determined formula, but rather would occur using a “process for equitable adjustment” to be agreed upon by the general partner of Accenture SCA as well as the shareholders or a third party arbitrator if they could not agree. The nature and methodology of such adjustments were not clearly delineated, and since such adjustments could have potentially affected the value that the Limited Shareholders would receive when they sought to redeem their SCA shares, the general partner did not acquire or incur any separate material assets or liabilities.

The effect of the proposed amendment is to reduce such uncertainty by ensuring that the Valuation Ratio will remain fixed (subject to customary anti-dilution adjustments) and therefore facilitate Accenture plc’s ability to acquire assets, including from third parties or Accenture SCA, and incur liabilities without the need to consider adjusting the ratio used for determining the number of Accenture plc Class A ordinary shares delivered in redemption of, or used to calculate the redemption price for, Class I common shares. After giving effect to the amendment, the ratio shall (except in connection with certain transactions affecting the capital stock of Accenture plc) be one-to-one, such that one share of Accenture plc shall be delivered in redemption or used to calculate the redemption price for each Class I common share of Accenture SCA. Accenture plc and Accenture SCA believe that eliminating this provision at this time will provide Accenture plc with greater flexibility to create a more efficient corporate structure, including by acquiring assets from Accenture SCA, and otherwise engage in transactions that will promote shareholder value. If Accenture plc acquires assets from Accenture SCA, Accenture SCA will need to determine the relative values of the acquired assets and the assets remaining at Accenture SCA. This will expose the Limited Shareholders to the risk that if these determinations do not accurately reflect the current or future values of the assets, the value of the Limited Shareholders interest in Accenture SCA could be adversely affected. However, this risk will be mitigated because the Limited Shareholders will continue to enjoy the benefit of their redemption rights based on a fixed one-to-one ratio for Accenture plc shares, which will allow them to share in the value of the assets that had been acquired from Accenture SCA.

Except in the case of a redemption of Class I common shares or a transfer of Class I common shares to Accenture plc or one of its subsidiaries, Accenture SCA’s articles of association provide that Accenture SCA Class I common shares may be transferred only with the consent of the general partner of Accenture SCA. In addition, all holders of Class I common shares (except Accenture) are precluded from having their shares redeemed by Accenture SCA or transferred to Accenture SCA, Accenture plc or a subsidiary of Accenture plc at any time or during any period when Accenture SCA determines, based on the advice of counsel, that there is material non-public information that may affect the average price per share of Accenture plc Class A ordinary shares, if the redemption would be prohibited by applicable law, during an underwritten offering due to an underwriters lock-up or during the period from the announcement of a tender offer by Accenture SCA or its affiliates for Accenture SCA Class I common shares until the expiration of ten business days after the termination of the tender offer (other than to tender the holder’s Accenture SCA Class I common shares in the tender offer).

Accenture SCA Class II and Class III Common Shares

On November 16, 2009, the shareholders of Accenture SCA approved amendments to Accenture SCA’s articles of association pursuant to which all of the Class II common shares and Class III common shares of Accenture SCA, which were all held by Accenture, were reclassified into Class I common shares with the same rights as the Class I common shares that existed prior to November 16, 2009, as described above under “—Accenture SCA Class I Common Shares,” including being entitled to the payment of cash dividends. This amendment had no effect on the relative economic rights of Accenture plc or the other holders of Accenture SCA Class I common shares.

Accenture Canada Holdings Inc. Exchangeable Shares

Holders of Accenture Canada Holdings Inc. exchangeable shares may exchange their shares for Accenture plc Class A ordinary shares at any time on a one-for-one basis. Accenture may, at its option, satisfy this exchange with cash at a price per share generally equal to the market price of an Accenture plc Class A ordinary share at the time of the exchange. Each exchangeable share of Accenture Canada Holdings Inc. entitles its holder to receive distributions equal to any distributions to which an Accenture plc Class A ordinary share entitles its holder. The exchange of all of the outstanding Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares would not have a material impact on the equity ownership position of Accenture or the other shareholders of Accenture SCA.

Principal Risks and Uncertainties

In addition to the other information set forth in this report, you should carefully consider the following factors which could materially adversely affect our business, financial condition, results of operations (including revenues and profitability) or stock price. The risks described below are not the only risks facing us.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also could materially adversely affect our business, financial condition, results of operations or stock price.

Our results of operations could be adversely affected by negative or uncertain economic conditions and the effects of these conditions on our clients’ businesses and levels of business activity.

Global economic conditions affect our clients’ businesses and the markets they serve, and negative or uncertain economic conditions may have an adverse effect on our revenue growth and profitability. For example, the global economic downturn that began to affect our business in fiscal 2009 reduced demand for our services and caused clients to request additional price concessions. Changes in global economic conditions could cause our clients or potential clients to reduce or defer their spending on new technologies or initiatives in order to focus on other priorities, and this could negatively affect the amount of business that we are able to obtain. Growth in the primary markets we serve could be at a slow rate, or could stagnate, for an extended period of time. Differing patterns of economic growth and contraction in the geographical regions in which we operate and the industries we serve may affect demand for our services. On-going economic uncertainties also affect our business in a number of other ways, making it more difficult to accurately forecast and plan our future business activities. Specifically, if we are unable to forecast client demand for our services accurately, we might be unable to effectively plan for or respond to economic changes. This could result, for example, in not having the appropriate personnel where they are needed, and could have a significant negative impact on our results of operations. Any of these economic conditions could have a material adverse effect on our results of operations.

Our results of operations and ability to grow could be materially negatively affected if we cannot adapt and expand our services and solutions in response to changes in technology and client demand.

Our success depends on our ability to continue to develop and implement services and solutions that anticipate and respond to rapid and continuing changes in technology and industry developments to serve the evolving needs of our clients. Our growth strategy focuses on driving innovation for our core business as well as through new business initiatives beyond the core business. If we are not able to successfully drive innovation in our services and solutions, our results of operations and ability to grow could be negatively affected. If, in response to client demand, we move work more quickly into our Global Delivery Network than planned, our revenues may be less than we anticipated.

In addition, we operate in a quickly evolving environment. The services or technologies offered by current or future competitors may make our offerings less competitive or obsolete. Technological developments may arise that materially affect the commercial viability of our offerings. If we are unable to anticipate and respond effectively to these technological developments, our ability to obtain or successfully deliver client work may be negatively affected.

The consulting and outsourcing markets are highly competitive, and we might not be able to compete effectively.

The markets in which we offer our services are highly competitive. We compete with a variety of companies, including:

•

Off-shore service providers in lower-cost locations, particularly in India or China, that offer services similar to those we offer, often at highly competitive prices and on more aggressive contractual terms;

•	Large multinational providers, including the services arms of large global technology providers (hardware and software), that offer some or all of the services that we do;

•

Niche solution or service providers or local competitors that compete with us in a specific geographic market, industry segment or service area, including companies that provide new or alternative products, services or delivery models; and

•	Accounting firms that are expanding or re-emphasizing their provision of some consulting services, including through acquisitions.

In addition, a client may choose to use its own resources rather than engage an outside firm for the types of services we provide. Some of our competitors are companies that may have greater financial, marketing or other resources than we do and, therefore, may be better able to compete for new work and skilled professionals.

The competitive environment in our industry affects our ability to obtain favorable pricing in a number of ways, all of which could have a material negative impact on our results of operations. The less we are able to differentiate our services and solutions, the more risk we have that they will be seen as commodities, with price being the driving factor in selecting a service provider. Increased competition from companies located in lower-cost locations has put downward pressure on the prices we can charge for our services, particularly in the outsourcing and systems integration markets, and is likely to continue to do so. Some of our competitors are willing, at times, to price contracts with low or negative margins in an effort to increase market share. Further, if our competitors develop and implement methodologies that yield greater efficiency and productivity, they may be able to offer services similar to ours at lower prices.

Even if we have potential offerings that address marketplace or client needs, our competitors may be more successful at selling similar services they offer, including to companies that are Accenture clients. Some of our competitors are more established in emerging markets, and this may make our geographic expansion strategy in these markets more challenging. Additionally, our competitors may also offer more aggressive contractual terms, which may affect our ability to win work. In addition, we may face greater competition from companies that have increased in size or scope as a result of strategic mergers or acquisitions. These transactions may include consolidation activity among hardware manufacturers, software developers and vendors, and service providers. Within the last two years, we have seen significant consolidation that has resulted in the convergence of products and services that were once offered separately by independent vendors. Our access to such products and services may be reduced as a result of this consolidation. Additionally, vertically integrated companies are able to offer as a single provider more integrated services, software and hardware to clients than we can. If buyers of services favor using a single provider for an integrated technology stack, such buyers may direct more business to our competitors, and this could materially adversely affect our competitive position and our results of operations.

Our work with government clients exposes us to additional risks inherent in the government contracting environment.

Our clients include national, provincial, state and local governmental entities. Our government work carries various risks inherent in the government contracting process. These risks include, but are not limited to, the following:

•

Government entities typically fund projects through appropriated monies. While these projects are often planned and executed as multi-year projects, the government entities usually reserve the right to change the scope of or terminate these projects for lack of approved funding and at their convenience. Changes in government or political developments, including budget deficits or shortfalls, could result in our projects being reduced in price or scope or terminated altogether, which also could limit our recovery of incurred costs, reimbursable expenses and profits on work completed prior to the termination. Furthermore, if insufficient funding is appropriated to the government entity to cover termination costs, we may not be able to fully recover our investments.

•

Government entities, particularly in the United States, often reserve the right to audit our contract costs and conduct inquiries and investigations of our business practices with respect to government contracts. If these audits conclude that the costs are not reimbursable, then we will not be allowed to bill for them, or the cost must be refunded to the government if it has already been paid to us. Findings from an audit also could result in our being required to prospectively adjust previously agreed rates for our work, may affect our future profitability or may prevent us, by operation of law or in practice, from receiving new government contracts for some period of time. In the U.S., pending final audit determinations the government may require us not to bill a percentage of our costs, as the U.S. government is currently doing with respect to certain of our contracts in an amount that is not material to our results of operations. U.S. government agencies, including the Defense Contract Audit Agency (the “DCAA”), routinely audit our contract costs, including allocated indirect costs and compliance with the Cost Accounting Standards (“CAS”), and conduct system reviews, investigations and other inquiries of our performance and business practices with respect to our government contracts. Currently, we are being audited by DCAA in relation to our indirect cost submissions with respect to several fiscal years, as well as in relation to CAS and our business systems. If the government auditors find, and the Defense Contract Management Agency (which has administrative authority over our U.S. government contracts) concludes, that certain costs are not reimbursable, have not been properly determined or are based on outdated estimates of our work, then we will not be allowed to bill for such costs or may have to refund money that has already been paid to us.

•

If a government client discovers improper or illegal activities in the course of audits or investigations, we may become subject to various civil and criminal penalties, including those under the civil U.S. False Claims Act, and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with other agencies of that government. The inherent limitations of internal controls may not prevent or detect all improper or illegal activities, regardless of their adequacy. An allegation of improper or illegal activity, even if not proven, could result in negative publicity, which could damage our reputation and adversely affect our ability to win new contracts or receive contract renewals.

•

U.S. government contracting regulations impose strict compliance and disclosure obligations. Disclosure is required if certain company personnel have knowledge of “credible evidence” of a violation of federal criminal laws involving fraud, conflict of interest, bribery or improper gratuity, a violation of the civil False Claims Act or receipt of a significant overpayment from the government. Failure to make required disclosures could be a basis for suspension and/or debarment from federal government contracting in addition to breach of the specific contract and could also impact contracting beyond the U.S. federal level. Reported matters also could lead to audits or investigations and other civil, criminal or administrative sanctions.

•

Government contracts, and the proceedings surrounding them, are often subject to more extensive scrutiny and publicity than contracts with commercial clients. Negative publicity related to our government contracts, regardless of its accuracy, may further damage our business by affecting our ability to compete for new contracts.

•

Political and economic factors such as pending elections, the outcome of recent elections, changes in leadership among key executive or legislative decision makers, revisions to governmental tax or other policies and reduced tax revenues can affect the number and terms of new government contracts signed or the speed at which new contracts are signed, decrease future levels of spending and authorizations for programs that we bid, shift spending priorities to programs in areas for which we do not provide services and/or lead to changes in enforcement or how compliance with relevant rules or laws is assessed.

•	Terms and conditions of government contracts tend to be more onerous and are often more difficult to negotiate than those for commercial contracts.

The occurrences or conditions described above could affect not only our business with the particular government entities involved, but also our business with other entities of the same or other governmental bodies or with certain commercial clients. Additionally, because of their visibility and political nature, government projects may present a heightened risk to our reputation. If any of the risks discussed above were to occur, it could have a material adverse effect on our business or our results of operations.

Our business could be adversely affected if our clients are not satisfied with our services.

Our business model depends in large part on our ability to attract additional work from our base of existing clients. Our business model also depends on relationships our senior executives develop with our clients so that we can understand our clients’ needs and deliver solutions and services that are tailored to those needs. If a client is not satisfied with the quality of work performed by us, a subcontractor or other third parties who provide services or products for a specific project, or with the type of services or solutions delivered, then we could incur additional costs to address the situation, the profitability of that work might be impaired, and the client’s dissatisfaction with our services could damage our ability to obtain additional work from that client. In particular, clients that are not satisfied might seek to terminate existing contracts prior to their scheduled expiration date and could direct future business to our competitors. In addition, negative publicity related to our client services or relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new contracts with current and prospective clients.

Our results of operations could be materially adversely affected if our clients terminate their contracts with us.

Many of our clients typically retain us on a non-exclusive, project-by-project basis. Although we do not centrally track the termination provisions of our consulting contracts, we estimate that the majority of our contracts can be terminated by our clients on short notice, and some without notice. Many of our consulting contracts are less than 12 months in duration, and these shorter-duration contracts typically permit a client to terminate the agreement with as little as 30 days notice and without significant cost to the client. Longer-term, larger and more complex contracts, such as the majority of our outsourcing contracts, generally require a longer notice period for termination and often include an early termination charge to be paid to us, but this charge might not be sufficient to cover our costs or make up for anticipated profits lost upon termination of the contract. Additionally, large client projects often involve multiple contracts or stages, and a client could choose not to retain us for additional stages of a project, try to renegotiate the terms of its contract or cancel or delay additional planned work. Terminations, cancellations or delays could result from factors that are beyond our control and unrelated to our work product or the progress of the project, including the business or financial conditions of the client, changes in ownership or management at our clients, changes in client strategies or the economy or markets generally. For example in fiscal 2009, we experienced a higher volume of contract terminations and restructurings as a result of challenging economic conditions, which negatively affected our results of operations. When contracts are terminated, we lose the anticipated revenues and might not be able to replace the lost revenue, or it may take significant time to replace, with other work or eliminate associated costs in a timely manner. Consequently, our results of operations in subsequent periods could be materially lower than expected.

Outsourcing services are a significant part of our business and subject us to additional operational and financial risk.

We earned approximately 43% of our net revenues during the fifteen months ended August 31, 2010 from our outsourcing services. This portion of our business presents potential operational and financial risks that are different from those of our consulting and systems integration services. Our outsourcing services involve taking over the operation of certain portions of our clients’ businesses. In some cases, we may deliver those services using client personnel and third-party contracts that are transferred to us. From time to time, however, we assume responsibility for delivering our services using client personnel or client subcontractors who are not transferred to us, and we therefore have less ability to fully control their work and efforts. In addition, we could incur liability for failure to comply with laws or regulations related to the portions of our clients’ businesses that are transferred to us. This type of work also presents financial risks to us. Outsourcing contracts typically have longer terms than consulting contracts and generally have lower gross margins than consulting contracts, particularly during the first year of the contract. This could exert downward pressure on our overall gross margins, particularly during the early stages of new outsourcing contracts, which might not be offset by improved performance on contracts in our portfolio that we have been operating for a longer time. Furthermore, we face considerable competition for outsourcing work and our clients are increasingly using intensive contracting processes and aggressive contracting techniques and terms, sometimes assisted by third-party advisors.

In addition, we may face exposure in our outsourcing business if we contribute to internal controls issues of a client. If a process we manage for a client were to result in internal controls failures at the client or impair our client’s ability to comply with its own internal control requirements, there is a risk that we could face legal liability. Many of our clients request that we obtain an audit under Statement on Auditing Standards No. 70 of the control activities we perform for them when we host or process data belonging to them. We cannot guarantee that we will receive an unqualified opinion in any such audit, and our ability to acquire new clients and retain existing clients may be adversely affected and our reputation could be harmed if we receive a qualified opinion, or if we cannot obtain an unqualified opinion in a timely manner.

Our results of operations could materially suffer if we are not able to obtain favorable pricing.

If we are not able to obtain favorable pricing for our services, our revenues and profitability could materially suffer. The rates we are able to charge for our services are affected by a number of factors, including:

•	general economic and political conditions;

•	our ability to differentiate, and/or clearly convey the value of, our services;

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the pricing practices of our competitors, including the aggressive use by our competitors of off-shore resources to provide lower-cost service delivery capabilities, or the introduction of new services or products by our competitors;

•	our clients’ desire to reduce their costs;

•	our ability to charge higher prices where market demand or the value of our services justifies it;

•	our ability to accurately estimate, attain and sustain contract revenues, margins and cash flows over long contract periods; and

•	procurement practices of clients and their use of third-party advisors.

If we are unable to keep our supply of skills and resources in balance with client demand around the world, our business, the utilization rate of our professionals and our results of operations may be materially adversely affected.

Our success is dependent, in large part, on our ability to keep our supply of skills and resources in balance with client demand around the world. Experienced personnel in our industry are in high demand, and competition for their talents is intense. We must hire, retain and motivate appropriate numbers of talented people with diverse skills in order to serve clients and grow and manage our business. We are particularly dependent on retaining our senior executives and other experienced managers with the skill sets required by our business, and if we are unable to do so, our ability to develop new business and effectively lead our current projects could be jeopardized. Similarly, our profitability depends on our ability to effectively utilize personnel with the right mix of skills and experience to support our projects, including our ability to transition employees from completed projects to new assignments. If the utilization rate of our professionals is too high, it could have an adverse effect on employee engagement and attrition. If our utilization rate is too low, our profitability could suffer. The processes and costs associated with recruiting, training and retaining employees, and our need to devote time to business development and other non-chargeable activities, place significant demands on our resources. The mobility of our employees also contributes to the effective operation of our global business model, and increased regulation of immigration or work visas could make this more difficult.

There is a risk that at certain points in time and in certain geographical regions, we will find it difficult to hire and retain a sufficient number of employees with the skills or backgrounds to meet current or future demand. In these cases, we might need to redeploy existing personnel or increase our reliance on subcontractors to fill certain of our labor needs. Our geographic expansion strategy in our strategic growth markets and other emerging markets depends in part on our ability to attract and retain both business leaders and people with the appropriate delivery skills. Additionally, if demand were to escalate at a high rate, we may need to adjust our compensation practices, which could put upward pressure on our costs and adversely affect our profitability if we are unable to recover these increased costs. At certain times, however, we may also have more personnel than we need in certain skill sets or geographies. In these situations, we must evaluate voluntary attrition and use increased involuntary terminations and reduced levels of new hiring as means to keep our supply of skills and resources in balance with client demand in those geographies.

Our ability to grow our revenues and increase profitability could be adversely affected if we cannot effectively manage employee hiring, assimilation and retention to meet client demand, maintain a favorable utilization rate and achieve an efficient workforce structure.

Our business could be materially adversely affected if we incur legal liability in connection with providing our services and solutions.

We could be subject to significant legal liability and litigation expense if we fail to meet our contractual obligations, fail to disclose our financial or other arrangements with our alliance partners, or otherwise breach obligations, to third parties, including clients, alliance partners, and other parties with whom we conduct business, or if our subcontractors breach or dispute the terms of our agreements with them and impede our ability to meet our obligations to our clients. We may enter into agreements with non-standard terms because we perceive an important economic opportunity or because our personnel did not adequately follow our contracting guidelines. In addition, the contracting practices of our competitors, along with the demands of increasingly sophisticated clients, may cause contract terms and conditions that are unfavorable to us to become new standards in the marketplace. We may find ourselves committed to providing services or solutions that we are unable to deliver or whose delivery will reduce our profitability or cause us financial loss. If we cannot or do not perform our obligations, we could face significant legal liability, and our contracts might not always protect us adequately through limitations on the scope of our potential liability, because a third party may allege fraud or other wrongdoing to prevent us from relying upon those contractual protections. A failure of a client’s system based on our services or solutions could subject us to a claim for significant damages that could materially adversely affect our results of operations. If we cannot or do not meet our contractual obligations to provide such solutions and services, and if our exposure is not adequately limited through the terms of our agreements, or if liability limitations are not enforced, we might face significant legal liability and litigation expense and our results of operations could be materially adversely affected. In addition to expense, litigation can be lengthy and disruptive to normal business operations, and litigation results can be unpredictable.

If our pricing estimates do not accurately anticipate the cost and complexity of performing our work, then our contracts could be unprofitable.

Our pricing for all of our services and solutions is highly dependent on our internal forecasts and predictions about our projects and the marketplace, which might be based on limited data and could turn out to be inaccurate. If we do not accurately estimate the costs and timing for completing projects to a client’s satisfaction, or we experience unanticipated delivery difficulties, our contracts could prove unprofitable or yield lower profit margins than anticipated. Our pricing, cost and profit margin estimates on outsourcing work, and sometimes other types of work, frequently include anticipated long-term cost savings for the client from transformational and other initiatives that we expect to achieve and sustain over the life of the contract. There is a risk that we will underprice our contracts, fail to accurately estimate the costs of performing the work or fail to accurately assess the risks associated with potential contracts. This risk could result in existing contracts and contracts entered into in the future being less profitable than expected or unprofitable, which could have an adverse effect on our profitability.

Many of our contracts include performance payments that link some of our fees to the attainment of performance or business targets. This could increase the variability of our revenues and margins.

Many of our contracts include performance clauses that require us to achieve agreed-upon performance standards or milestones. If we fail to satisfy these measures, it could reduce our fees under the contracts, increase the cost to us of meeting performance standards or milestones, delay expected payments or subject us to potential damage claims under the contract terms. Additionally, we have a number of contracts in which a portion of our fees or incentives depends on performance measures such as cost-savings, revenue enhancement, benefits produced, business goals attained and adherence to schedule. These goals can be complex and may depend on our clients’ actual levels of business activity. These provisions could increase the variability in revenues and margins earned on those contracts.

Our ability to attract and retain business may depend on our reputation in the marketplace.

Our services are marketed to clients and prospective clients based on a number of factors. Our corporate reputation is a significant factor in our clients’ evaluation of whether to engage our services. We believe the Accenture brand name and our reputation are important corporate assets that help distinguish our services from those of our competitors and also contribute to our efforts to recruit and retain talented employees. However, our corporate reputation is potentially susceptible to material damage by events such as disputes with clients, information technology security breaches or service outages or other delivery failures. Similarly, our reputation could be damaged by actions or statements of current or former clients, competitors, vendors, adversaries in legal proceedings, government regulators, as well as members of the investment community and the media. There is a risk that negative information about Accenture, even if based on rumor or misunderstanding, could adversely affect our business. Damage to our reputation could be difficult and time-consuming to repair, could make potential or existing clients reluctant to select us for new engagements, resulting in a loss of business, and could adversely affect our recruitment and retention efforts. Damage to our reputation could also reduce the value and effectiveness of the Accenture brand name and could reduce investor confidence in us, materially adversely affecting our share price.

Our alliance relationships may not be successful or may change, which could adversely affect our results of operations.

We have alliances with companies whose capabilities complement our own. Many of our services and solutions are based on technology or software provided by our alliance partners. See “Business—Alliances.” The priorities and objectives of our alliance partners may differ from ours. As most of our alliance relationships are non-exclusive, our alliance partners are not prohibited from competing with us or forming closer or preferred arrangements with our competitors. One or more of our key alliance partners may be acquired by a competitor. If our alliances are less successful, we may be less competitive, our ability to offer attractive solutions to our clients may be negatively affected, and our results of operations could be adversely affected.

Our Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose us to operational risks.

Our business model is dependent on our Global Delivery Network, in which Accenture personnel are based at more than 50 delivery centers around the world. Under this strategy, we have continued to shift personnel and processes to locations where we can perform both outsourcing and consulting work at lower cost than in more highly-developed markets such as Western Europe or North America. While these delivery centers are located throughout the world, we have based large portions of our delivery network in India and the Philippines. Concentrating our Global Delivery Network in these locations presents a number of operational risks, many of which are beyond our control. India and the Philippines have experienced severe weather conditions, including cyclones, typhoons and other storms, which may occur again and could impair the ability of our people to safely travel to our facilities. Additionally, both countries have experienced political instability and worker strikes. Our business continuity and disaster recovery plans may not be effective, particularly if catastrophic events occur. If any of these circumstances occurs, we have a greater risk that the interruptions in communications with our clients and other Accenture locations and personnel, and any down-time in important processes we operate for clients, could result in a material adverse effect on our results of operations and our reputation in the marketplace.

As a result of our geographically diverse operations and our growth strategy to continue geographic expansion, we are more susceptible to certain risks.

We have offices and operations in 53 countries around the world and provide services to clients in more than 120 countries. During the fifteen months ended August 31, 2010, approximately 44% of our net revenues were attributable to the Americas region, 44% were attributable to the Europe, Middle East and Africa region (“EMEA”), and 12% were attributable to the Asia Pacific region. In addition, our Global Delivery Network comprises local Accenture professionals working at client sites around the world as well as more than 50 delivery centers. One aspect of our growth strategy is to continue our geographic expansion in emerging markets, which generally involve greater financial and operational risks, such as those described below, than our more mature markets. If we are unable to manage the risks of our global operations and geographic expansion strategy, including fluctuations in foreign exchange and inflation rates, international hostilities, natural disasters, security breaches, failure to maintain compliance with our clients’ control requirements and multiple legal and regulatory systems, our results of operations and ability to grow could be materially adversely affected. Negative or uncertain political climates in countries or geographies where we operate could also adversely affect us.

Our results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates.    Although we report our results of operations in U.S. dollars, a majority of our net revenues is denominated in currencies other than the U.S. dollar. Fluctuations in foreign currency exchange rates could have a material adverse effect on our results of operations.

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Because our consolidated financial statements are presented in U.S. dollars, we must translate revenues, expenses and income, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, changes in the value of the U.S. dollar against other currencies will affect our net revenues, operating income and the value of balance-sheet items originally denominated in other currencies. Declines in the value of other currencies against the U.S. dollar could cause our growth in consolidated earnings stated in U.S. dollars to be lower than our growth in local currency when compared against other periods. Conversely, increases in the value of other currencies against the U.S. dollar could cause our growth in consolidated earnings stated in U.S. dollars to be higher than our growth in local currency when compared against other periods.

•

In some countries we could be subject to strict restrictions on the movement of cash and the exchange of foreign currencies, which could limit our ability to use this cash across our global operations.

•	As we continue to leverage our global delivery model, more of our expenses are incurred in currencies other than those in which we bill for the related services. An increase in the value of certain currencies, such as the Indian rupee, against the U.S. dollar could increase costs for delivery of services at off-shore sites by increasing labor and other costs that are denominated in local currency, and there can be no assurance that our contractual provisions or our currency hedging activities would offset this impact. This could result in a decrease in the profitability of our contracts that are utilizing delivery center resources. In addition, our currency hedging activities are themselves subject to risk. These include risks related to counterparty performance under hedging contracts and risks related to currency fluctuations. We also face risks that extreme economic conditions, political instability, or hostilities or disasters of the type described in the paragraph below could impact our underlying exposures, perhaps eliminating them. Such an event could lead to losses being recognized on the currency hedges then in place, not offset by anticipated changes in the underlying hedge exposure.

International hostilities, terrorist activities, natural disasters, pandemics and infrastructure disruptions could prevent us from effectively serving our clients and thus adversely affect our results of operations.    Acts of terrorist violence, armed regional and international hostilities and international responses to these hostilities, natural disasters, global health risks or pandemics or the threat of or perceived potential for these events could have a negative impact on us. These events could adversely affect our clients’ levels of business activity and precipitate sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our people and to physical facilities and operations around the world, whether the facilities are ours or those of our alliance partners or clients. By disrupting communications and travel and increasing the difficulty of obtaining and retaining highly skilled and qualified personnel, these events could make it difficult or impossible for us to deliver services to our clients. Extended disruptions of electricity, other public utilities or network services at our facilities, as well as system failures at, or security breaches in, our facilities or systems, could also adversely affect our ability to serve our clients. While we plan and prepare to defend against each of these occurrences, we might be unable to protect our people, facilities and systems against all such occurrences. We generally do not have insurance for losses and interruptions caused by terrorist attacks, conflicts and wars. If these disruptions prevent us from effectively serving our clients, our results of operations could be adversely affected.

Our global operations expose us to numerous and sometimes onerous or conflicting legal and regulatory requirements, and violation of these regulations could harm our business.    We are subject to numerous, and sometimes conflicting, legal regimes on matters as diverse as import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, immigration, antibribery, internal and disclosure control obligations, securities regulation, anti-competition, data privacy and labor relations. This includes in emerging markets where legal systems may be less developed or familiar to us. Compliance with diverse legal requirements is costly, time-consuming and requires significant resources. Violations of one or more of these regulations in the conduct of our business could result in significant fines, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations in connection with the performance of our obligations to our clients also could result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to process information and allegations by our clients that we have not performed our contractual obligations. Due to the varying degrees of development of the legal systems of the countries in which we operate, local laws might be insufficient to protect our rights.

Legislation related to certain non-U.S. corporations has been enacted in various jurisdictions in the United States, none of which adversely affects Accenture. However, additional legislative proposals remain under consideration which, if enacted, could limit or even prohibit our eligibility to be awarded state or federal government contracts in the United States in the future. Changes in laws and regulations could also mandate significant and costly changes to the way we implement our services and solutions or could impose additional taxes on our services and solutions. For example, because outsourcing and systems integration represent a significant portion of our business, changes in laws and regulations to limit using off-shore resources, which have been proposed from time to time in various jurisdictions, could adversely affect our results of operations if we are not able to transfer the affected work to other parts of our Global Delivery Network in a timely manner and without materially impacting our results of operations.

In many parts of the world, including countries in which we operate, practices in the local business community might not conform to international business standards and could violate anticorruption laws or regulations, including the U.S. Foreign Corrupt Practices Act. Although we have policies and procedures in place that are designed to promote legal and regulatory compliance, our employees, subcontractors and agents could take actions that violate these policies or procedures or applicable anticorruption laws or regulations. Violations of these laws or regulations could subject us to criminal or civil enforcement actions, including fines and suspension or disqualification from U.S. federal contracting, any of which could have a material adverse effect on our business.

We could have liability or our reputation could be damaged if we fail to protect client and Accenture data or information systems as obligated by law or contract or if our information systems are breached.

We are dependent on information technology networks and systems to process, transmit and store electronic information and to communicate among our locations around the world and with our clients, alliance partners, and vendors. The breadth and complexity of this infrastructure increases the potential risk of security breaches. Such breaches could lead to shutdowns or disruptions of our systems and potential unauthorized disclosure of confidential information. In providing services to clients, we often manage, utilize and store sensitive or confidential client or Accenture data, including personal data. As a result, we are subject to numerous laws and regulations designed to protect this information, such as the national laws implementing the European Union Directive on Data Protection and various U.S. federal and state laws governing the protection of health or other personally identifiable information. These laws and regulations are increasing in complexity and number, change frequently and sometimes conflict among the various countries in which we operate. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to client or Accenture data, or otherwise mismanages or misappropriates that data, we could be subject to significant monetary damages, regulatory enforcement actions, fines, and/or criminal prosecution in one or more jurisdictions. These monetary damages might not be subject to a contractual limit of liability or an exclusion of consequential or indirect damages and could be significant. Unauthorized disclosure of sensitive or confidential client or Accenture data, whether through systems failure, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose clients. Similarly, unauthorized access to or through our information systems or those we develop for our clients, whether by our employees or third parties, including an attack by viruses, worms or other malicious software programs, could result in negative publicity, legal liability and damage to our reputation and could have a material adverse effect on our results of operations.

We could be subject to liabilities or damage our relationships with clients if our subcontractors or the third parties with whom we partner cannot meet their commitments on time or at all.

Large and complex arrangements often require that we utilize subcontractors or that our services and solutions incorporate or coordinate with the software, systems or infrastructure requirements of other vendors and service providers, including companies with which we have alliances. Our ability to serve our clients and deliver and implement our solutions in a timely manner depends on the ability of these subcontractors, vendors and service providers to deliver their products and services in a timely manner and in accordance with project requirements, as well as on our effective oversight of their performance. Some of this work involves new technologies, which may not work as intended or may take more effort to implement than initially predicted. In some cases, these subcontractors are small firms, and they might not have the resources or experience to successfully integrate their services with large-scale projects or enterprises. In addition, certain client work requires the use of unique and complex structures and alliances, some of which require us to assume responsibility for the performance of third parties whom we do not control. Any of these factors could adversely affect our ability to perform and subject us to additional liabilities, which could have a material adverse effect on relationships with our clients and on our results of operations.

Our services or solutions could infringe upon the intellectual property rights of others or we might lose our ability to utilize the intellectual property of others.

We cannot be sure that our services and solutions, or the solutions of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and these third parties could claim that we or our clients are infringing upon their intellectual property rights. These claims could harm our reputation, cost us money and prevent us from offering some services or solutions. In a number of our contracts, we agree to indemnify our clients for expenses or liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities could be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements. If we cannot or do not license the infringed technology at all or on reasonable terms, or we cannot substitute alternative technology from another source, our operations could be materially adversely affected. Additionally, in recent years individuals and firms have begun purchasing intellectual property assets for the sole purpose of asserting claims of infringement and attempting to extract settlements from large companies. If a claim of infringement were successful against us or our clients, an injunction might be ordered against our client or our own services or operations, causing further damages.

We could lose our ability to utilize the intellectual property of others. Third-party suppliers of software, hardware or other intellectual assets could be acquired or sued, and this could disrupt use of their products or services by Accenture and our clients. If our ability to provide services and solutions to our clients is impaired, our results of operations could be materially adversely affected.

We have only a limited ability to protect our intellectual property rights, which are important to our success.

Our success depends, in part, upon our ability to protect our proprietary methodologies and other intellectual property. Existing laws of some countries in which we provide services or solutions might offer only limited protection of our intellectual property rights. We rely upon a combination of trade secrets, confidentiality policies, nondisclosure and other contractual arrangements, and patent, copyright and trademark laws to protect our intellectual property rights. These laws are subject to change at any time and could further restrict our ability to protect our innovations. Our intellectual property rights may not prevent competitors from independently developing products and services similar to or duplicative of ours. Further, the steps we take in this regard might not be adequate to prevent or deter infringement or other misappropriation of our intellectual property, and we might not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, our intellectual property rights. Enforcing our rights might also require considerable time, money and oversight.

Depending on the circumstances, we might need to grant a specific client greater rights in intellectual property developed in connection with a contract than we otherwise generally do. In certain situations, we might forego all rights to the use of intellectual property we create, which would limit our ability to reuse that intellectual property for other clients. Any limitation on our ability to provide a service or solution could cause us to lose revenue-generating opportunities and require us to incur additional expenses to develop new or modified solutions for future projects.

Changes in our level of taxes, and audits, investigations and tax proceedings, could have a material adverse effect on our results of operations and financial condition.

We are subject to income taxes in numerous jurisdictions. We calculate and provide for income taxes in each tax jurisdiction in which we operate. Tax accounting often involves complex matters and judgment is required in determining our worldwide provision for income taxes and other tax liabilities. We are subject to ongoing tax audits in various jurisdictions. Tax authorities have disagreed, and may in the future disagree, with our judgments. We regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax liabilities. However, our judgments might not be sustained as a result of these audits, and the amounts ultimately paid could be different from the amounts previously recorded. In addition, our effective tax rate in the future could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. Furthermore, changes in tax laws, treaties or regulations, or their interpretation or enforcement, may be unpredictable and could materially adversely affect our tax position. Any of these occurrences could have a material adverse effect on our results of operations and financial condition.

Our profitability could suffer if our cost-management strategies are unsuccessful.

Our ability to improve or maintain our profitability is dependent on our being able to successfully manage our costs. Our cost management strategies include maintaining appropriate alignment between the demand for our services and our resource capacity, optimizing the costs of service delivery and maintaining or improving our sales and marketing and general and administrative costs as a percentage of revenues. This includes executing an increasing amount of our client delivery using geographically distributed workforces in lower-cost locations in our Global Delivery Network. We have also taken actions to reduce certain costs, and these initiatives include, without limitation, ongoing global consolidation of our office space and re-alignment of portions of our non-client-facing workforce to lower-cost locations. There is no guarantee that these, or other, cost-management efforts will be successful, that our efficiency will be enhanced, or that we will achieve desired levels of profitability. If we are not effective in reducing our operating costs in the face of changes in demand or pricing, our results of operations could be materially adversely affected.

If we are unable to collect our receivables or unbilled services, our results of operations, financial condition and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for work performed. We evaluate the financial condition of our clients and usually bill and collect on relatively short cycles. In limited circumstances, we also extend financing to our clients. We maintain allowances against receivables and unbilled services. Actual losses on client balances could differ from those that we currently anticipate and as a result we might need to adjust our allowances. There is no guarantee that we will accurately assess the creditworthiness of our clients. Macroeconomic conditions could also result in financial difficulties for our clients, and as a result could cause clients to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. Recovery of client financing and timely collection of client balances also depend on our ability to complete our contractual commitments and bill and collect our contracted revenues. If we are unable to meet our contractual requirements, we might experience delays in collection of and/or be unable to collect our client balances, and if this occurs, our results of operations and cash flows could be adversely affected. In addition, if we experience an increase in the time to bill and collect for our services, our cash flows could be adversely affected.

We may be subject to criticism, negative publicity and legislative or regulatory action related to our incorporation in Ireland.

Some companies that conduct business in the United States but are domiciled in certain offshore jurisdictions have been criticized as improperly avoiding U.S. taxes or creating an unfair competitive advantage over U.S. companies. Accenture never conducted business under a U.S. parent company, and pays U.S. taxes on all of its U.S. operations. Nonetheless, we could be subject to similar criticism in connection with our incorporation in Bermuda for eight years and current incorporation in Ireland.

Although we expect to be able to rely on the tax treaty between the U.S. and Ireland, there can be no assurance that legislative or diplomatic action will not be taken that would prevent us from being able to rely on such treaty. Our inability to rely on such treaty would subject us to increased taxation or significant additional expense. Congressional proposals could change the definition of a U.S. person for U.S. federal income tax purposes, which could subject us to increased taxation. In addition, we could be materially adversely affected by future changes in tax law or policy in Ireland or other jurisdictions where we operate, including their treaties with the United States. Various U.S. federal and state legislative proposals have been introduced and/or enacted in recent years that deny government contracts to certain U.S. companies that reincorporate or have reincorporated outside the United States. While Accenture was not a U.S. company that reincorporated outside the United States, these contract bans and other legislative proposals could be enacted in a way to negatively affect Accenture.

If we are unable to manage the organizational challenges associated with our size, we might be unable to achieve our business objectives.

As of August 31, 2010, we had approximately 204,000 employees worldwide. Our size presents significant management and organizational challenges. It may become increasingly difficult to maintain effective standards across a large enterprise and effectively institutionalize our knowledge. It takes time for our newer employees to develop the knowledge, skills and experience that our business model requires. In addition, it may become more difficult to maintain our culture, effectively manage and monitor our personnel and operations and effectively communicate to our personnel worldwide our core values, strategies and goals, particularly given our world-wide operations. Finally, the size and scope of our operations increase the possibility that we will have employees who engage in unlawful or fraudulent activity, or otherwise expose us to unacceptable business risks, despite our efforts to train our people and maintain internal controls to prevent such instances. If we do not continue to develop and implement the right processes and tools to manage our enterprise and instill our culture and core values into all our employees, our ability to compete successfully and achieve our business objectives could be impaired.

We may not be successful at identifying, acquiring or integrating other businesses.

We expect to continue our program of pursuing tactical acquisitions designed to enhance our capabilities, expand in emerging markets and other countries or develop new services and solutions. We may not successfully identify suitable acquisition candidates, succeed in completing targeted transactions or achieve desired results of operations. Furthermore, we face risks in successfully integrating any businesses we might acquire. We might need to dedicate additional management and other resources, and our organizational structure could make it difficult for us to efficiently integrate acquired businesses into our ongoing operations and assimilate employees of those businesses into our culture and operations. Accordingly, we might fail to realize the expected benefits or strategic objectives of any acquisition we undertake. We might not achieve our expected return on investment, or may lose money. If we are unable to complete the number and kind of acquisitions for which we plan, or if we are inefficient or unsuccessful at integrating any acquired businesses into our operations, we may not be able to achieve our planned rates of growth or improve our market share, profitability or competitive position in specific markets or services.

Consolidation in the industries that we serve could adversely affect our business.

Companies in the industries that we serve may seek to achieve economies of scale and other synergies by combining with or acquiring other companies. If two or more of our current clients merge or consolidate and combine their operations, it may decrease the amount of work that we perform for these clients. If one of our current clients merges or consolidates with a company that relies on another provider for its consulting, systems integration and technology, or outsourcing services, we may lose work from that client or lose the opportunity to gain additional work. The increased market power of larger companies could also increase pricing and competitive pressures on us. Any of these possible results of industry consolidation could adversely affect our business.

Our share price and results of operations could fluctuate and be difficult to predict.

Our share price has fluctuated in the past and could continue to fluctuate in the future in response to various factors. These factors include:

•	changes in macroeconomic or political factors unrelated to our business;

•	general or industry-specific market conditions or changes in financial markets;

•	announcements by us or our competitors about developments in our business or prospects;

•	projections or speculation about our business or that of our competitors by the media or investment analysts;

•	changes in our revenues, results of operations and profitability;

•	our ability to generate enough free cash flow to return cash to our shareholders at historical levels or levels expected by our shareholders; and

•	our failure to meet our growth and financial objectives, including with respect to revenue and earnings per share growth.

Our results of operations have varied in the past and are likely to vary significantly from quarter to quarter in the future, making them difficult to predict. Some of the factors that could cause our results of operations to vary include:

•	the business decisions of our clients to begin to curtail or reduce the use of our services, including in response to economic conditions;

•	contract delivery inefficiencies, such as those due to poor delivery or changes in forecasts;

•	seasonality, including number of workdays and holiday and summer vacations;

•	periodic differences between our clients’ estimated and actual levels of business activity associated with ongoing work;

•	the stage of completion of existing projects and/or their termination or restructuring;

•	our ability to transition employees quickly from completed to new projects;

•	the introduction of new products or services by us or our competitors;

•	changes in our pricing policies or those of our competitors;

•	our ability to manage costs, including those for personnel, travel, support services and severance;

•	our ability to maintain an appropriate headcount in each of our workforces;

•	acquisition and integration costs related to possible acquisitions of other businesses;

•	changes in, or the application of changes in, accounting principles or pronouncements under U.S. generally accepted accounting principles, particularly those related to revenue recognition;

•	currency exchange rate fluctuations;

•	changes in estimates, accruals or payments of variable compensation to our employees; and

•	global, regional and local economic and political conditions and related risks, including acts of terrorism.

As a result of any of the above factors, or any of the other risks described in this Item 1A. “Risk Factors,” our share price could be difficult to predict and our share price in the past might not be a good indicator of the price of our shares in the future. In addition, if litigation is instituted against us following variability in our share price, we might need to devote substantial time and resources to responding to the litigation, and our share price could be materially adversely affected.

Our share price could be adversely affected if we are unable to maintain effective internal controls.

The accuracy of our financial reporting is dependent on the effectiveness of our internal controls. We are required to provide a report from management to our shareholders on our internal control over financial reporting that includes an assessment of the effectiveness of these controls. Internal control over financial reporting has inherent limitations, including human error, the possibility that controls could be circumvented or become inadequate because of changed conditions, and fraud. Because of these inherent limitations, internal control over financial reporting might not prevent or detect all misstatements or fraud. If we cannot maintain and execute adequate internal control over financial reporting or implement required new or improved controls that provide reasonable assurance of the reliability of the financial reporting and preparation of our financial statements for external use, we could suffer harm to our reputation, fail to meet our public reporting requirements on a timely basis, be unable to properly report on our business and our results of operations, or be required to restate our financial statements, and the market price of our securities could be materially adversely affected.

We are incorporated in Ireland and a significant portion of our assets are located outside the United States. As a result, it might not be possible for shareholders to enforce civil liability provisions of the federal or state securities laws of the United States.

We are organized under the laws of Ireland, and a significant portion of our assets are located outside the United States. A shareholder who obtains a court judgment based on the civil liability provisions of U.S. federal or state securities laws may be unable to enforce the judgment against us in Ireland or in countries other than the United States where we have assets. In addition, there is some doubt as to whether the courts of Ireland and other countries would recognize or enforce judgments of

U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the federal or state securities laws of the United States or would hear actions against us or those persons based on those laws. We have been advised that the United States and Ireland do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. The laws of Ireland do however, as a general rule, provide that the judgments of the courts of the United States have the same validity in Ireland as if rendered by Irish Courts. Certain important requirements must be satisfied before the Irish Courts will recognize the United States judgment. The originating court must have been a court of competent jurisdiction and the judgment may not be recognized if it was obtained by fraud or its recognition would be contrary to Irish public policy. Any judgment obtained in contravention of the rules of natural justice or that is irreconcilable with an earlier foreign judgment would not be enforced in Ireland. Similarly, judgments might not be enforceable in countries other than the United States where we have assets.

Irish law differs from the laws in effect in the United States and might afford less protection to shareholders.

Our shareholders could have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. As an Irish company, we are governed by the Companies Acts 1963 to 2009 of Ireland (“the Companies Acts”). The Companies Acts differ in some significant, and possibly material, respects from laws applicable to U.S. corporations and shareholders under various state corporation laws, including the provisions relating to interested directors, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors.

Under Irish law, the duties of directors and officers of a company are generally owed to the company only. Shareholders of Irish companies do not generally have rights to take action against directors or officers of the company under Irish law, and may only do so in limited circumstances. Directors of an Irish company must, in exercising their powers and performing their duties, act with due care and skill, honestly and in good faith with a view to the best interests of the company. Directors have a duty not to put themselves in a position in which their duties to the company and their personal interests might conflict and also are under a duty to disclose any personal interest in any contract or arrangement with the company or any of its subsidiaries. If a director or officer of an Irish company is found to have breached his duties to that company, he could be held personally liable to the company in respect of that breach of duty.

We might be unable to access additional capital on favorable terms or at all. If we raise equity capital, it may dilute our shareholders’ ownership interest in us.

We might choose to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of opportunities, including more rapid expansion;

•	acquire other businesses or assets;

•	repurchase shares from our shareholders;

•	develop new services and solutions; or

•	respond to competitive pressures.

Any additional capital raised through the sale of equity could dilute shareholders’ ownership percentage in us. Furthermore, any additional financing we need might not be available on terms favorable to us, or at all.

Review of the Development and Performance of the Business

Overview

Our results of operations are affected by economic conditions, including macroeconomic conditions, credit market conditions and levels of business confidence. Revenues are driven by the ability of our executives to secure new contracts and to deliver solutions and services that add value relevant to our clients’ current needs and challenges. The level of revenues we achieve is based on our ability to deliver market-leading service offerings and to deploy skilled teams of professionals quickly and on a global basis.

Revenues before reimbursements (“net revenues”) for the fifteen months ended August 31, 2010 were $26.70 billion. Although some industries and geographies where we operate continue to be impacted by the economic downturn that began to adversely affect our business in January 2009, overall market demand for our services has improved in recent quarters and we expect this trend to continue in most areas of our business. In the fourth quarter of fiscal 2010, four of our five operating groups, including Products, Financial Services, Resources and Communications & High Tech, experienced quarterly year-over-year revenue growth in local currency. Looking forward, we anticipate that the level of growth will vary across segments and geographic regions and between consulting and outsourcing services. In addition, given there is still economic uncertainty in some markets around the world, our ability to effectively respond to changing client demand patterns will be a key driver of our performance.

In our consulting business, net revenues for the fifteen months ended August 31, 2010 were $15.29 billion. Although consulting revenues for the fifteen months ended August, 31, 2010 reflect the impact of the economic downturn, overall market demand for our consulting services improved during the second half of fiscal 2010. Beginning in the third quarter of fiscal 2010 and to a greater degree in the fourth quarter, we experienced quarterly year-over-year consulting revenue growth in local currency. In the fourth quarter of fiscal 2010, consulting growth in four of our five operating groups, led by Products and Financial Services, was offset by a decline in Health & Public Service, primarily due to our public service business. We are providing a greater proportion of systems integration consulting through use of lower-cost resources in our Global Delivery Network. This trend is resulting in work volume growing faster than revenues, and we expect this to continue in the medium term. Clients continue to focus on initiatives designed to deliver near- and medium-term cost savings and performance improvement. Projects with growth and transformational objectives are returning; however, clients remain cautious, seeking flexibility by using a phased approach to contracting work. In addition, the pricing environment continues to be competitive.

In our outsourcing business, net revenues for the fifteen months ended August 31, 2010 were $11.41 billion. Overall market demand for our outsourcing services improved during the second half of fiscal 2010, and we are beginning to experience higher volumes and scope expansions on existing contracts. Beginning in the third quarter of fiscal 2010 and to a greater degree in the fourth quarter of fiscal 2010, we experienced quarterly year-over-year outsourcing revenue growth in local currency, with significant growth in Products. However, our outsourcing revenue during the fifteen months ended August 31, 2010 continued to be adversely impacted in three operating groups, primarily in Financial Services and to a lesser extent in Communications & High Tech and Resources, by the higher volume of contract terminations and restructurings that began to affect our business after the first quarter of fiscal 2009. We do not expect the fiscal 2009 contract terminations and restructurings to have a material year-over-year impact to outsourcing revenue growth in future periods. In addition, we are providing a greater proportion of outsourcing services through use of lower-cost resources at reduced price levels.

As we are a global company, our revenues are denominated in multiple currencies and may be significantly affected by currency exchange-rate fluctuations. If the U.S. dollar weakens against other currencies, resulting in favorable currency translation, our revenues and revenue growth in U.S. dollars may be higher. If the U.S. dollar strengthens against other currencies, resulting in unfavorable currency translation, our revenues and revenue growth in U.S. dollars may be lower.

The primary categories of operating expenses include cost of services, sales and marketing and general and administrative costs. Cost of services is primarily driven by the cost of client-service personnel, which consists mainly of compensation, sub-contractor and other personnel costs, and non-payroll outsourcing costs. Cost of services as a percentage of revenues is driven by the prices we obtain for our solutions and services, the utilization of our client-service personnel and the level of non-payroll costs associated with new outsourcing contracts. Utilization represents the percentage of our consulting professionals’ time spent on billable work. Utilization for the fourth quarter of fiscal 2010 was approximately 86%, flat with the fourth quarter of fiscal 2009, a decrease from 88% for the third quarter of fiscal 2010 and more in line with our target range. This level of utilization reflects continued demand for resources in our Global Delivery Network as well as an increase in demand in certain countries, including the United States. We are actively hiring to meet current and projected future demand.

Our cost-management strategies include anticipating changes in demand for our services and executing cost-management initiatives. We aggressively plan and manage our payroll costs and take actions as needed to address changes in the anticipated demand for our services, given that payroll costs are the most significant portion of our operating expenses. These cost-management strategies also include executing an increasing amount of our client delivery from our Global Delivery Network in lower-cost locations. Based on current and projected future demand, we increased our headcount, the majority of which serve our clients, to approximately 204,000 as of August 31, 2010. Annualized attrition, excluding involuntary terminations, for the fourth quarter of fiscal 2010 was 17%, flat with the third quarter of fiscal 2010 and more in line with historical levels prior to the economic downturn. This compares with 10% for the fourth quarter of fiscal 2009. We adjust levels of new hiring, evaluate voluntary attrition and use involuntary terminations as means to keep our supply of skills and resources in balance with client demand. In addition, we also adjust compensation in certain skill sets and geographies in order to attract and retain appropriate numbers of qualified employees, and we may need to continue to adjust compensation in the future. Compensation increases for fiscal 2011, which for the majority of our personnel were effective September 1, 2010, are higher than in the prior fiscal year. As in prior fiscal years, we expect to adjust pricing and/or the mix of resources to reduce the impact of this on our gross margin. Our ability to grow our revenues and increase our margins could be adversely affected if we are unable to hire sufficient employees with the skills and background where they are needed, manage attrition, recover increases in compensation and/or effectively assimilate and utilize new employees.

Gross margin (Net revenues less Cost of services before reimbursable expenses as a percentage of Net revenues) for the fifteen months ended August 31, 2010 was 33.4%.

Sales and marketing and general and administrative costs as a percentage of net revenues were 19.9% for the fifteen months ended August 31, 2010. Sales and marketing is driven primarily by compensation costs for business-development activities, investment in service offerings, and marketing- and advertising-related activities. General and administrative costs primarily include costs for non-client-facing personnel, information systems and office space. We continuously monitor these costs and implement cost-management actions, as appropriate, to maintain or lower these costs as a percentage of revenues. These actions include performing a greater proportion of these activities in lower-cost locations. Our margins could be adversely affected if our cost-management actions are not sufficient to maintain sales and marketing and general and administrative costs at or below current levels as a percentage of net revenues.

Operating income for the fifteen months ended August 31, 2010 was $3,334 million. Operating margin (Operating income as a percentage of net revenues) for the fifteen months ended August 31, 2010 was 12.5%. Restructuring costs of $253 million recorded in the fourth quarter of fiscal 2009 reduced Operating income and Operating margin for the fifteen months ended August 31, 2010. These costs included $111 million related to global consolidation of our office space and $142 million related to realignment of our workforce, primarily at the senior-executive level, to reset our cost structure and better align our organization for the future.

Our Operating income is also affected by currency exchange-rate fluctuations on revenues and costs. Most of our costs are incurred in the same currency as the related net revenues. Where practical, we also seek to manage foreign currency exposure for costs not incurred in the same currency as the related net revenues by using currency protection provisions in our customer contracts and through our hedging programs. For more information on our hedging programs, see Note 6 (Derivative Financial Instruments) to our Consolidated Financial Statements.

Revenues by Segment/Operating Group

Our five reportable operating segments are our operating groups, which are Communications & High Tech, Financial Services, Health & Public Service, Products and Resources. Operating groups are managed on the basis of Net revenues because our management believes Net revenues are a better indicator of operating group performance than revenues. In addition to reporting net revenues by operating group, we also report net revenues by two types of work: consulting and outsourcing, which represent the services sold by our operating groups. Consulting net revenues, which include management and technology consulting and systems integration, reflect a finite, distinct project or set of projects with a defined outcome and typically a defined set of specific deliverables. Outsourcing net revenues typically reflect ongoing, repeatable services or capabilities provided to transition, run and/or manage operations of client systems or business functions.

From time to time, our operating groups work together to sell and implement certain contracts. The resulting revenues and costs from these contracts may be apportioned among the participating operating groups. Generally, operating expenses for each operating group have similar characteristics and are subject to the same factors, pressures and challenges. However, the economic environment and its effects on the industries served by our operating groups affect revenues and operating expenses within our operating groups to differing degrees. The mix between consulting and outsourcing is not uniform among our operating groups. Local currency fluctuations also tend to affect our operating groups differently, depending on the geographic concentrations and locations of their businesses.

While we provide discussion about our results of operations below, we cannot measure how much of our revenue growth in a particular period is attributable to changes in price or volume. Management does not track standard measures of unit or rate volume. Instead, our measures of volume and price are extremely complex, as each of our services contracts is unique, reflecting a customized mix of specific services that does not fit into standard comparability measurements. Pricing for our services is a function of the nature of each service to be provided, the skills required and outcome sought, as well as estimated cost, risk, contract terms and other factors.

Results of Operations for the Fifteen Months Ended August 31, 2010

Net revenues (by operating group, geography and type of work) and reimbursements were as follows:

				Percent of Total Net Revenues
	3 Months Ended August 31, 2009	12 Months Ended August 31, 2010	15 Months Ended August 31, 2010	15 Months Ended August 31, 2010
	(in millions of U.S. dollars)
OPERATING GROUPS
Communications & High Tech	$1,118	$4,612	$5,730	21%
Financial Services	1,017	4,446	5,463	21
Health & Public Service	941	3,581	4,522	17
Products	1,122	4,985	6,107	23
Resources	943	3,911	4,854	18
Other	6	15	21	—

TOTAL Net Revenues(1)	5,146	21,551	26,697	100%

Reimbursements(1)	360	1,544	1,903

TOTAL REVENUES(1)	$5,505	$23,094	$28,600

GEOGRAPHY
Americas	$2,264	$9,465	$11,729	44%
EMEA(2)	2,274	9,583	11,857	44
Asia Pacific	608	2,502	3,110	12

TOTAL Net Revenues(1)	$5,146	$21,551	$26,697	100%

TYPE OF WORK
Consulting	$2,914	$12,371	$15,285	57%
Outsourcing(1)	2,232	9,179	11,412	43

TOTAL Net Revenues(1)	$5,146	$21,551	$26,697	100%

n/m = not meaningful

(1)	May not total due to rounding.

(2)	EMEA includes Europe, Middle East and Africa.

Net Revenues

Operating Groups

The following net revenues by operating group commentary discusses net revenues for the fifteen months ended August 31, 2010.

•

Communications & High Tech net revenues were primarily driven by our business in EMEA and Americas in Communications and Electronics & High Tech. While the fiscal 2010 consulting revenues reflected a year-over-year decline, strong year-over-year growth in the fourth quarter of fiscal 2010 partially offset revenue declines in the first three quarters of fiscal 2010. Consulting revenues were primarily driven by our business in EMEA and Americas in Communications and Electronics & High Tech and reflect some clients continuing to seek flexibility by shifting to a more phased approach to contracting work and focusing on managing the scope of existing projects. Outsourcing revenues were primarily driven by our business in Americas and EMEA in Communications and Electronics & High Tech. Client strategy changes, which began in fiscal 2009, particularly in Communications, resulted in a number of contract modifications, which had a negative impact on outsourcing revenues during the fifteen months ended August 31, 2010.

•

Financial Services net revenues were primarily driven by our business in EMEA and Americas in Banking and Insurance. Year-over-year growth in the second half of fiscal 2010 more than offset revenue declines in the first half of fiscal 2010. Consulting and outsourcing revenues were primarily driven by our business in EMEA and Americas in Banking and Insurance. Modest year-over-year outsourcing growth in the fourth quarter of fiscal 2010 partially offset revenue declines in the first three quarters of fiscal 2010. Client consolidations and strategy changes that resulted in contract terminations in fiscal 2009 had a negative impact on our outsourcing revenue during the fifteen months ended August 31, 2010.

•

Health & Public Service net revenues were primarily driven by our business in Americas and EMEA in Public Service. Consulting revenues were driven by our business in Public Service in Americas and EMEA and reflected the impact of inefficient delivery on a contract in Americas. Outsourcing revenues were driven by our business in Public Service in Americas. In addition, the growing uncertainty and challenges in the public sector, particularly in the United States and the United Kingdom and several other countries in Europe, continue to have a significant impact on demand in our public service business throughout the world. The uncertainty of the economic situation resulted in longer sales cycles and a shift to a more phased approach to contracting work, with a focus on near-term cost savings rather than large transformational projects. These trends had a negative impact on our revenues and new contract bookings during the fifteen months ended August 31, 2010 and we expect this trend to continue.

•

Products net revenues were primarily driven by our business in EMEA and Americas in Consumer Goods & Services, Retail and Life Sciences. Year-over-year growth in the second half of fiscal 2010 more than offset year-over-year revenue declines in the first half of fiscal 2010. Consulting revenues were driven by our business in EMEA and Americas in Consumer Goods & Services and Retail. Consulting revenues reflected the continuation of the more conservative spending patterns of our clients, which began in the second quarter of fiscal 2009. In addition, consulting revenues were negatively impacted by a significant reduction in revenues in the first quarter of fiscal 2010 at two large clients as a result of completing several large projects and transitioning from front-end consulting to outsourcing services. Outsourcing revenues were primarily driven by our business in EMEA and Americas in Consumer Goods & Services and Life Sciences.

•

Resources net revenues were primarily driven by our business in Americas and EMEA in Utilities and Energy. While the fiscal 2010 net revenues reflected a year-over-year decline, year-over-year growth in the second half of fiscal 2010 partially offset revenue declines in the first half of fiscal 2010. Consulting revenues were primarily driven by our business in EMEA and Americas in Utilities and Energy. Consulting revenues were impacted by our clients’ continued caution in launching new programs as well as their focus on slowing the pace of existing projects. Outsourcing revenues were primarily driven by our business in Americas and EMEA in Utilities and Energy.

Geographic Regions

•	Americas net revenues were primarily driven by our business in the United States, Brazil and Canada.

•	EMEA net revenues were primarily driven by our business in the United Kingdom, Italy, Spain, France and Germany.

•	Asia Pacific net revenues were primarily driven by our business in Japan and Australia.

Operating Income and Operating Margin

Operating income and operating margin for each of the operating groups were as follows:

	3 Months Ended August 31, 2009	12 Months Ended August 31, 2010	15 Months Ended August 31, 2010
	Operating Income	Operating Income	Operating Income(1)	Operating Margin
	(in millions of U.S. dollars)
Communications & High Tech	$103	$615	$718	13%
Financial Services	80	772	852	16
Health & Public Service	94	287	380	8
Products	33	592	625	10
Resources	110	649	759	16

Total	$420	$2,915	$3,334	12.5%

(1)	May not total due to rounding.

Our operating margin was strong in Financial Services and Resources, driven by strong utilization and outsourcing contract profitability. Health & Public Services operating margin was impacted by inefficient delivery on a few consulting contracts. Products operating margin was impacted by lower consulting contract profitability. In addition, most operating groups recorded higher selling costs and other business-development activities and each operating group recorded a portion of the $253 million restructuring costs recorded in the fourth quarter of fiscal 2009.

Capitalization and Acquisition of Own Shares

The Board of Directors of Accenture plc has authorized funding for our publicly announced open-market share purchase program for acquiring Accenture plc Class A ordinary shares and for purchases and redemptions of Accenture plc Class A ordinary shares, Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares held by our current and former senior executives and their permitted transferees.

A summary of our share purchase activity during the fifteen months ended August 31, 2010 is as follows:

	3 Months Ended August 31, 2009
	Accenture plc Class A Ordinary Shares		Accenture SCA Class I Common Shares and Accenture Canada Holdings Inc. Exchangeable Shares		Total
	Shares	Amount	Shares	Amount	Shares	Amount
	(in millions of U.S. dollars, except share amounts)
Open-market share purchases(1)	797,564	$27	—	$—	797,564	$27
Other share purchase programs	—	—	11,062,738	382	11,062,738	382
Other purchases(2)	3,410,184	117	—	—	3,410,184	117

Total(3)	4,207,748	$143	11,062,738	$382	15,270,486	$525

	12 Months Ended August 31, 2010
	Accenture plc Class A Ordinary Shares		Accenture SCA Class I Common Shares and Accenture Canada Holdings Inc. Exchangeable Shares		Total
	Shares	Amount	Shares	Amount	Shares	Amount
	(in millions of U.S. dollars, except share amounts)
Open-market share purchases(1)	24,940,402	$986	—	$—	24,940,402	$986
Other share purchase programs	—	—	23,152,567	945	23,152,567	945
Other purchases(2)	3,666,119	139	—	—	3,666,119	139

Total(3)	28,606,521	$1,125	23,152,567	$945	51,759,088	$2,071

	15 Months Ended August 31, 2010
	Accenture plc Class A Ordinary Shares		Accenture SCA Class I Common Shares and Accenture Canada Holdings Inc. Exchangeable Shares		Total
	Shares	Amount	Shares	Amount	Shares	Amount
	(in millions of U.S. dollars, except share amounts)
Open-market share purchases(1)	25,737,966	$1,013	—	$—	25,737,966	$1,013
Other share purchase programs	—	—	34,215,305	1,328	34,215,305	1,328
Other purchases(2)	7,076,303	256	—	—	7,076,303	256

Total(3)	32,814,269	$1,268	34,215,305	$1,328	67,029,574	$2,596

(1)	We conduct a publicly announced, open-market share purchase program for Accenture plc Class A ordinary shares. These shares are held as treasury shares by Accenture plc and may be utilized to provide for select employee benefits, such as equity awards to our employees.

(2)	During the fifteen months ended August 31, 2010, as authorized under our various employee equity share plans, we acquired Accenture plc Class A ordinary shares primarily via share withholding for payroll tax obligations due from employees and former employees in connection with the delivery of Accenture plc Class A ordinary shares under those plans.

(3)	May not total due to rounding.

As of August 31, 2010, our aggregate available authorization was $2,920 million for our publicly announced open-market share purchase program and the other share purchase programs.

We intend to continue to use a significant portion of cash generated from operations for share repurchases during fiscal 2011. The number of shares ultimately repurchased under our open-market share purchase program may vary depending on numerous factors, including, without limitation, share price and other market conditions, the company’s ongoing capital allocation planning, the levels of cash and debt balances, other demands for cash, such as acquisition activity, general economic and/or business conditions, and board and management discretion. Additionally, as these factors may change over the course of the year, the amount of share repurchase activity during any particular period cannot be predicted, and may fluctuate from time to time. Share repurchases may be made from time to time through open-market purchases, in respect of redemptions of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares. The repurchase program may be accelerated, suspended, delayed or discontinued at any time, without notice.

Other Share Redemptions

During the fifteen months ended August 31, 2010, we issued 3,977,356 Accenture plc Class A ordinary shares upon redemptions of an equivalent number of Accenture SCA Class I common shares pursuant to our registration statement on Form S-3 (the “registration statement”). The registration statement allows us, at our option, to issue freely tradable Accenture plc Class A ordinary shares in lieu of cash upon redemptions of Accenture SCA Class I common shares held by our senior executives, former executives and their permitted transferees.

Dividends

Accenture historically declared and paid dividends on an annual basis. On November 16, 2009, we paid a cash dividend of $0.75 per share on our Class A shares and Accenture SCA paid a cash dividend of $0.75 per share on its Class I common shares.

In October 2009, we announced a move to declare and pay cash dividends on a semi-annual basis beginning in the third quarter of fiscal 2010. As a result, on May 14, 2010, Accenture plc paid its first semi-annual cash dividend of $0.375 per share on our Class A ordinary shares and Accenture SCA paid a semi-annual cash dividend of $0.375 per share on its Class I common shares. It is currently expected that any semi-annual dividend would be declared in September and March.

On September 29, 2010, the Board of Directors of Accenture plc declared a semi-annual cash dividend of $0.45 per share on our Class A ordinary shares payable to shareholders of record at the close of business on October 15, 2010. Accenture plc will cause Accenture SCA to declare a semi-annual cash dividend of $0.45 per share on its Class I common shares payable to shareholders of record at the close of business on October 12, 2010. Both dividends are payable on November 15, 2010.

Future dividends on Accenture plc Class A ordinary shares, if any, and the timing of declaration of any such dividends, will be at the discretion of the Board of Directors of Accenture plc and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that the Board of Directors of Accenture plc may deem relevant, as well as our ability to pay dividends in compliance with the Companies Acts.

In certain circumstances, as an Irish tax resident company, we may be required to deduct Irish dividend withholding tax (currently at the rate of 20%) from dividends paid to our shareholders. Shareholders resident in “relevant territories” (including countries that are European Union member states (other than Ireland), the United States and other countries with which Ireland has a tax treaty) may be exempted from Irish dividend withholding tax. However, shareholders residing in other countries will generally be subject to Irish dividend withholding tax.

Future Developments

The directors do not anticipate that the Company’s activities will change in the foreseeable future.

Company Books of Accounts

The directors believe that they have complied with the requirements of Section 202 of the Companies Act, 1990, with regard to books of account by engaging the services of a fellow group undertaking who employs accounting personnel with appropriate expertise and by providing adequate resources to the financial function. The books of account of the Company are located at its registered office.

Significant Events Since Year End

This report was issued on November 4, 2010. The Company has evaluated events and transactions subsequent to the balance sheet date. Based on this evaluation, the Company is not aware of any events or transactions (other than those disclosed elsewhere) that occurred subsequent to the balance sheet date but prior to November 4, 2010 that would require recognition or disclosure in its Consolidated Financial Statements.

Directors and Secretary’s Interest in Shares

The directors of the Company as of August 31, 2010 are listed in the table below and have served from the period of September 1, 2009 through August 31, 2010 and through the date of this report. Scott Ahlstrom, Richard Buchband, Richard Clark and N. James Shachoy served as directors from June 10, 2009 until August 31, 2009. Douglas Scrivner served as company secretary from June 10, 2009 until March 21, 2010. Julie Spellman Sweet became company secretary on March 22, 2010. Dennis F. Hightower became a director on September 10, 2010. Pierre Nanterme became a director on October 20, 2010.

No director, the company secretary or any member of their immediate families had any interest in shares or debentures of any subsidiary except Accenture SCA. Directors’ remuneration is set forth in Note 17 (Directors’ Remuneration) to the Consolidated Financial Statements. The interests of the directors and company secretary in the ordinary share capital of Accenture plc and Accenture SCA as of August 31, 2010 and as of September 1, 2009, the date they first became directors, are presented in the table below.

	Accenture plc Class A ordinary shares		Accenture plc Class X ordinary shares		Accenture SCA Class I common shares
	Shares	Options	Shares	Options	Shares	Options
As of August 31, 2010
Directors
William D. Green	334,591	30,720	177,546	—	177,546	—
Dina Dublon	27,663	55,000	—	—	—	—
Charles Giancarlo	12,485	—	—	—	—	—
Nobuyuki Idei	12,651	—	—	—	—	—
William L. Kimsey	16,456	—	—	—	—	—
Robert I. Lipp	154,029	55,000	—	—	—	—
Marjorie Magner	10,166	—	—	—	—	—
Blythe J. McGarvie	14,965	20,000	—	—	—	—
Mark Moody-Stuart	85,340	—	—	—	—	—
Wulf von Schimmelmann	8,975	—	—	—	—	—
Secretary
Julie Spellman Sweet	—	—	—	—	—	—

As of September 1, 2009
Directors
William D. Green	300,450	30,720	177,546	—	177,546	—
Dina Dublon	18,688	55,000	—	—	—	—
Charles Giancarlo	—	—	—	—	—	—
Nobuyuki Idei	3,676	—	—	—	—	—
William L. Kimsey	12,481	35,000	—	—	—	—
Robert I. Lipp	161,324	55,000	—	—	—	—
Marjorie Magner	5,252	—	—	—	—	—
Blythe J. McGarvie	15,990	20,000	—	—	—	—
Mark Moody-Stuart	25,954	55,000	—	—	—	—
Wulf von Schimmelmann	6,387	20,000	—	—	—	—
Secretary
Julie Spellman Sweet	—	—	—	—	—	—

Political Donations

No political contributions that require disclosure under s26(1) Electoral Act 1997 were made during the fifteen months ended August 31, 2010.

Subsidiaries

Information regarding subsidiaries is provided in Note 19 (Subsidiaries) to the Consolidated Financial Statements.

Auditors

KPMG, Chartered Accountants, who were appointed during the fifteen months ended August 31, 2010, will continue in office in accordance with 160 (2) of the Companies Act, 1963.

On behalf of the Directors

William D. Green	Blythe J. McGarvie
Director	Director

November 4, 2010

ACCENTURE PLC

STATEMENT OF DIRECTORS’ RESPONSIBILITIES

The directors are responsible for preparing the directors’ report and Consolidated Financial Statements in accordance with applicable law and regulations.

Company law requires the directors to prepare Consolidated Financial Statements for each financial period which give a true and fair view of the state of affairs of the parent company and group and of the profit or loss of the group for the period there ended. Under that law, the directors have elected to prepare the Consolidated Financial Statements in accordance with section 1 of the Companies (Miscellaneous Provisions) Act 2009, which provides that a true and fair view of the state of affairs and profit or loss may be given by preparing the Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder. The directors have elected to prepare the Financial Statements of the parent company in accordance with Generally Accepted Accounting Practice in Ireland, comprising applicable company law and the accounting standards issued by the Accounting Standards Board and promulgated by the Institute of Chartered Accountants in Ireland. In preparing the Consolidated Financial Statements and the Financial Statements of the parent company (collectively the “Financial Statements”), the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgments and estimates that are reasonable and prudent; and

•	prepare the Financial Statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper books of account which disclose with reasonable accuracy at any time the financial position of the group and company and to enable them to ensure that the Financial Statements comply with the Companies Acts, 1963 to 2009. They are also responsible for taking such steps as are reasonably open to them to safeguard the assets of the company and to prevent and detect fraud and other irregularities.

The directors are also responsible for preparing a Directors’ Report that complies with the requirements of the Companies Acts, 1963 to 2009.

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF ACCENTURE PLC

We have audited the group and parent company financial statements (“financial statements”) of Accenture plc for the period from incorporation to August 31, 2010 which comprise the Consolidated Income Statement, Consolidated Balance Sheet, Consolidated Cash Flows Statement, Consolidated Shareholders’ Equity and Comprehensive Income Statements, Parent Company Balance Sheet and the related notes. These financial statements have been prepared under the accounting policies set out therein.

This report is made solely to the company’s members, as a body, in accordance with section 193 of the Companies Act 1990. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

Set out in the Statement of Directors’ Responsibilities on page 24 are the directors’ responsibilities for preparing the Directors’ Report and the group financial statements in accordance with applicable law and Generally Accepted Accounting Principles in the United States (US GAAP), as defined in section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulation made there under, and for the preparation of the parent company financial statements in accordance with the accounting standards issued by the Accounting Standards Board and promulgated by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland).

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

We report to you our opinion as to whether the group financial statements give a true and fair view in accordance with US GAAP to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulation made there under, and whether the group financial statements have been properly prepared in accordance with the Companies Acts 1963 to 2009. We also report to you our opinion as to whether the Company financial statements give a true and fair view in accordance with Generally Accepted Accounting Practice in Ireland and whether the parent company financial statements have been properly prepared in accordance with the Companies Acts 1963 to 2009.

We also report to you, in our opinion whether proper books of account have been kept by the Company; whether at the balance sheet date, there exists a financial situation requiring the convening of an extraordinary general meeting of the Company; and whether the information given in the Directors’ Report is consistent with the financial statements. In addition, we state whether we have obtained all the information and explanations necessary for the purposes of our audit, and whether the parent company balance sheet is in agreement with the books of account.

We also report to you if, in our opinion, any information specified by law regarding directors’ remuneration and directors’ transactions is not disclosed and, where practicable, include such information in our report.

We read the Directors’ Report and consider implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group’s and Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion:

•

the financial statements give a true and fair view, in accordance with US GAAP to the extent that use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulation made there under, of the state of the group’s affairs as at August 31, 2010 and of the profit of the group for the period then ended;

•

the parent company financial statements give a true and fair view, in accordance with Generally Accepted Accounting Practice in Ireland, of the state of the Company’s affairs as at August 31, 2010; and

•	the financial statements have been properly prepared in accordance with the Companies Acts 1963 to 2009.

Other matters

We have obtained all the information and explanations which we consider necessary for the purposes of our audit. In our opinion proper books of account have been kept by the company. The company balance sheet is in agreement with the books of account.

In our opinion the information given in the directors’ report is consistent with the financial statements.

The net assets of the company, as stated in the company balance sheet on page 28 are more than half of the amount of its called-up share capital and, in our opinion, on that basis there did not exist at August 31, 2010 a financial situation which under Section 40 (1) of the Companies (Amendment) Act, 1983 would require the convening of an extraordinary general meeting of the company.

KPMG

Chartered Accountants

Registered Auditor

ACCENTURE PLC

CONSOLIDATED BALANCE SHEET

August 31, 2010

(In thousands of U.S. dollars, except share and per share amounts)

August 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,838,292
Short-term investments	2,987
Receivables from clients, net	2,534,598
Unbilled services, net	1,127,827
Deferred income taxes, net	569,678
Other current assets	490,243

Total current assets	9,563,625

NON-CURRENT ASSETS:
Unbilled services, net	54,310
Investments	41,023
Property and equipment, net	659,569
Goodwill	841,234
Deferred contract costs	518,780
Deferred income taxes, net	532,191
Other non-current assets	624,521

Total non-current assets	3,271,628

TOTAL ASSETS	$12,835,253

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$143
Accounts payable	885,328
Deferred revenues	1,772,833
Accrued payroll and related benefits	2,683,492
Accrued consumption taxes	263,612
Income taxes payable	247,416
Deferred income taxes, net	43,287
Other accrued liabilities	671,493

Total current liabilities	6,567,604

NON-CURRENT LIABILITIES:
Long-term debt	1,445
Deferred revenues relating to contract costs	497,102
Retirement obligation	952,747
Deferred income taxes, net	67,976
Income taxes payable	1,246,960
Other non-current liabilities	226,696

Total non-current liabilities	2,992,926

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Ordinary shares, par value 1.00 euros per share, 40,000 shares authorized, 40,000 shares issued as of August 31, 2010	57
Class A ordinary shares, par value $0.0000225 per share, 20,000,000,000 shares authorized, 696,814,789 shares issued as of August 31, 2010	16
Class X ordinary shares, par value $0.0000225 per share, 1,000,000,000 shares authorized, 64,985,193 issued and outstanding as of August 31, 2010	1
Restricted share units	973,889
Additional paid-in capital	137,883
Treasury shares, at cost: Ordinary, 40,000 shares as of August 31, 2010; Class A ordinary, 71,776,324 shares as of August 31, 2010	(2,524,137)
Retained earnings	4,634,329
Accumulated other comprehensive loss	(386,292)

Total Accenture plc shareholders’ equity	2,835,746
Noncontrolling interests	438,977

Total shareholders’ equity	3,274,723

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,835,253

The accompanying Notes are an integral part of these Consolidated Financial Statements.

On behalf of the Directors

William D. Green	Blythe J. McGarvie
Director	Director

ACCENTURE PLC

CONSOLIDATED INCOME STATEMENT

For the Fifteen Months Ended August 31, 2010

(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended August 31, 2009	Twelve Months Ended August 31, 2010	Fifteen Months Ended August 31, 2010
REVENUES:
Revenues before reimbursements (“Net revenues”)	$5,145,936	$21,550,568	$26,696,504
Reimbursements	359,513	1,543,510	1,903,023

Revenues	5,505,449	23,094,078	28,599,527
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	3,485,582	14,299,821	17,785,403
Reimbursable expenses	359,513	1,543,510	1,903,023

Cost of services	3,845,095	15,843,331	19,688,426
Sales and marketing	552,165	2,658,058	3,210,223
General and administrative costs	432,602	1,668,306	2,100,908
Restructuring and reorganization costs, net	256,001	9,538	265,539

Total operating expenses	5,085,863	20,179,233	25,265,096

OPERATING INCOME	419,586	2,914,845	3,334,431
Gain (loss) on investments, net	274	(6)	268
Interest income	7,922	29,931	37,853
Interest expense	(4,222)	(14,677)	(18,899)
Other expense, net	(1,078)	(15,724)	(16,802)

INCOME BEFORE INCOME TAXES	422,482	2,914,369	3,336,851
Provision for income taxes	116,506	853,910	970,416

NET INCOME	305,976	2,060,459	2,366,435
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(46,754)	(257,636)	(304,390)
Net income attributable to noncontrolling interests—other	(4,530)	(22,167)	(26,697)

NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$254,692	$1,780,656	$2,035,348

Cash dividends per share	$—	$1.125	$1.125

The accompanying Notes are an integral part of these Consolidated Financial Statements.

On behalf of the Directors

William D. Green	Blythe J. McGarvie
Director	Director

ACCENTURE PLC

CONSOLIDATED SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME STATEMENTS

For the Fifteen Months Ended August 31, 2010

(In thousands of U.S. dollars and in thousands of share amounts)

	Ordinary Shares		Class A Ordinary Shares		Class X Ordinary Shares				Treasury Shares
	$	No. Shares	$	No. Shares	$	No. Shares	Restricted Share Units	Additional Paid-in Capital	$	No. Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Total Accenture plc Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
Balance as of May 31, 2009	$—	—	$15	671,389	$2	99,503	$978,175	$—	$(1,817,160)	(57,626)	$3,910,860	$(170,040)	2,901,852	$616,349	3,518,201

Comprehensive income:
Net income											254,692		254,692	51,284	305,976
Other comprehensive loss:
Unrealized losses on cash flow hedges, net of tax and reclassification adjustments												(8,472)	(8,472)	—	(8,472)
Unrealized gains on marketable securities, net of reclassification adjustments												299	299	—	299
Foreign currency translation adjustments, net of tax												77,744	77,744	—	77,744
Defined benefit plans, net of tax												(126,709)	(126,709)	—	(126,709)

Other comprehensive loss												(57,138)		—

Comprehensive income													197,554		248,838
Income tax benefit on share-based compensation plans								(9,799)					(9,799)		(9,799)
Purchases of Class A ordinary shares				(1,726)				(10,611)	(84,061)	(2,481)	(27,246)		(121,918)	(21,128)	(143,046)
Share-based compensation expense							102,377	7,611					109,988		109,988
Purchases/redemptions of Accenture SCA Class I common shares, Accenture Canada Holdings Inc. exchangeable shares and Class X ordinary shares						(9,584)		(132,202)			(193,446)		(325,648)	(56,434)	(382,082)
Issuances of Class A ordinary shares:
Employee share programs				7,357			(209,352)	117,346	145,775	6,043			53,769	9,318	63,087
Upon redemption of Accenture SCA Class I common shares				—									—		—
Dividends							(501)				501		—	—	—
Other, net								27,655			1,768		29,423	(48,404)	(18,981)

ACCENTURE PLC

CONSOLIDATED SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME STATEMENTS (continued)

For the Fifteen Months Ended August 31, 2010

(In thousands of U.S. dollars and in thousands of share amounts)

	Ordinary Shares		Class A Ordinary Shares		Class X Ordinary Shares				Treasury Shares
	$	No. Shares	$	No. Shares	$	No. Shares	Restricted Share Units	Additional Paid-in Capital	$	No. Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Total Accenture plc Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
Balance as of August 31, 2009	$—	—	$15	677,020	$2	89,919	$870,699	$—	$(1,755,446)	(54,064)	$3,947,129	$(227,178)	$2,835,221	$550,985	$3,386,206
Comprehensive income :
Net income											1,780,656		1,780,656	279,803	2,060,459
Other comprehensive loss:
Unrealized gains on cash flow hedges, net of tax and reclassification adjustments												14,915	14,915	1,932	16,847
Unrealized losses on marketable securities, net of reclassification adjustments												(523)	(523)	(68)	(591)
Foreign currency translation adjustments, net of tax												4,261	4,261	72	4,333
Defined benefit plans, net of tax												(177,767)	(177,767)	(23,032)	(200,799)

Other comprehensive loss												(159,114)		(21,096)

Comprehensive income													1,621,542		1,880,249
Income tax benefit on share-based compensation plans								65,946					65,946		65,946
Issuances and purchases of Ordinary shares	57	40							(57)	(40)			—		—
Purchases of Class A ordinary shares								118,823	(1,125,434)	(28,607)			(1,006,611)	(118,827)	(1,125,438)
Share-based compensation expense							395,899	29,923					425,822		425,822
Purchases/redemptions of Accenture SCA Class I common shares, Accenture Canada Holdings Inc. exchangeable shares and Class X ordinary shares					(1)	(24,934)		(500,319)			(325,523)		(825,843)	(119,594)	(945,437)
Issuances of Class A ordinary shares:
Employee share programs			1	15,818			(344,523)	384,209	356,800	10,895			396,487	40,538	437,025
Upon redemption of Accenture SCA Class I common shares				3,977									—		—
Dividends							51,814				(762,107)		(710,293)	(113,855)	(824,148)
Other, net								39,301			(5,826)		33,475	(58,977)	(25,502)

Balance as of August 31, 2010	$57	40	$16	696,815	$1	64,985	$973,889	$137,883	$(2,524,137)	(71,816)	$4,634,329	$(386,292)	$2,835,746	$438,977	$3,274,723

The accompanying Notes are an integral part of these Consolidated Financial Statements.

ACCENTURE PLC

CONSOLIDATED CASH FLOWS STATEMENTS

For the Fifteen Months Ended August 31, 2010

(In thousands of U.S. dollars)

	Three Months Ended August 31, 2009	Twelve Months Ended August 31, 2010	Fifteen Months Ended August 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$305,976	$2,060,459	$2,366,435
Adjustments to reconcile Net income to Net cash provided by operating activities—
Depreciation, amortization and asset impairments	127,582	474,688	602,270
Restructuring and reorganization costs, net	256,001	9,538	265,539
Share-based compensation expense	109,988	425,822	535,810
Deferred income taxes, net	(64,333)	58,729	(5,604)
Other, net	3,690	35,604	39,294
Change in assets and liabilities, net of acquisitions—
Receivables from clients, net	213,097	(355,193)	(142,096)
Unbilled services, current and non-current	135,867	(22,040)	113,827
Other current and non-current assets	(158,357)	(251,058)	(409,415)
Accounts payable	28,242	125,126	153,368
Deferred revenues, current and non-current	27,348	93,024	120,372
Accrued payroll and related benefits	108,739	359,471	468,210
Income taxes payable, current and non-current	(52,316)	189,323	137,007
Other current and non-current liabilities	5,290	(111,873)	(106,583)

Net cash provided by operating activities	1,046,814	3,091,620	4,138,434

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and sales of available-for-sale investments	2,547	15,261	17,808
Purchases of available-for-sale investments	(105)	(13,528)	(13,633)
Proceeds from sales of property and equipment	1,396	3,792	5,188
Purchases of property and equipment	(75,321)	(238,215)	(313,536)
Purchases of businesses and investments, net of cash acquired	(24,099)	(41,075)	(65,174)
Proceeds from sale of business, net of cash transferred	—	—	—

Net cash used in investing activities	(95,582)	(273,765)	(369,347)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	63,087	437,025	500,112
Purchases of shares	(525,128)	(2,070,875)	(2,596,003)
(Repayments) proceeds of long-term debt, net	(705)	682	(23)
Proceeds from short-term borrowings, net	1	5	6
Cash dividends paid	—	(824,148)	(824,148)
Excess tax benefits from share-based payment arrangements	35,910	67,323	103,233
Other, net	(36,568)	(39,038)	(75,606)

Net cash used in financing activities	(463,403)	(2,429,026)	(2,892,429)
Effect of exchange rate changes on cash and cash equivalents	51,374	(92,199)	(40,825)

NET INCREASE IN CASH AND CASH EQUIVALENTS	539,203	296,630	835,833
CASH AND CASH EQUIVALENTS, beginning of period	4,002,459	4,541,662	4,002,459

CASH AND CASH EQUIVALENTS, end of period	$4,541,662	$4,838,292	$4,838,292

Supplemental cash flow information
Interest paid	$4,268	$14,733	$19,001
Income taxes paid	$270,725	$608,035	$878,760

The accompanying Notes are an integral part of these Consolidated Financial Statements.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Accenture plc is one of the world’s leading management consulting, technology services and outsourcing organizations and operates globally with one common brand and business model designed to enable it to provide clients around the world with the same high level of service. Drawing on a combination of industry expertise, functional capabilities, alliances, global resources and technology, Accenture plc delivers competitively priced, high-value services that help clients measurably improve business performance. Accenture plc’s global delivery model enables it to provide a complete end-to-end delivery capability by drawing on its global resources to deliver high-quality, cost-effective solutions to clients under demanding timeframes.

Basis of Presentation

The directors have elected to prepare the Consolidated and parent company Financial Statements in accordance with section 1 of the Companies (Miscellaneous Provisions) Act 2009, which provides that a true and fair view of the state of affairs and profit or loss may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made there under.

The Consolidated Financial Statements are prepared in accordance with Irish Company Law, to present to the shareholders of Accenture plc and file with the Companies Registration Office in Ireland. Accordingly, these Consolidated Financial Statements include disclosures required by the Republic of Ireland’s Companies Acts, 1963 to 2009 in addition to those required under U.S. GAAP.

All references to years, unless otherwise noted, refer to the Company’s fiscal year, which ends on August 31. For example, a reference to “fiscal 2010” means the 12-month period that ended on August 31, 2010. All references to quarters, unless otherwise noted, refer to the quarters of the Company’s fiscal year. For the purposes of clarity all references to the Consolidated Income Statement in these Consolidated Financial Statements will be for the fifteen months ended August 31, 2010.

The Consolidated Financial Statements include the Consolidated Balance Sheet of Accenture plc and its subsidiaries as of August 31, 2010, and the related Consolidated Statements of Income, Shareholders’ Equity and Comprehensive Income, and Cash Flows for the fifteen months ended August 31, 2010. The Consolidated Financial Statements and the majority of the information in the Notes thereto have been reconciled to the Company’s Annual Report on Form 10-K (“12 Months Ended August 31, 2010”) filed with the SEC on October 25, 2010 and the Company’s earnings release contained in the Company’s current report on Form 8-K (“3 Months Ended August 31, 2009”) filed with the SEC on September 30, 2010. On the basis that consolidated financial results were previously made available to shareholders for the period from June 1, 2009 to August 31, 2009, and on materiality grounds, the Consolidated Financial Statements and Notes are presented as and from June 1, 2009. No comparative Consolidated Financial Statements are presented.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Accenture plc, an Irish company, and its controlled subsidiary companies (collectively, the “Company”). Accenture plc’s only business is to hold Class I common shares in, and to act as the sole general partner of, its subsidiary, Accenture SCA, a Luxembourg partnership limited by shares. The Company operates its business through Accenture SCA and subsidiaries of Accenture SCA. Accenture plc controls Accenture SCA’s management and operations and consolidates Accenture SCA’s results in its Consolidated Financial Statements.

The shares of Accenture SCA and Accenture Canada Holdings Inc. held by persons other than the Company are treated as a noncontrolling interest in the Consolidated Financial Statements. The noncontrolling interest percentage was 11% as of August 31, 2010. Purchases and/or redemptions of Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares are accounted for at carryover basis.

Reincorporation in Ireland

On June 10, 2009, Accenture plc was incorporated in Ireland, as a public limited company, in order to effect moving the place of incorporation of the Company’s parent holding company from Bermuda to Ireland (the “Transaction”). On August 5, 2009, the shareholders of Accenture Ltd, the Company’s predecessor holding company, voted in favor of the Transaction. The Transaction was subsequently completed on September 1, 2009, following approval from the Supreme Court of Bermuda, at which time Accenture Ltd became a wholly owned subsidiary of Accenture plc and Accenture plc became the Company’s parent holding company. In the Transaction, all of the outstanding Class A and Class X common shares of Accenture Ltd were cancelled and Accenture plc issued Class A and Class X ordinary shares on a one-for-one basis to the holders of the cancelled Accenture Ltd Class A and Class X common shares, as applicable. As a result of the Transaction, Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, which were redeemable for, at the Company’s election, cash or Accenture Ltd Class A common shares based on the market price of the Accenture Ltd Class A common shares at the time of the redemption, are now redeemable for, at the Company’s election, cash or Accenture plc Class A ordinary shares based on the market price of the Accenture plc Class A ordinary share at the time of redemption.

The Transaction was accounted for in these Consolidated Financial Statements as a merger between entities under common control; accordingly, the historical Consolidated Financial Statements of Accenture Ltd. and any related transactions for periods prior to the Transaction are considered to be the historical Consolidated Financial Statements of Accenture plc.

On September 1, 2009, also in connection with the Transaction, Accenture plc and Accenture Ltd entered into an Assumption and General Amendment Agreement pursuant to which Accenture Ltd assigned to Accenture plc, and Accenture plc assumed, the Accenture Ltd 2001 Share Incentive Plan (the “2001 SIP”) and the Accenture Ltd 2001 Employee Share Purchase Plan (the “2001 ESPP”), including all award or grant documents or agreements thereunder. All awards or grants under the equity incentive plans continue to be exercisable, issuable, held, available or vest upon the same terms and conditions as under the awards or grants prior to their assumption by Accenture plc, except that upon the exercise, issuance, holding, availability or vesting of those awards or grants, Accenture plc Class A

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

ordinary shares are now issuable or available, or benefits or other amounts determined, in lieu of Accenture Ltd Class A common shares. Accenture Ltd was dissolved on December 29, 2009.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the Consolidated Financial Statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from those estimates.

Revenue Recognition

Revenues from contracts for technology integration consulting services where the Company designs/redesigns, builds and implements new or enhanced systems applications and related processes for its clients are recognized on the percentage-of-completion method, which involves calculating the percentage of services provided during the reporting period compared to the total estimated services to be provided over the duration of the contract. Estimated revenues used in applying the percentage-of-completion method include estimated incentives for which achievement of defined goals is deemed probable. This method is followed where reasonably dependable estimates of revenues and costs can be made. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. Such revisions may result in increases or decreases to revenues and income and are reflected in the Consolidated Financial Statements in the periods in which they are first identified. If the Company’s estimates indicate that a contract loss will occur, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract and are included in Cost of services and classified in Other accrued liabilities.

Revenues from contracts for non-technology integration consulting services with fees based on time and materials or cost-plus are recognized as the services are performed and amounts are earned in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB No. 104, “Revenue Recognition” (“SAB 104”). The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectibility is reasonably assured. In such contracts, the Company’s efforts, measured by time incurred, typically represent the contractual milestones or output measure, which is the contractual earnings pattern. For non-technology integration consulting contracts with fixed fees, the Company recognizes revenues as amounts become billable in accordance with contract terms, provided the billable amounts are not contingent, are consistent with the services delivered, and are earned. Contingent or incentive revenues relating to non-technology integration consulting contracts are recognized when the contingency is satisfied and the Company concludes the amounts are earned.

Outsourcing contracts typically span several years and involve complex delivery, often through multiple workforces in different countries. In a number of these arrangements, the Company hires client

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

employees and becomes responsible for certain client obligations. Revenues are recognized on outsourcing contracts as amounts become billable in accordance with contract terms, unless the amounts are billed in advance of performance of services, in which case revenues are recognized when the services are performed and amounts are earned in accordance with SAB 101, as amended by SAB 104. Revenues from time-and-materials or cost-plus contracts are recognized as the services are performed. In such contracts, the Company’s effort, measured by time incurred, represents the contractual milestones or output measure, which is the contractual earnings pattern. Revenues from unit-priced contracts are recognized as transactions are processed based on objective measures of output. Revenues from fixed-price contracts are recognized on a straight-line basis, unless revenues are earned and obligations are fulfilled in a different pattern. Outsourcing contracts can also include incentive payments for benefits delivered to clients. Revenues relating to such incentive payments are recorded when the contingency is satisfied and the Company concludes the amounts are earned.

Costs related to delivering outsourcing services are expensed as incurred with the exception of certain transition costs related to the set-up of processes, personnel and systems, which are deferred during the transition period and expensed evenly over the period outsourcing services are provided. The deferred costs are specific internal costs or incremental external costs directly related to transition or set-up activities necessary to enable the outsourced services. Generally, deferred amounts are protected in the event of early termination of the contract and are monitored regularly for impairment. Impairment losses are recorded when projected undiscounted operating cash flows of the related contract are not sufficient to recover the carrying amount of contract assets. Deferred transition costs were $508,829 as of August 31, 2010, and are included in Deferred contract costs. Amounts billable to the client for transition or set-up activities are deferred and recognized as revenue evenly over the period outsourcing services are provided. Deferred transition revenues were $496,646 as of August 31, 2010, and are included in non-current Deferred revenues relating to contract costs.

Revenues for contracts with multiple elements are allocated based on the lesser of the element’s relative fair value or the amount that is not contingent on future delivery of another element. If the amount of non-contingent revenues allocated to a delivered element accounted for under the percentage-of-completion method of accounting is less than the costs to deliver such services, then such costs are deferred and recognized in future periods when the revenues become non-contingent. Fair value is determined based on the prices charged when each element is sold separately. Revenues are recognized in accordance with the Company’s accounting policies for the separate elements, as described above. Elements qualify for separation when the services have value on a stand-alone basis, fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. While determining fair value and identifying separate elements require judgment, generally fair value and the separate elements are readily identifiable as the Company also sells those elements unaccompanied by other elements.

Revenues recognized in excess of billings are recorded as Unbilled services. Billings in excess of revenues recognized are recorded as Deferred revenues until revenue recognition criteria are met.

Revenues before reimbursements (“net revenues”) include the margin earned on computer hardware and software, as well as revenues from alliance agreements. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as the cost of hardware and software resales.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

In addition, Reimbursements include allocations from gross billings to record an amount equivalent to reimbursable costs, where billings do not specifically identify reimbursable expenses. The Company reports revenues net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue-producing transactions.

Employee Share-Based Compensation Arrangements

Share-based compensation expense is recognized over the requisite service period for awards of equity instruments to employees based on the grant date fair value of those awards expected to ultimately vest. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates.

Income Taxes

The Company calculates and provides for income taxes in each of the tax jurisdictions in which it operates. Deferred tax assets and liabilities, measured using enacted tax rates, are recognized for the future tax consequences of temporary differences between the tax and financial statement bases of assets and liabilities. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized. The Company establishes liabilities or reduces assets for uncertain tax positions when the Company believes certain tax positions are not more likely than not of being sustained if challenged. Each fiscal quarter, the Company evaluates these uncertain tax positions and adjusts the related tax assets and liabilities in light of changing facts and circumstances.

Translation of Non-U.S. Currency Amounts

Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated into U.S. dollars at fiscal year-end exchange rates. Revenue and expense items are translated at average foreign currency exchange rates prevailing during the fiscal year. Translation adjustments are included in Accumulated other comprehensive loss. Gains and losses arising from intercompany foreign currency transactions that are of a long-term investment nature are reported in the same manner as translation adjustments.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and liquid investments with original maturities of three months or less, including money market funds of $425,000 as of August 31, 2010. As a result of certain subsidiaries’ cash management systems, checks issued but not presented to the banks for payment may create negative book cash payables. Such negative balances are classified as Short-term bank borrowings.

Client Receivables, Unbilled Services and Allowances

The Company records its client receivables and unbilled services at their face amounts less allowances. On a periodic basis, the Company evaluates its receivables and unbilled services and establishes allowances based on historical experience and other currently available information. As of August 31, 2010, total allowances recorded for client receivables and unbilled services were $104,753. The allowance reflects the Company’s best estimate of collectibility risks on outstanding receivables and

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

unbilled services, particularly from clients in high-risk industries or with potential liquidity issues. In limited circumstances, the Company agrees to extend financing to certain clients. The terms vary by contract, but generally payment for services is contractually linked to the achievement of specified performance milestones.

Concentrations of Credit Risk

The Company’s financial instruments, consisting primarily of cash and cash equivalents, foreign currency exchange rate instruments, client receivables and unbilled services, are exposed to concentrations of credit risk. The Company places its cash and cash equivalents and foreign exchange instruments with highly-rated financial institutions, limits the amount of credit exposure with any one financial institution and conducts ongoing evaluation of the credit worthiness of the financial institutions with which it does business. Client receivables are dispersed across many different industries and countries; therefore, concentrations of credit risk are limited.

Investments

All liquid investments with an original maturity greater than 90 days but less than one year are considered to be short-term investments. Investments with an original maturity greater than one year are considered to be long-term investments. Marketable short-term and long-term investments are classified and accounted for as available-for-sale investments. Available-for-sale investments are reported at fair value with changes in unrealized gains and losses recorded as a separate component of Accumulated other comprehensive income until realized. Quoted market prices are used to determine the fair values of common equity and debt securities that were issued by publicly traded entities. Interest and amortization of premiums and discounts for debt securities are included in Interest income. Realized gains and losses on securities are determined based on the First In, First Out method and are included in Gain (loss) on investments, net. The Company does not hold these investments for speculative or trading purposes.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation of property and equipment is computed on a straight-line basis over the following estimated useful lives:

Buildings	20 to 25 years
Computers, related equipment and software	2 to 7 years
Furniture and fixtures	5 to 10 years
Leasehold improvements	Lesser of lease term or 15 years

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, the asset is considered impaired and expense is recorded at an amount required to reduce the carrying amount to fair value.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Operating Expenses

Selected components of operating expenses were as follows:

	3 Months Ended August 31, 2009	12 Months Ended August 31, 2010	15 Months Ended August 31, 2010
Research and development costs	$108,734	$383,700	$492,434
Advertising costs	19,329	71,157	90,486
Provision for doubtful accounts(1)	18,752	3,345	22,097

(1)	For additional information, see “—Client Receivables, Unbilled Services and Allowances.”

Subcontractor costs are included in Cost of services as they are incurred.

Recently Adopted Accounting Pronouncements

On September 1, 2009, the Company adopted guidance issued by the Financial Accounting Standards Board (“FASB”) on business combinations. The guidance establishes principles and requirements for: recognizing and measuring the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizing and measuring the goodwill acquired in the business combination or a gain from a bargain purchase; expensing acquisition-related costs as incurred; and determining what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company’s adoption of the guidance on business combinations did not have a material impact on its Consolidated Financial Statements.

On September 1, 2009, the Company adopted guidance issued by the FASB on noncontrolling interests, which establishes accounting and reporting standards requiring the noncontrolling interest in a subsidiary, previously referred to as minority interest, to be presented as a separate component in the shareholders’ equity section of the Consolidated Balance Sheet. As required, the guidance on noncontrolling interests was applied prospectively with the exception of presentation and disclosure requirements, which were applied retrospectively for all periods presented.

Subsequent Events

The Company has evaluated events and transactions subsequent to the balance sheet date. Based on this evaluation, the Company is not aware of any events or transactions (other than those disclosed elsewhere) that occurred subsequent to the balance sheet date but prior to filing that would require recognition or disclosure in its Consolidated Financial Statements.

2.	RESTRUCTURING AND REORGANIZATION COSTS, NET

Restructuring

The Company recognized restructuring costs of $252,566 in the fourth quarter of fiscal 2009. The restructuring costs included $110,338 principally related to global consolidation of office space and $142,228 related to realignment of the Company’s workforce, primarily at the senior executive level. The restructuring costs were allocated to the reportable operating segments as follows: $49,192 to Communications & High Tech; $53,155 to Financial Services; $45,818 to Health & Public Service; $58,091 to Products; and $46,310 to Resources.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The Company’s restructuring activity was as follows:

	Workforce Realignment	Space Abandonment(1)	Total
Restructuring liability, as of June 1, 2009	$—	$34,978	$34,978
Restructuring costs	142,228	110,338	252,566
Asset impairments	—	(20,074)	(20,074)
Payments made	(732)	(2,310)	(3,042)
Other(2)	572	643	1,215

Restructuring liability, as of August 31, 2009	$142,068	$123,575	$265,643
Payments made	(124,491)	(35,388)	(159,879)
Other(2)	(13,030)	1,824	(11,206)

Restructuring liability, as of August 31, 2010	$4,547	$90,011	$94,558

(1)	Related to space abandonment recorded in fiscal 2002, 2004 and 2009.

(2)	Other represents changes in estimates, imputed interest and foreign currency translation.

The restructuring liabilities as of August 31, 2010 were $94,558, of which $28,574 was included in Other accrued liabilities and $65,984 was included in Other non-current liabilities. The remaining liabilities represent the net present value of estimated obligations for operating leases on abandoned office space.

Reorganization

In fiscal 2001, the Company accrued reorganization liabilities in connection with its transition to a corporate structure. These liabilities included certain non-income tax liabilities, such as stamp taxes, as well as liabilities for certain individual income tax exposures related to the transfer of interests in certain entities to the Company as part of the reorganization. These primarily represent unusual and disproportionate individual income tax exposures assumed by certain, but not all, of the Company’s shareholders and partners in certain tax jurisdictions specifically related to the transfer of their partnership interests in certain entities to the Company as part of the reorganization. (Prior to fiscal 2005, the Company referred to its highest-level employees with the “partner” title and the Company continues to use the term “partner” to refer to these persons in certain situations related to its reorganization and the period prior to its incorporation.) The Company identified certain shareholders and partners who may incur such unusual and disproportionate financial damage in certain jurisdictions. These include shareholders and partners who were subject to tax in their jurisdiction on items of income arising from the reorganization transaction that were not taxable for most other shareholders and partners. In addition, certain other shareholders and partners were subject to a different rate or amount of tax than other shareholders or partners in the same jurisdiction. When additional taxes are assessed on these shareholders or partners in connection with these transfers, the Company has made and intends to make payments, and in one country has contractually committed, to reimburse certain costs associated with the assessment either to the shareholder or partner, or to the taxing authority. The Company has recorded reorganization expense and the related liability where such liabilities are probable. Interest accruals are made to cover reimbursement of interest on such tax assessments.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The Company’s reorganization activity was as follows:

15 Months Ended August 31, 2010
Reorganization liability, as of June 1, 2009	$286,697
Final determinations(1)	—
Changes in estimates	—

Benefits recorded	—
Interest expense accrued	3,435
Payments	—
Foreign currency translation	5,972

Reorganization liability, as of August 31, 2009	$296,104
Final determinations(1)	(1,999)
Changes in estimates	—

Benefits recorded	(1,999)
Interest expense accrued	11,537
Payments	—
Foreign currency translation	(33,735)

Reorganization liability, as of August 31, 2010	$271,907

(1)	Includes final agreements with tax authorities and expirations of statutes of limitations.

As of August 31, 2010, reorganization liabilities of $261,972 were included in Other accrued liabilities because expirations of statutes of limitations or other final determinations could occur within 12 months, and reorganization liabilities of $9,935 were included in Other non-current liabilities. Timing of the resolution of tax audits or the initiation of additional litigation and/or criminal tax proceedings may delay final resolution. Final resolution, through settlement, conclusion of legal proceedings or a tax authority’s decision not to pursue a claim, will result in payment by the Company of amounts in settlement or judgment of these matters and/or recording of a reorganization benefit or cost in the Company’s Consolidated Income Statement. It is possible the aggregate amount of such payments in connection with resolution of all such proceedings could exceed the currently recorded amounts. As of August 31, 2010, only a small number of jurisdictions remain that have active audits/investigations or open statutes of limitations, and only one is significant. In that jurisdiction, current and former partners, and the Company, are engaged in disputes with tax authorities in connection with the corporate reorganization in 2001, some of which have resulted, and other of which are expected to result, in litigation. These individuals and the Company intend to vigorously defend their positions.

3.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of Accumulated other comprehensive loss as of August 31, 2010 are as follows:

Net unrealized gains on cash flow hedges, net of tax of $2,139	$4,340
Net unrealized losses on marketable securities	(769)
Foreign currency translation adjustments, net of tax of $4,510	(44,638)
Defined benefit plans, net of tax of $(201,754)	(345,225)

Accumulated other comprehensive loss	$(386,292)

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The activity related to the net change in net unrealized gains (losses) on cash flow hedges, net of tax, is as follows:

15 Months Ended August 31, 2010
Net unrealized (losses) on cash flow hedges, net of tax, June 1, 2009	$(2,103)
Change in fair value, net of tax of $(6,455)	(11,193)
Reclassification adjustments into earnings, net of tax of $2,059	2,721

Net unrealized (losses) on cash flow hedges, net of tax, August 31, 2009	$(10,575)
Change in fair value, net of tax of $15,276	26,806
Reclassification adjustments into earnings, net of tax of $(3,865)	(9,959)
Portion attributable to Noncontrolling interests, net of tax of $(1,310)	(1,932)

Net unrealized gains on cash flow hedges, net of tax, August 31, 2010	$4,340

4.	PROPERTY AND EQUIPMENT

The components of Property and equipment, net as of August 31, 2010 are as follows:

Buildings and land	$3,321
Computers, related equipment and software	1,336,357
Furniture and fixtures	300,914
Leasehold improvements	578,715

Property and equipment, gross	2,219,307
Total accumulated depreciation	(1,559,738)

Property and equipment, net	$659,569

5.	BUSINESS COMBINATIONS AND GOODWILL

During the fifteen months ended August 31, 2010, the Company recorded adjustments related to purchase accounting for previous acquisitions and completed several individually immaterial acquisitions.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The Company performed impairment tests of goodwill for the fifteen months ended August 31, 2010 and determined that goodwill was not impaired. The changes in the carrying amount of goodwill by reportable segment are as follows.

	June 1, 2009	Additions/ Adjustments	Foreign Currency Translation Adjustments	August 31, 2009	Additions/ Adjustments(2)	Foreign Currency Translation Adjustments	August 31, 2010
Communications & High Tech	$151,286	$295	$3,322	$154,903	$1,438	$(4,827)	$151,514
Financial Services	138,472	126	1,766	140,364	2,314	(1,446)	141,232
Health & Public Service(1)	273,575	689	648	274,912	7,964	(2,330)	280,546
Products(1)	177,193	1,688	3,561	182,442	15,122	(4,208)	193,356
Resources	63,222	7,718	1,591	72,531	1,169	886	74,586

Total	$803,748	$10,516	$10,888	$825,152	$28,007	$(11,925)	$841,234

(1)	On September 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

(2)	Additions/Adjustments primarily relate to immaterial acquisitions made during the fifteen months ended August 31, 2010.

6.	DERIVATIVE FINANCIAL INSTRUMENTS

In the normal course of business, the Company uses derivative financial instruments to manage foreign currency exchange rate risk. Derivative transactions are governed by a uniform set of policies and procedures covering areas such as authorization, counterparty exposure and hedging practices. Positions are monitored using techniques such as market value and sensitivity analyses. The Company does not enter into derivative transactions for trading purposes.

Certain derivatives also give rise to credit risks from the possible non-performance by counterparties. Credit risk is generally limited to the fair value of those contracts that are favorable to the Company, and the maximum amount of loss due to credit risk, based on the gross fair value of all of the Company’s derivative financial instruments, was approximately $29,190 as of August 31, 2010. The Company has limited its credit risk by entering into derivative transactions only with highly-rated global financial institutions, limiting the amount of credit exposure with any one financial institution and conducting ongoing evaluation of the creditworthiness of the financial institutions with which it does business.

The Company also utilizes standard counterparty master agreements containing provisions for the netting of certain foreign currency transaction obligations and for set-off of certain obligations in the event of an insolvency of one of the parties to the transaction. These provisions may reduce the Company’s potential overall loss resulting from the insolvency of a counterparty and reduce a counterparty’s potential overall loss resulting from the insolvency of the Company. Additionally, these agreements contain early termination provisions triggered by adverse changes in a counterparty’s credit rating, thereby enabling the Company to accelerate settlement of a transaction prior to its contractual maturity and potentially decrease the Company’s realized loss on an open transaction. Similarly, a

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

decrement in the Company’s credit rating could trigger a counterparty’s early termination rights, thereby enabling a counterparty to accelerate settlement of a transaction prior to its contractual maturity and potentially increase the Company’s realized loss on an open transaction. The aggregate fair value of the Company’s derivative instruments with credit-risk-related contingent features that are in a liability position as of August 31, 2010 was $22,870.

The Company’s derivative financial instruments consist of deliverable and non-deliverable foreign currency forward contracts. Fair values for derivative financial instruments are based on prices computed using third-party valuation models and are classified as Level 2 in accordance with the three-level hierarchy of fair value measurements. All of the significant inputs to the third-party valuation models are observable in active markets. Inputs include current market-based parameters such as forward rates, yield curves and credit default swap pricing. For additional information related the three-level hierarchy of fair value measurements, see Note 9 (Retirement and Profit Sharing Plans) to these Consolidated Financial Statements.

The Company classifies cash flows from its derivative programs as cash flows from operating activities in the Consolidated Cash Flows Statement. The notional and fair values of all derivative instruments as of August 31, 2010 were as follows:

	Notional Value	Fair Value
Foreign currency forward contracts:
To buy	$2,402,633	$6,747
To sell	$187,681	$(427)

Cash Flow Hedges

Certain of the Company’s subsidiaries are exposed to currency risk through their use of resources supplied by the Company’s Global Delivery Network. To mitigate this risk, the Company uses foreign currency forward contracts to hedge the foreign exchange risk of the forecasted intercompany expenses denominated in foreign currencies for up to three years in the future. The Company has designated these derivatives as cash flow hedges. As of August 31, 2010, the Company held no derivatives that were designated as fair value or net investment hedges.

In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as a fair value, cash flow or net investment hedge by documenting the relationship between the derivative and the hedged item. The documentation includes a description of the hedging instrument, the hedge item, the risk being hedged, the Company’s risk management objective and strategy for undertaking the hedge, the method for assessing the effectiveness of the hedge and the method for measuring hedge ineffectiveness. Additionally, the hedge relationship must be expected to be highly effective at offsetting changes in either the fair value or cash flows of the hedged item at both inception of the hedge and on an ongoing basis. The Company assesses the ongoing effectiveness of its hedges using the Hypothetical Derivative Method, which measures hedge ineffectiveness based on a comparison of the change in fair value of the actual derivative designated as the hedging instrument and the change in fair value of a hypothetical derivative. The hypothetical derivative would have terms that identically match the critical terms of the hedged item. The Company measures and records hedge ineffectiveness at the end of each fiscal quarter.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

For a cash flow hedge, the effective portion of the change in estimated fair value of a hedging instrument is recorded in Accumulated other comprehensive loss as a separate component of Shareholders’ Equity and is reclassified into Cost of services in the Consolidated Income Statement during the period in which the hedged transaction is recognized. Amounts reclassified into Cost of services for the fifteen months ended August 31, 2010, were $7,238 net of taxes. The ineffective portion of the change in fair value of a cash flow hedge is recognized immediately in Other expense, net in the Consolidated Income Statement and for fifteen months ended August 31, 2010 was not material. As of August 31, 2010, amounts related to derivatives designated as cash flow hedges and recorded in Accumulated other comprehensive loss were net gains of $4,340 net of taxes, of which $591 is expected to be reclassified into earnings in the next 12 months. In addition, the Company did not discontinue any cash flow hedges during the fifteen months ended August 31, 2010.

The fair values of derivative instruments designated as cash flow hedges as of August 31, 2010 are recorded in the Consolidated Balance Sheet as follows:

Assets
Other current assets	$10,806
Other non-current assets	13,962

Total	$24,768

Liabilities
Other accrued liabilities	$9,845
Other non-current liabilities	5,202

Total	$15,047

Other Derivatives

The Company also uses foreign currency forward contracts, which have not been designated as hedges, to hedge balance sheet exposures, such as intercompany loans. These instruments are generally short-term in nature, with typical maturities of less than one year, and are subject to fluctuations in foreign exchange rates. Realized gains or losses and changes in the estimated fair value of these derivatives were a net gain of $41,902 for the fifteen months ended August 31, 2010. These net gains were offset by net foreign currency losses, including net losses related to the underlying balance sheet exposures, and are recorded in Other expense, net in the Consolidated Income Statement.

The fair values of other derivative instruments as of August 31, 2010 are recorded in the Consolidated Balance Sheet as follows:

Other current assets	$4,422
Other accrued liabilities	7,823

For additional information related to derivative financial instruments, see Note 3 (Accumulated Other Comprehensive Loss) to these Consolidated Financial Statements.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

7.	BORROWINGS AND INDEBTEDNESS

As of August 31, 2010, the Company had the following borrowing facilities:

	Facility Amount	Borrowings Under Facilities
Syndicated loan facility(1)	$1,200,000	$—
Separate, uncommitted, unsecured multicurrency revolving credit facilities(2)	369,160	—
Local guaranteed and non-guaranteed lines of credit(3)	146,925	—

Total	$1,716,085	$—

(1)	This facility, which matures on July 31, 2012, provides unsecured, revolving borrowing capacity for general working capital purposes, including the issuance of letters of credit. Financing is provided under this facility at the prime rate or at the London Interbank Offered Rate plus a spread. The Company continues to be in compliance with relevant covenant terms. As of August 31, 2010, the Company had no borrowings under the facility. The facility is subject to annual commitment fees.

(2)	The Company maintains separate, uncommitted and unsecured multicurrency revolving credit facilities. These facilities provide local currency financing for the majority of the Company’s operations. Interest rate terms on the revolving facilities are at market rates prevailing in the relevant local markets. As of August 31, 2010, the Company had no borrowings under these facilities. During the fifteen months ended August 31, 2010, the Company had no material borrowings under the facilities.

(3)	The Company also maintains local guaranteed and non-guaranteed lines of credit for those locations that cannot access the Company’s global facilities. As of August 31, 2010, the Company had no borrowings under these various facilities.

Under the borrowing facilities described above, the Company had an aggregate of $152,117 of letters of credit outstanding as of August 31, 2010. The Company also had total outstanding debt of $1,588 as of August 31, 2010.

8.	INCOME TAXES

	3 Months Ended August 31, 2009	12 Months Ended August 31, 2010	15 Months Ended August 31, 2010
Current tax expense	177,558	782,212	$959,770
Deferred tax (benefit) expense	(61,052)	71,698	10,646

Total	$116,506	$853,910	$970,416

Deferred income tax (benefit) expense recorded in Accumulated other comprehensive loss in the Consolidated Balance Sheet during the fifteen months ended August 31, 2010 related to the defined benefit plans liability before noncontrolling interests was ($186,581), and related to the cash flow hedges before noncontrolling interests was $7,015.

Income tax expense attributable to income from continuing operations was $970,416 for the fifteen months ended August 31, 2010. This is lower than the amount computed by applying the U.S. federal income tax rate of 35% to pre-tax income from continuing operations due to benefits from non-U.S. operations taxed at lower rates and final determinations of prior year tax liabilities, partially offset by expenses related to unrecognized tax benefits. The effect on deferred tax assets and liabilities of enacted changes in tax laws and tax rates did not have a material impact on the Company’s income tax expense.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The components of the Company’s deferred tax assets and liabilities as of August 31, 2010 included the following:

Deferred tax assets:
Pensions	$224,331
Revenue recognition	84,110
Compensation and benefits	336,572
Share-based compensation	280,509
Tax credit carryforwards	149,905
Net operating loss carryforwards	158,302
Depreciation and amortization	56,865
Other	175,949

1,466,543
Valuation allowance	(233,260)

Total deferred tax assets	1,233,283

Deferred tax liabilities:
Revenue recognition	(34,415)
Depreciation and amortization	(44,866)
Investments in subsidiaries	(137,229)
Other	(26,167)

Total deferred tax liabilities	(242,677)

Net deferred tax assets	$990,606

The Company recorded valuation allowances of $233,260 as of August 31, 2010, against deferred tax assets principally associated with certain tax net operating loss and tax credit carryforwards, as the Company believes it is more likely than not that these assets will not be realized. For all other deferred tax assets, the Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize these deferred tax assets. During the fifteen months ended August 31, 2010, the Company recorded a net increase of $104,239 in the valuation allowance. The majority of this change relates to valuation allowances on tax credits, as the Company believes it is more likely than not that these assets will not be realized.

The Company had net operating loss carryforwards as of August 31, 2010 of $632,159. Of this amount, $101,570 expires between 2011 and 2016, $51,866 expires between 2017 and 2030, and $478,723 has an indefinite carryforward period. The Company had tax credit carryforwards as of August 31, 2010 of $149,905, of which $40,925 will expire between 2011 and 2016, $17,026 will expire between 2017 and 2030, and $91,954 has an indefinite carryforward period.

The Company recognizes interest and penalties related to unrecognized tax benefits in the Provision for income taxes. During the fifteen months ended August 31, 2010, the Company recognized approximately $51,711 in interest and penalties. The Company had accrued interest and penalties related to unrecognized tax benefits of $222,499 ($153,719, net of tax benefits) on the Company’s Consolidated Balance Sheet as of August 31, 2010.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The Company is currently under audit by the U.S. Internal Revenue Service for fiscal 2003 to 2007. The Company is also currently under audit in numerous state and non-U.S. tax jurisdictions. Although the outcome of tax audits is always uncertain and could result in significant cash tax payments, the Company does not believe the outcome of these audits will have a material adverse effect on the Company’s consolidated financial position or results of operations. With limited exceptions, the Company is no longer subject to income tax audits by taxing authorities for the years before 2003. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $474,000 or increase by approximately $62,000 in the next 12 months as a result of settlements, lapses of statutes of limitations and other adjustments. The majority of these amounts relate to transfer pricing matters in both U.S. and non-U.S. tax jurisdictions.

As of August 31, 2010, the Company had not recognized a deferred tax liability on $1,567,405 of undistributed earnings for certain foreign subsidiaries, because these earnings are intended to be permanently reinvested. If such earnings were distributed, some countries may impose withholding taxes. It is not practicable to determine the amount of the related unrecognized deferred income tax liability.

9.	RETIREMENT AND PROFIT SHARING PLANS

Defined Benefit Pension

In the United States and certain other countries, the Company maintains and administers defined benefit retirement plans for certain current, retired and resigned employees. In addition, the Company’s U.S. defined benefit pension plans include a frozen plan for former pre-incorporation partners, which is unfunded. Benefits under the employee retirement plans are primarily based on years of service and compensation during the years immediately preceding retirement or termination of participation in the plan.

Certain postemployment benefits, including severance benefits, disability-related benefits and continuation of benefits, such as healthcare benefits and life insurance coverage, are provided to former or inactive employees after employment but before retirement. These costs are substantially provided for on an accrual basis.

Assumptions

The Company uses an August 31 measurement date for its U.S. and non-U.S. defined benefit pension plans. The weighted-average assumptions used to determine the August 31, 2010 defined benefit pension obligations are as follows:

	U.S. Plans	Non-U.S. Plans
Discount rate	5.25%	4.77%
Rate of increase in future compensation	4.00%	3.68%

The Company’s methodology for selecting the discount rate for the U.S. Plans is to match the plans’ cash flows to that of the average of two yield curves that provide the equivalent yields on zero-coupon corporate bonds for each maturity. The discount rate assumption for the non-U.S. Plans primarily reflects the market rate for high-quality, fixed-income debt instruments. The discount rate assumptions are based on the expected duration of the benefit payments for each of the Company’s defined benefit pension plans

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

as of the annual measurement date and is subject to change each year. The expected long-term rate of return on plan assets should, over time, approximate the actual long-term returns on defined benefit pension plan assets and is based on historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the asset portfolio.

Pension Expense

Pension expense for the fifteen months ended August 31, 2010 was $92,525.

Benefit Obligation, Plan Assets and Funded Status

Selected information regarding defined benefit pension plans as of August 31, 2010 was as follows:

	U.S. Plans	Non-U.S. Plans
Benefit obligation, end of year	$1,376,546	$904,322
Fair value of plan assets, end of year	930,126	678,773

Funded status	$(446,420)	$(225,549)

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost	—	$27,961
Accrued benefit liability	(446,420)	(253,510)
Accumulated other comprehensive loss (income), pre-tax	410,260	144,982

Net amount recognized at year-end	$(36,160)	$(80,567)

The employer contributions, participant contributions and benefits paid for the fifteen months ended August 31, 2010 were as follows:

	3 Months Ended August 31, 2009		12 Months Ended August 31, 2010		15 Months Ended August 31, 2010
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Employer contributions	$2,334	$11,044	$10,525	$44,652	$12,859	$55,696
Participant contributions	—	1,744	—	6,320	—	8,064
Benefits paid	(6,149)	(5,164)	(28,229)	(17,712)	(34,378)	(22,876)

Accumulated Other Comprehensive Loss

The pre-tax accumulated net actuarial loss and prior service cost (credit) recognized in Accumulated other comprehensive loss as of August 31, 2010 was as follows:

	U.S. Plans	Non-U.S. Plans
Net actuarial loss	$410,226	$164,811
Prior service cost (credit)	34	(19,829)

Total	$410,260	$144,982

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The estimated amounts that will be amortized from Accumulated other comprehensive loss as of August 31, 2010 into net periodic pension expense during fiscal 2011 are as follows:

	U.S. Plans	Non-U.S. Plans
Actuarial loss	$27,082	$7,860
Prior service cost (credit)	24	(2,553)

Total	$27,106	$5,307

Funded Status for Defined Benefit Plans

The accumulated benefit obligation for material defined benefit pension plans as of August 31, 2010 was as follows:

	U.S. Plans	Non-U.S. Plans
Accumulated benefit obligation	$1,363,544	$822,372

The following information is provided for material defined benefit pension plans with projected benefit obligations in excess of plan assets and for plans with accumulated benefit obligations in excess of plan assets as of August 31, 2010:

	U.S. Plans	Non-U.S. Plans
Projected benefit obligation in excess of plan assets:
Projected benefit obligation	$1,376,546	$765,565
Fair value of plan assets	930,126	512,056
Accumulated benefit obligation in excess of plan assets:
Accumulated benefit obligation	$1,363,544	$543,459
Fair value of plan assets	930,126	347,799

Investment Strategies

U.S. Pension Plans

The overall investment objective of the plans is to provide growth in the defined benefit pension plans’ assets to help fund future defined benefit pension obligations while managing risk in order to meet current defined benefit pension obligations. The plans’ future prospects, their current financial conditions, the Company’s current funding levels and other relevant factors suggest that the plans can tolerate some interim fluctuations in market value and rates of return in order to achieve long-term objectives without undue risk to the plans’ ability to meet their current benefit obligations. The Company recognizes that asset allocation of the defined benefit pension plans’ assets is an important factor in determining long-term performance. Actual asset allocations at any point in time may vary from the target asset allocations and will be dictated by current and anticipated market conditions, required cash flows and investment decisions of the investment committee and the pension plans’ investment funds and managers. Ranges are established to provide flexibility for the asset allocation to vary around the targets without the need for immediate rebalancing.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Non-U.S. Pension Plans

Plan assets in non-U.S. defined benefit pension plans conform to the investment policies and procedures of each plan and to relevant legislation. The pension committee or trustee of each plan regularly, but at least annually, reviews the investment policy and the performance of the investment managers. In certain countries, the trustee is also required to consult with the Company. Asset allocation decisions are made to provide risk adjusted returns that align with the overall investment strategy for each plan. Generally, the investment return objective of each plan is to achieve a total annualized rate of return that exceeds inflation over the long term by an amount based on the target asset allocation mix of that plan. In certain countries, plan assets are invested in funds that are required to hold a majority of assets in bonds, with a smaller proportion in equities. Also, certain plan assets are entirely invested in contracts held with the plan insurer, which determines the strategy. Defined benefit pension plans in certain countries are unfunded.

Risk Management

Plan investments are exposed to certain risks including market, interest rate and operating risk. In order to mitigate significant concentrations of these risks, the assets are invested in a diversified portfolio primarily consisting of equities and fixed income instruments. Equities are diversified between U.S. and non-U.S. index funds and are intended to achieve long term capital appreciation. To minimize asset volatility relative to the liabilities, a portion of plan assets are allocated to debt securities which appropriately match the duration of individual plan’s liabilities. Plan asset allocation and investment managers’ guidelines are reviewed on a regular basis.

Plan Assets

The following table shows the Company’s target allocation for fiscal 2011 and weighted-average plan assets allocations as of August 31, 2010 by asset category, for material defined benefit pension plans:

	2011 Target Allocation		August 31, 2010
Asset Category	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Equity securities	60%	35-45%	57%	33%
Debt securities	40	40-50	42	39
Cash and short-term investments	—	0-5	1	14
Insurance contracts	—	0-5	—	11
Other	—	10-15	—	3

Total	100%	100%	100%	100%

Fair Value Measurements

Fair value is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the Company’s own credit risk.

The three-level hierarchy of fair value measurements is based on whether the inputs to those measurements are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The fair-value hierarchy requires the use of observable market data when available and consists of the following levels:

•	Level 1—Quoted prices for identical instruments in active markets;

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets; and

•	Level 3—Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The fair values of the material U.S. and non-U.S. defined benefit pension plans assets as of August 31, 2010 are as follows:

U.S. Plans

	Level 1	Level 2	Level 3	Total
Equity
U.S. equity securities	$—	$307,285	$—	$307,285
Non-U.S. equity securities	—	215,791	—	215,791
Fixed Income
U.S. government, state and local debt securities	—	314,388	—	314,388
Non-U.S. government debt securities	—	4,947	—	4,947
U.S. corporate debt securities	—	63,806	—	63,806
Non-U.S. corporate debt securities	—	10,224	—	10,224
Cash and short-term investments	10,912	—	—	10,912
Other	—	2,773	—	2,773

Total	$10,912	$919,214	$—	$930,126

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Non-U.S. Plans

	Level 1	Level 2	Level 3	Total
Equity
U.S. equity securities	$—	$33,842	$—	$33,842
Non-U.S. equity securities	—	166,918	—	166,918
Mutual fund equity securities	—	22,528	—	22,528
Fixed Income
Non-U.S. government debt securities	—	127,250	—	127,250
Non-U.S. corporate debt securities	—	96,635	—	96,635
Mutual fund debt securities	—	39,679	—	39,679
Cash and short-term investments	87,452	5,694	—	93,146
Insurance contracts	—	76,073	—	76,073
Other	—	22,702	—	22,702

Total	$87,452	$591,321	$—	$678,773

Expected Contributions

Generally, annual contributions are made at such times and in amounts as required by law and may, from time to time, exceed minimum funding requirements. The Company estimates it will pay approximately $57,000 in fiscal 2011 related to contributions to its U.S. and non-U.S. defined benefit pension plans, cash funding for its retiree medical plans and benefit payments related to the unfunded frozen plan for former pre-incorporation partners. The Company has not determined whether it will make additional voluntary contributions for its defined benefit pension plans.

Estimated Future Benefit Payments

Benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	U.S. Plans	Non-U.S. Plans
2011	$29,384	$23,385
2012	31,818	25,627
2013	34,111	27,099
2014	36,471	29,823
2015	39,099	32,811
2016-2020	246,839	187,734

Defined Contribution Plans

In the United States and certain other countries, the Company maintains and administers defined contribution plans for certain current, retired and resigned employees. Defined contribution plans in countries other than the United States and the United Kingdom are individually immaterial. Total expenses recorded for the United States and the United Kingdom defined contribution plans were $281,948 for the fifteen months ended August 31, 2010.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

10.	SHARE-BASED COMPENSATION

Share Incentive Plans

On February 4, 2010, Accenture’s shareholders approved the Accenture plc 2010 Share Incentive Plan (the “2010 SIP”), which the Board of Directors of Accenture approved on December 10, 2009. Any new equity grants awarded on or after February 4, 2010 were under the 2010 SIP. No new awards were granted on or after February 4, 2010 under the 2001 SIP, and any share capacity remaining under the 2001 SIP was cancelled and not incorporated into the 2010 SIP. However, shares related to outstanding awards granted under the 2001 SIP prior to February 4, 2010 continue to be satisfied from shares issued under the 2001 SIP.

The 2010 SIP is administered by the Compensation Committee of the Board of Directors of Accenture and provides for the grant of nonqualified share options, incentive stock options, restricted share units and other share-based awards. A maximum of 50,000,000 Accenture plc Class A ordinary shares are currently authorized for awards under the 2010 SIP. As of August 31, 2010, 48,943,108 shares were available for future grants under the 2010 SIP. Accenture plc Class A ordinary shares covered by awards that terminate, lapse or are cancelled may again be used to satisfy awards under the 2010 SIP. The Company issues new Accenture plc Class A ordinary shares and shares from treasury for shares delivered under the 2010 SIP.

A summary of information with respect to share-based compensation is as follows:

	3 Months Ended August 31, 2009	12 Months Ended August 31, 2010	15 Months Ended August 31, 2010
Total share-based compensation expense included in Net income	$109,988	$425,822	$535,810
Income tax benefit related to share-based compensation included in Net income	35,036	133,796	168,832

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Restricted Share Units

Under the 2010 SIP and previously under the 2001 SIP, participants may be granted restricted share units, each of which represents an unfunded, unsecured right, which is nontransferable except in the event of death of the participant, to receive an Accenture plc Class A ordinary share on the date specified in the participant’s award agreement. The restricted share units granted under this plan are subject to cliff or graded vesting, generally ranging from 2 to 10 years. For awards with graded vesting, compensation expense is recognized over the vesting term of each separately vesting portion. Compensation expense is recognized on a straight-line basis for awards with cliff vesting. Restricted share unit activity during the fifteen months ended August 31, 2010 was as follows:

	Number of Restricted Share Units	Weighted Average Grant-Date Fair Value
Nonvested balance as of June 1, 2009	50,225,044	$31.63
Granted	149,488	32.47
Vested	(2,613,514)	32.71
Forfeited	(315,914)	31.51

Nonvested balance as of August 31, 2009	47,445,104	$31.56
Granted	9,712,486	40.32
Vested	(11,418,047)	31.64
Forfeited	(2,067,526)	33.21

Nonvested balance as of August 31, 2010	43,672,017	$33.41

As of August 31, 2010, there was $428,916 of total restricted share unit compensation expense related to nonvested awards not yet recognized, which is expected to be recognized over a weighted average period of 1.4 years. As of August 31, 2010, there were 3,700,441 restricted share units vested but not yet delivered as Accenture plc Class A ordinary shares.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Stock Options

Stock options are granted to senior executives and other employees under the 2010 SIP and previously under the 2001 SIP. Options generally have an exercise price that is at least equal to the fair value of the Accenture plc Class A ordinary shares on the date the option is granted. Options granted under the 2010 SIP and previously under the 2001 SIP are subject to cliff or graded vesting, generally ranging from 2 to 10 years, and generally have a contractual term of 10 years. For awards with graded vesting, compensation expense is recognized over the vesting period of each separately vesting portion. Compensation expense is recognized on a straight-line basis for awards with cliff vesting. The fair value of each options grant is estimated on the date of grant using the Black-Scholes-Merton option pricing model. Stock option activity for the fifteen months ended August 31, 2010 was as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Options outstanding as of June 1, 2009	31,023,477	$19.31	3.7	$441,557
Granted	—	—
Exercised	(1,943,009)	18.68
Forfeited	(40,384)	19.33

Options outstanding as of August 31, 2009	29,040,084	$19.35	3.6	$412,098
Granted	16,539	40.87
Exercised	(8,010,117)	18.63
Forfeited	(126,444)	21.72

Options outstanding as of August 31, 2010	20,920,062	$19.63	2.6	$356,341

Options exercisable as of August 31, 2010	20,386,549	$19.42	2.5	$351,374

Other information pertaining to option activity is as follows:

	3 Months Ended August 31, 2009	12 Months Ended August 31, 2010	15 Months Ended August 31, 2010
Weighted average grant-date fair value of stock options granted	$—	$11.65	$11.65
Total fair value of stock options vested	102	3,928	4,030
Total intrinsic value of stock options exercised	30,326	177,721	208,047

Cash received from the exercise of stock options was $185,222 and the income tax benefit realized from the exercise of stock options was $45,996 for the fifteen months ended August 31, 2010. As of August 31, 2010, there was $916 of total stock option compensation expense related to nonvested awards not yet recognized, which is expected to be recognized over a weighted average period of 1.4 years.

Voluntary Equity Investment Program

In January 2006, the Company implemented a Voluntary Equity Investment Program (the “VEIP”), under which senior executives may purchase Accenture plc Class A ordinary shares each month at fair market value through after-tax payroll deductions. Senior executives who make the annual election to

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

participate in the program will be granted at the end of each program year, if they do not withdraw during the program year, a number of restricted share units equal to 50% of the number of shares purchased during that year. The restricted share units granted under the VEIP are subject to a cliff vesting period of 2 years.

Employee Share Purchase Plans

2001 ESPP

The 2001 ESPP is a nonqualified plan that allows eligible employee participants to purchase Accenture plc Class A ordinary shares at a discount through payroll deductions. Under the 2001 ESPP, substantially all employees may elect to contribute 1% to 10% of their compensation during each semi-annual offering period (up to a per participant maximum of $7.5 per offering period) to purchase Accenture plc Class A ordinary shares. The May 2010 share issuance was satisfied under the 2001 ESPP. Any new purchase offers made on or after February 4, 2010 were under the 2010 ESPP. Any share capacity remaining under the 2001 ESPP was cancelled and not incorporated into the 2010 ESPP share reserve.

As of August 31, 2010, 64,322,506 Accenture plc Class A ordinary shares had been issued under the 2001 ESPP. Under the 2001 ESPP, the Company issued 4,597,562 shares during the fifteen months ended August 31, 2010.

2010 ESPP

On February 4, 2010, Accenture’s shareholders approved the Accenture plc 2010 Employee Share Purchase Plan (the “2010 ESPP”), which the Board of Directors of Accenture approved on December 10, 2009. The 2010 ESPP is similar to the 2001 ESPP, but with updates to plan provisions generally intended to reflect changes in tax and accounting rules and to provide greater flexibility to vary the terms upon which shares are offered for purchase to different groups or categories of employees.

A maximum of 45,000,000 Accenture plc Class A ordinary shares may be issued under the 2010 ESPP plan. The Company also issues the shares purchased under the VEIP from the 2010 ESPP. As of August 31, 2010, 1,723,835 Accenture plc Class A ordinary shares had been issued under the 2010 ESPP.

11.	SHAREHOLDERS’ EQUITY

Accenture plc

Ordinary Shares

The Company has 40,000 authorized ordinary shares, par value €1 per share. Each ordinary share of Accenture plc entitles its holder to receive payments upon a liquidation of Accenture plc; however a holder of an ordinary share is not entitled to vote on matters submitted to a vote of shareholders of Accenture plc or to receive dividends.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Class A Ordinary Shares

An Accenture plc Class A ordinary share entitles its holder to one vote per share, and holders of those shares do not have cumulative voting rights. Each Class A ordinary share entitles its holder to a pro rata part of any dividend at the times and in the amounts, if any, which Accenture plc’s Board of Directors from time to time determines to declare, subject to any preferred dividend rights attaching to any preferred shares. Each Class A ordinary share is entitled on a winding-up of Accenture plc to be paid a pro rata part of the value of the assets of Accenture plc remaining after payment of its liabilities, subject to any preferred rights on liquidation attaching to any preferred shares.

Class X Ordinary Shares

An Accenture plc Class X ordinary share entitles its holder to one vote per share, and holders of those shares do not have cumulative voting rights. A Class X ordinary share does not entitle its holder to receive dividends, and holders of those shares are not entitled to be paid any amount upon a winding-up of Accenture plc. Most of the Company’s partners who received Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares in connection with the Company’s transition to a corporate structure received a corresponding number of Accenture plc Class X ordinary shares. Accenture plc may redeem, at its option, any Class X ordinary share for a redemption price equal to the par value of the Class X ordinary share. Accenture plc has separately agreed with the original holders of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares not to redeem any Class X ordinary share of such holder if the redemption would reduce the number of Class X ordinary shares held by that holder to a number that is less than the number of Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares owned by that holder, as the case may be. Accenture plc will redeem Class X ordinary shares upon the redemption or exchange of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares so that the aggregate number of Class X ordinary shares outstanding at any time does not exceed the aggregate number of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares outstanding. Class X ordinary shares are not transferable without the consent of Accenture plc.

Equity of Subsidiaries Redeemable or Exchangeable for Accenture plc Class A Ordinary Shares

Accenture SCA Class I Common Shares

Senior executives in certain countries, including the United States, received Accenture SCA Class I common shares in connection with the Company’s transition to a corporate structure. Only the Company and its current and former senior executives and their permitted transferees hold Accenture SCA Class I common shares. Each Accenture SCA Class I common share entitles its holder to one vote on all matters submitted to a vote of shareholders of Accenture SCA and entitles its holders to dividends and liquidation payments.

Accenture SCA is obligated, at the option of the holder, to redeem any outstanding Accenture SCA Class I common share at a redemption price per share generally equal to its current market value as determined in accordance with Accenture SCA’s articles of association. Under Accenture SCA’s articles of association, the market value of a Class I common share will be deemed to be equal to (i) the average of

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

the high and low sales prices of an Accenture plc Class A ordinary share as reported on the New York Stock Exchange (or on such other designated market on which the Class A ordinary shares trade), net of customary brokerage and similar transaction costs, or (ii) if Accenture plc sells its Class A ordinary shares on the date that the redemption price is determined (other than in a transaction with any employee or an affiliate or pursuant to a preexisting obligation), the weighted average sales price of an Accenture plc Class A ordinary share on the New York Stock Exchange (or on such other market on which the Class A ordinary shares primarily trade), net of customary brokerage and similar transaction costs. Accenture SCA may, at its option, pay this redemption price with cash or by delivering Accenture plc Class A ordinary shares on a one-for-one basis. Each holder of Class I common shares is entitled to a pro rata part of any dividend and to the value of any remaining assets of Accenture SCA after payment of its liabilities upon dissolution.

Accenture SCA Class II and Class III common shares

On November 16, 2009, the shareholders of Accenture SCA approved amendments to Accenture SCA’s articles of association pursuant to which all of the Class II common shares and Class III common shares of Accenture SCA, which were all held by the Company, were reclassified into Class I common shares with the same rights as the Class I common shares that existed prior to November 16, 2009, as described above under “—Accenture SCA Class I Common Shares,” including being entitled to the payment of cash dividends. This amendment had no effect on the relative economic rights of Accenture plc or the other holders of Accenture SCA Class I common shares.

Accenture Canada Holdings Inc. Exchangeable Shares

Partners resident in Canada and New Zealand received Accenture Canada Holdings Inc. exchangeable shares in connection with the Company’s transition to a corporate structure. Holders of Accenture Canada Holdings Inc. exchangeable shares may exchange their shares for Accenture plc Class A ordinary shares at any time on a one-for-one basis. The Company may, at its option, satisfy this exchange with cash at a price per share generally equal to the market price of an Accenture plc Class A ordinary share at the time of the exchange. Each exchangeable share of Accenture Canada Holdings Inc. entitles its holder to receive distributions equal to any distributions to which an Accenture plc Class A ordinary share entitles its holder.

12.	MATERIAL TRANSACTIONS AFFECTING SHAREHOLDERS’ EQUITY

Share Purchase And Redemption Activity

The Board of Directors of Accenture plc has authorized funding for the Company’s publicly announced open-market share purchase program for acquiring Accenture plc Class A ordinary shares and for purchases and redemptions of Accenture plc Class A ordinary shares, Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares held by the Company’s current and former senior executives and their permitted transferees.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The Company’s share purchase activity during the fifteen months ended August 31, 2010 is as follows:

	3 Months Ended August 31, 2009
	Accenture plc Class A Ordinary Shares		Accenture SCA Class I Common Shares and Accenture Canada Holdings Inc. Exchangeable Shares		Total
	Shares	Amount	Shares	Amount	Shares	Amount
Open-market share purchases(1)	797,564	$26,506	—	$—	797,564	$26,506
Other share purchase programs	—	—	11,062,738	382,082	11,062,738	382,082
Other purchases(2)	3,410,184	116,540	—	—	3,410,184	116,540

Total	4,207,748	$143,046	11,062,738	$382,082	15,270,486	$525,128

	12 Months Ended August 31, 2010
	Accenture plc Class A Ordinary Shares		Accenture SCA Class I Common Shares and Accenture Canada Holdings Inc. Exchangeable Shares		Total
	Shares	Amount	Shares	Amount	Shares	Amount
Open-market share purchases(1)	24,940,402	$986,069	—	$—	24,940,402	$986,069
Other share purchase programs	—	—	23,152,567	945,437	23,152,567	945,437
Other purchases(2)	3,666,119	139,369	—	—	3,666,119	139,369

Total	28,606,521	$1,125,438	23,152,567	$945,437	51,759,088	$2,070,875

	15 Months Ended August 31, 2010
	Accenture plc Class A Ordinary Shares		Accenture SCA Class I Common Shares and Accenture Canada Holdings Inc. Exchangeable Shares		Total
	Shares	Amount	Shares	Amount	Shares	Amount
Open-market share purchases(1)	25,737,966	$1,012,575	—	$—	25,737,966	$1,012,575
Other share purchase programs	—	—	34,215,305	1,327,519	34,215,305	1,327,519
Other purchases(2)	7,076,303	255,909	—	—	7,076,303	255,909

Total	32,814,269	$1,268,484	34,215,305	$1,327,519	67,029,574	$2,596,003

(1)	The Company conducts a publicly announced, open-market share purchase program for Accenture plc Class A ordinary shares. These shares are held as treasury shares by Accenture plc and may be utilized to provide for select employee benefits, such as equity awards to the Company’s employees.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

(2)	During the fifteen months ended August 31, 2010, as authorized under the Company’s various employee equity share plans, the Company acquired Accenture plc Class A ordinary shares primarily via share withholding for payroll tax obligations due from employees and former employees in connection with the delivery of Accenture plc Class A ordinary shares under those plans.

As of August 31, 2010, the Company’s aggregate available authorization was $2,920,219 for its publicly announced open-market share purchase program and the other share purchase programs.

Other Share Redemptions

During the fifteen months ended August 31, 2010, the Company issued 3,977,356 Accenture plc Class A ordinary shares upon redemptions of an equivalent number of Accenture SCA Class I common shares pursuant to its registration statement on Form S-3 (the “registration statement”). The registration statement allows the Company, at its option, to issue freely tradable Accenture plc Class A ordinary shares in lieu of cash upon redemptions of Accenture SCA Class I common shares held by the Company’s senior executives, former executives and their permitted transferees.

Dividends

The Company’s dividend activity during the fifteen months ended August 31, 2010 was as follows:

	Dividend Per Share	Accenture plc Class A Ordinary Shares		Accenture SCA Class I Common Shares and Accenture Canada Holdings Inc. Exchangeable Shares		Total Cash Outlay
Dividend Payment Date		Record Date	Cash Outlay	Record Date	Cash Outlay
November 16, 2009	$0.75	October 16, 2009	$470,874	October 13, 2009	$80,568	$551,442
May 14, 2010	$0.375	April 16, 2010	239,419	April 13, 2010	33,287	272,706

Total Dividends			$710,293		$113,855	$824,148

The payment of the cash dividends also resulted in the issuance of additional restricted share units to holders of restricted share units. Diluted weighted average Accenture plc Class A ordinary share amounts have been restated for all periods presented to reflect this issuance.

Subsequent Events

On September 29, 2010, the Board of Directors of Accenture plc declared a semi-annual cash dividend of $0.45 per share on its Class A ordinary shares payable to shareholders of record at the close of business on October 15, 2010. Accenture plc will cause Accenture SCA to declare a semi-annual cash dividend of $0.45 per share on its Class I common shares payable to shareholders of record at the close of business on October 12, 2010. Both dividends are payable on November 15, 2010. The payment of the cash dividends will result in the issuance of an immaterial number of additional restricted share units to holders of restricted share units.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

13.	LEASE COMMITMENTS

The Company has operating leases, principally for office space, with various renewal options. Substantially all operating leases are non-cancelable or cancelable only by the payment of penalties. Rental expense in agreements with rent holidays and scheduled rent increases is recorded on a straight-line basis over the lease term. Rental expense, including operating costs and taxes and sublease income from third parties, during the fifteen months ended August 31, 2010 was as follows:

	3 Months Ended August 31, 2009	12 Months Ended August 31, 2010	15 Months Ended August 31, 2010
Rental expense	$125,237	$467,838	$593,075
Sublease income from third parties	(8,295)	(30,741)	(39,036)

Future minimum rental commitments under non-cancelable operating leases as of August 31, 2010, were as follows:

	Operating Lease Payments	Operating Sublease Income
2011	$407,008	$(27,766)
2012	284,225	(23,715)
2013	214,331	(24,206)
2014	173,974	(24,675)
2015	153,570	(22,039)
Thereafter	613,298	(45,695)

	$1,846,406	$(168,096)

14.	COMMITMENTS AND CONTINGENCIES

Commitments

The Company has the right to purchase or may also be required to purchase substantially all of the remaining outstanding shares of its Avanade Inc. subsidiary (“Avanade”) not owned by the Company at fair value if certain events occur. Certain holders of Avanade common stock and options to purchase the stock have put rights that, under certain circumstances and conditions, would require Avanade to redeem shares of its stock at fair value. As of August 31, 2010, the Company has reflected the fair value of $93,404 related to Avanade’s redeemable common stock and the intrinsic value of the options on redeemable common stock in Other accrued liabilities on the Consolidated Balance Sheet.

Indemnifications and Guarantees

In the normal course of business and in conjunction with certain client engagements, the Company has entered into contractual arrangements through which it may be obligated to indemnify clients with respect to certain matters. These arrangements with clients can include provisions whereby the Company has joint and several liability in relation to the performance of certain contractual obligations along with third parties also providing services and products for a specific project. Indemnification provisions are also included in arrangements under which the Company agrees to hold the indemnified party harmless with respect to third-party claims related to such matters as title to assets sold or licensed or certain intellectual property rights.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Typically, the Company has contractual recourse against third parties for certain payments made by the Company in connection with arrangements where third-party nonperformance has given rise to the client’s claim. Payments by the Company under any of the arrangements described above are generally conditioned on the client making a claim, which may be disputed by the Company typically under dispute resolution procedures specified in the particular arrangement. The limitations of liability under these arrangements may be expressly limited or may not be expressly specified in terms of time and/or amount.

As of August 31, 2010, the Company’s aggregate potential liability to its clients for expressly limited guarantees involving the performance of third parties was approximately $556,000 of which all but approximately $71,000 may be recovered from the other third parties if the Company is obligated to make payments to the indemnified parties that are the consequence of a performance default by the other third parties. For arrangements with unspecified limitations, the Company cannot reasonably estimate the aggregate maximum potential liability, as it is inherently difficult to predict the maximum potential amount of such payments, due to the conditional nature and unique facts of each particular arrangement.

To date, the Company has not been required to make any significant payment under any of the arrangements described above. The Company has assessed the current status of performance/payment risk related to arrangements with limited guarantees, unspecified limitations and/or indemnification provisions and believes that any potential payments would be immaterial to the Consolidated Financial Statements, as a whole.

Legal Contingencies

As of August 31, 2010, the Company or its present personnel had been named as a defendant in various litigation matters. The Company and/or its personnel also from time to time are involved in investigations by various regulatory or legal authorities concerning matters arising in the course of its business around the world. Based on the present status of these matters, management believes these matters will not ultimately have a material effect on the Company’s results of operations or financial condition.

15.	SEGMENT REPORTING

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance.

The Company’s chief operating decision maker is its Chief Executive Officer. The Company’s operating segments are managed separately because each operating segment represents a strategic business unit providing management consulting, technology and outsourcing services to clients in different industries.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

The Company’s reportable operating segments are the five operating groups, which are Communications & High Tech, Financial Services, Health & Public Service, Products and Resources. Information regarding the Company’s reportable operating segments is as follows:

3 Months Ended August 31, 2009	Comm. & High Tech	Financial Services	Health & Public Service	Products	Resources	Other	Total
Revenues before reimbursements	$1,117,807	$1,017,167	$940,823	$1,121,522	$942,517	$6,100	$5,145,936
Depreciation(1)	13,947	15,890	7,070	20,236	12,569	—	69,710
Operating income	103,417	79,650	93,666	32,932	109,921	—	419,586

12 Months Ended August 31, 2010
Revenues before reimbursements	$4,612,290	$4,446,038	$3,580,802	$4,985,347	$3,911,041	$15,050	$21,550,568
Depreciation(1)	60,727	52,972	43,566	65,680	46,127	—	269,072
Operating income	614,777	772,499	286,510	592,152	648,907	—	2,914,845

15 Months Ended August 31, 2010
Revenues before reimbursements	$5,730,097	$5,463,205	$4,521,625	$6,106,869	$4,853,558	$21,150	$26,696,504
Depreciation(1)	74,674	68,862	50,636	85,916	58,696	—	338,782
Operating income	718,194	852,149	380,176	625,084	758,828	—	3,334,431
Assets as of August 31(2)	566,630	97,731	420,172	449,891	455,070	(23,914)	1,965,580

(1)	Amounts include depreciation on property and equipment controlled by each operating segment, as well as an allocation for depreciation on property and equipment they do not directly control.

(2)	Operating segment assets directly attributed to an operating segment and provided to the chief operating decision maker include Receivables from clients, current and non-current Unbilled services, Deferred contract costs and current and non-current Deferred revenues.

The accounting policies of the operating segments are the same as those described in Note 1 (Summary of Significant Accounting Policies) to these Consolidated Financial Statements.

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Revenues are attributed to geographic areas and countries based on where client services are supervised. Information regarding geography and countries is as follows:

3 Months Ended August 31, 2009	Americas	EMEA(1)	Asia Pacific	Total
Net revenues	$2,264,130	$2,274,084	$607,722	$5,145,936
Reimbursements	192,229	119,381	47,903	359,513

Revenues	2,456,359	2,393,465	655,625	5,505,449

12 Months Ended August 31, 2010
Net revenues	$9,465,357	$9,583,268	$2,501,943	$21,550,568
Reimbursements	808,951	534,566	199,993	1,543,510

Revenues	10,274,308	10,117,834	2,701,936	23,094,078

15 Months Ended August 31, 2010	Americas	EMEA(1)	Asia Pacific	Total
Net revenues	$11,729,487	$11,857,352	$3,109,665	$26,696,504
Reimbursements	1,001,180	653,947	247,896	1,903,023

Revenues	12,730,667	12,511,299	3,357,561	28,599,527

Property and equipment, net as of August 31	240,228	204,948	214,393	659,569

(1)	EMEA includes Europe, Middle East and Africa.

The Company conducts business in the following countries that individually comprised 10% or more of consolidated Net revenues within the fifteen months August 31, 2010:

United States	36%
United Kingdom	10

The Company conducts business in the following countries that hold 10% or more of its total consolidated Property and equipment, net, as of August 31, 2010 as follows:

United States	30%
India	17

Net revenues by type of work are as follows:

	3 Months Ended August 31, 2009	12 Months Ended August 31, 2010	15 Months Ended August 31, 2010
Consulting	$2,913,735	$12,371,268	$15,285,003
Outsourcing	2,232,201	9,179,300	11,411,501

Net revenues	5,145,936	21,550,568	26,696,504
Reimbursements	359,513	1,543,510	1,903,023

Revenues	$5,505,449	$23,094,078	$28,599,527

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

16.	EMPLOYEES

The average number of persons employed by the Company during the fifteen months ended August 31, 2010 was as follows:

Consulting	47,688
Solutions	62,180

Total Consulting & Solutions	109,867
Services	60,767

Total Billable	170,634
Enterprise	13,695

Total	184,329

Employee costs for the fifteen months ended August 31, 2010 were as follows:

Wages and salaries	$13,394,050
Social welfare costs	1,586,183
Share based compensation expense	535,810
Pension and postretirement expense	538,676
Other, principally employee benefits	1,404,271

Total employee costs	$17,458,990

17.	DIRECTORS’ REMUNERATION

Directors’ remuneration for the fifteen months ended August 31, 2010 is set forth in the table below. Mr. Green, the Company’s chairman and chief executive officer, is not compensated for his services as a director. Accordingly, the amounts below include compensation for Mr. Green’s service as chief executive officer (referred to as “Managerial Services”) as well as compensation for all non-employee directors in their capacities as such (referred to as “Director Services”).

Managerial services(1)	15,685
Director services(2)	2,383

(1)	This calculation was made in accordance with the requirements of the Irish Companies Acts, and includes the following: base compensation earned during the period of $1,250; non-equity incentive plan cash payments of $3,040 comprising annual bonus and individual performance bonus payments; share based compensation expense of $11,369 calculated in accordance with US GAAP; and other of $26.

(2)	This calculation was made in accordance with the requirements of the Irish Companies Acts.

18.	AUDITORS’ REMUNERATION

Fees paid to KPMG, the Company’s statutory auditor, in respect of the fifteen months ended August 31, 2010 are as follows:

Audit fees paid to KPMG and its affiliates	16,308
Audit of the parent company financial statements	75
Tax advisory services provided by statutory auditor	250

Total	$16,633

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

19.	SUBSIDIARIES

As of August 31, 2010, the Company’s subsidiaries were as follows:

Name	Country of Organization
Sistemes Consulting S.A	Andorra
Accenture SRL	Argentina
Accenture Service Center SRL	Argentina
Accenture Technology Solutions Pty Ltd.	Australia
Accenture Australia Holdings Pty Ltd.	Australia
Accenture HR Services (Australia) Ltd.	Australia
Avanade Australia Pty Ltd.	Australia
Navitaire Australia Pty Ltd.	Australia
MediaSenz Pty Ltd.	Australia
Accenture GmbH	Austria
Accenture Technology Solutions GmbH	Austria
Accenture BPM CVBA/SCRL	Belgium
Accenture S.A.\.N.V.	Belgium
Accenture Technology Solutions NV/SA	Belgium
Accenture Technology Ventures S.P.R.L.	Belgium
Avanade Belgium SPRL	Belgium
Accenture Australia Ltd.	Bermuda
Accenture Australia (1) Ltd.	Bermuda
Accenture Australia (2) Ltd.	Bermuda
Accenture Australia (3) Ltd.	Bermuda
Blue Insurance Ltd.	Bermuda
ENMAX Technology Bolivia S.A.	Bolivia
Accenture (Botswana) (PTY) Ltd.	Botswana
Du Chazal Du Mee Pty Ltd	Botswana
Accenture do Brasil Ltda	Brazil
Accenture Automacao e TI Industrial Ltda	Brazil
Accenture Servicos de Suporte de Negocios Ltda	Brazil
Accenture Canada Holdings Inc.	Canada
1021904 Ontario Limited	Canada
Accenture Inc.	Canada
Accenture Technology Solutions—Canada, Inc. Also known as Solutions technologiques Accenture—Canada, Inc.	Canada
Accenture Business Services of British Columbia Limited Partnership	Canada
Accenture Business Services for Utilities Inc.	Canada
Accenture Business Services General Partner Inc.	Canada
Accenture Nova Scotia Unlimited Liability Co.	Canada
Avanade Canada Inc.	Canada
Navitaire Canada Corporation	Canada
Accenture Chile Asesorias y Servicios Ltda	Chile
Accenture (China) Co Ltd.	China
Accenture Technology Solutions (Dalian) Co Ltd.	China
Guangzhou Bao Zhe Information Consulting Co Ltd.	China

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Name	Country of Organization
Qi Jie (Beijing) Info Tech Co Ltd.	China
Avanade Guangzhou	China
Avanade GZ Computer Technology Development Co. Ltd. (SH)	China
Accenture Ltda	Colombia
Accenture Services s.r.o	Czech Republic
Accenture Technology Solutions s.r.o.	Czech Republic
Navitaire Prague s.r.o.	Czech Republic
Accenture Denmark Holdings A/S	Denmark
Accenture Australia Holdings ApS	Denmark
Accenture Technology Solutions A/S	Denmark
Avanade Denmark ApS	Denmark
ENMAX Technology-Ecuador S.A.	Ecuador
Accenture Egypt LLC	Egypt
Accenture Oy	Finland
Accenture Technology Solutions Oy	Finland
Accenture Services Oy	Finland
Avanade Finland Oy	Finland
Digiplug SAS	France
Accenture Technology Solutions SAS	France
InVita SAS	France
Avanade SAS	France
Accenture Holdings France SAS	France
Insurance Services SAS	France
Solutions Assurance Vie S.A.	France
Acceria SAS	France
Accenture GmbH	Germany
Accenture Management GmbH	Germany
Accenture Holding GmbH & Co. KG	Germany
Accenture Dienstleistungen GmbH	Germany
Accenture Services GmbH	Germany
Accenture Technology Solutions GmbH	Germany
Accenture Services für Kreditinstitute GmbH	Germany
Accenture Services für Human Resources GmbH	Germany
Avanade Deutschland GmbH	Germany
ATV eMillenuim Beteiligung GmbH	Germany
Accenture Human Capital Management Solutions	Germany
Accenture Finance (Gibraltar) Ltd.	Gibraltar
Accenture Finance (Gibraltar) II Ltd.	Gibraltar
Accenture Finance (Gibraltar) III Ltd.	Gibraltar
Accenture Minority III Ltd.	Gibraltar
Accenture Minority IV Ltd.	Gibraltar
Accenture Minority V Ltd.	Gibraltar
Accenture Technology Ventures (Gibraltar) Ltd.	Gibraltar
Accenture PLC	Gibraltar
Accenture S.A.	Greece
Accenture BPM S.A.	Greece

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Name	Country of Organization
Accenture Co Ltd.	Hong Kong SAR
Accenture Technology Solutions (HK)Co. Ltd.	Hong Kong SAR
Avanade Hong Kong Ltd.	Hong Kong SAR
Accenture Tanacsado Korlatolt Felelossegu Tarsasag KFT (Also known as Accenture KFT)	Hungary
Accenture Services Private Ltd.	India
P.T. Accenture	Indonesia
Accenture	Ireland
Accenture European Service Center Ltd.	Ireland
Accenture Technology Solutions	Ireland
Accenture Defined Benefit Pension Plan Trustees Ltd	Ireland
Accenture Defined Contribution Pension Plan Trustees Ltd	Ireland
Accenture IOM 1 Company Limited	Isle of Man
Accenture IOM 2 Company Limited	Isle of Man
Accenture Ltd.	Israel
Accenture SpA	Italy
Accenture Technology Solutions SRL	Italy
Accenture Outsourcing SRL	Italy
Accenture Insurance Services SpA	Italy
Accenture Finance and Accounting BPO Services SpA	Italy
Accenture Insurance Services and Systems SpA	Italy
Accenture HR Services SpA/TESS SpA	Italy
Avanade Italy SRL	Italy
Accenture Japan Ltd.	Japan
Accenture Technology Solutions Japan KK	Japan
Proquire KK	Japan
Avanade Japan KK	Japan
Sopia Corporation (Kabushiki Kaisha Sopia)	Japan
Accenture East Africa Ltd.	Kenya
Accenture Sàrl	Luxembourg
Accenture S.C.A.	Luxembourg
Accenture International Sàrl	Luxembourg
Accenture Minority III Norway 1 S.C.A.	Luxembourg
Accenture Minority III Norway 2 S.C.A.	Luxembourg
Accenture International Capital SCA	Luxembourg
Accenture Sdn. Bhd	Malaysia
Accenture Technology Solutions Sdn Bhd	Malaysia
Accenture Solutions Sdn Bhd	Malaysia
Advent Business Services Sdn. Bhd	Malaysia
Avanade Malaysia Sdn Bhd	Malaysia
Accenture Mauritius Ltd.	Mauritius
Accenture (Mauritius) Onshore Ltd.	Mauritius
Beaumont Development Centre Holding Ltd.	Mauritius
AP Holdings Co Ltd.	Mauritius
De Chazal Du Mee Consulting Ltd.	Mauritius
Accenture S.C.	Mexico

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Name	Country of Organization
Operaciones Accenture S.A. de C.V.	Mexico
Accenture Technology Solutions S.C.	Mexico
Servicios Tecnicos de Programacion Accenture S.C.	Mexico
Accenture Service Centre Morocco SA	Morocco
Accenture Holdings B.V.	Netherlands
Accenture Branch Holdings B.V.	Netherlands
Accenture Finance B.V.	Netherlands
Accenture Properties(2) B.V.	Netherlands
Accenture India Holdings B.V.	Netherlands
Accenture Middle East B.V.	Netherlands
Accenture Central Europe B.V.	Netherlands
Accenture Greece B.V.	Netherlands
Accenture Australia Holding B.V.	Netherlands
Accenture Korea BV	Netherlands
Accenture Technology Ventures BV	Netherlands
Accenture Participations BV	Netherlands
Accenture Minority I BV	Netherlands
Accenture BV	Netherlands
Accenture Technology Solutions BV	Netherlands
Accenture Insurance Services BV	Netherlands
Avanade Netherlands BV	Netherlands
Partners Technology Mexico Holdings BV	Netherlands
Accenture Business Services BV	Netherlands
Accenture Equity Finance BV	Netherlands
Accenture NZ Limited	New Zealand
Accenture Ltd	New Zealand
Accenture Ltd	Nigeria
Accenture A.S	Norway
Avanade Norway AS	Norway
Accenture Inc.	Philippines
Accenture Healthcare Processing Inc.	Philippines
Accenture Sp. z.o.o.	Poland
Accenture Services Sp. z.o.o.	Poland
Accenture Consultores de Gestao S.A.	Portugal
Accenture Technology Solutions S.A.	Portugal
Accenture Technology Solutions-Solucoes Informaticas Integrados, S.A.	Portugal
Accenture Services S.r.l.	Romania
Accenture OOO	Russia
Accenture Pte Ltd.	Singapore
Accenture Technology Solutions Pte Ltd.	Singapore
Avanade Asia Pte Ltd.	Singapore
Accenture s.r.o.	Slovak Republic
Accenture Services s.r.o.	Slovak Republic
Accenture Technology Solutions—Slovakia s.r.o.	Slovak Republic
Accenture (South Africa) Pty Ltd.	South Africa
Accenture Services (South Africa)Pty Ltd.	South Africa

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Name	Country of Organization
Accenture Technology Solutions Pty Ltd.	South Africa
Accenture Africa Pty Ltd.	South Africa
Accenture Technology Infrastructure Services Pty Ltd.	South Africa
Accenture Yuhan Hoesa Also known as Accenture Ltd.	South Korea
Accenture Technology Solutions Ltd.	South Korea
Accenture S.L.	Spain
Accenture Outsourcing Services S.A.	Spain
Accenture Human Capital Mgmt. Sol. S.L.	Spain
Accenture Holdings (Iberia) S.L.	Spain
Coritel S.A.	Spain
Alnova Technologies Corporation S.L.	Spain
Avanade Spain SL	Spain
CustomerWorks Europe SL	Spain
Energuiaweb SL	Spain
NetPersonas SIGP SL	Spain
Accenture AB	Sweden
Accenture Services AB	Sweden
Accenture Technology Solutions AB	Sweden
Avanade Sweden AB	Sweden
Accenture AG	Switzerland
Accenture Technology Solutions AG	Switzerland
Accenture Holding GmbH	Switzerland
Accenture Global Services GmbH	Switzerland
Accenture Finance GmbH	Switzerland
Accenture Finance II GmbH	Switzerland
Avanade Schweiz GmbH	Switzerland
Accenture Services AG	Switzerland
Accenture Supply Chain Services	Switzerland
Accenture Co Ltd.	Taiwan
Accenture Solutions Co Ltd.	Thailand
Accenture Co Ltd.	Thailand
Accenture Technolgy Solutions (Thailand) Ltd.	Thailand
Avanade (Thailand) Co Ltd.	Thailand
Accenture Danismanlik Limited Sirketi	Turkey
Accenture BPM is Yonetimi Limited Sirketi	Turkey
Accenture Ukraine LLC	Ukraine
Accenture (UK) Ltd.	United Kingdom
Avanade UK Ltd.	United Kingdom
Avanade Europe Holdings Ltd.	United Kingdom
Avanade Europe Services Ltd.	United Kingdom
Imagine Broadband Ltd.	United Kingdom
The Accenture Group	United Kingdom
Accenture Services Ltd.	United Kingdom
Accenture Technology Solutions Ltd.	United Kingdom
Accenture HR Services Ltd.	United Kingdom
Navitaire (UK) Ltd.	United Kingdom

ACCENTURE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In thousands of U.S. dollars, except share and per share amounts or as otherwise disclosed)

Name	Country of Organization
Media Audits Ltd.	United Kingdom
Media Audits Group Ltd.	United Kingdom
Pecaso UK Ltd.	United Kingdom
Pecaso Ltd.	United Kingdom
Pecaso Holdings Ltd.	United Kingdom
Accenture Properties	United Kingdom
Memetrics Ltd.	United Kingdom
Accenture LLP	United States
Accenture Inc.	United States
Accenture LLC	United States
Accenture Capital Inc.	United States
Accenture Sub Inc.	United States
Accenture Financial Corporation	United States
Avanade Inc.	United States
Avanade International Corporation	United States
Avanade Holdings LLC	United States
Digital Asset Management Co.	United States
Maple Insurance Inc.	United States
Navitaire Inc.	United States
Navitaire International Inc.	United States
Proquire LLC	United States
Accenture National Security Services LLC	United States
Accenture Relocation LLC	United States
Accenture HR Services Inc.	United States
Accenture Technology Solutions—US, Inc.	United States
Accenture BPO Services LLC	United States
Media Audits North America	United States
Accenture Insurance Services LLC	United States
Accenture Puerto Rico LLC	United States
BABCN LLC	United States
Accenture 2, Inc.	United States
Origin Digital, Inc.	United States
Avanade Fed Services LLC	United States
Accenture C.A.	Venezuela

ACCENTURE PLC

COMPANY BALANCE SHEET

August 31, 2010

(In thousands of U.S. dollars)

		Balance Sheet as of August 31, 2010
FIXED ASSETS
Financial assets		$21,253,186

TOTAL FIXED ASSETS		21,253,186
CURRENT ASSETS
Intercompany debtors	$1,450,571
Other current assets	57
Cash and cash equivalents	516

TOTAL CURRENT ASSETS	1,451,144
CURRENT LIABILITIES
Intercompany creditors	45,626
Other current liabilities	52

TOTAL CURRENT LIABILITIES	45,678

NET CURRENT ASSETS		1,405,466
NET ASSETS		$22,658,652

CAPITAL AND RESERVES
Called up share capital		$74
Share premium		6,060,658
Share based payments reserve		1,048,049
Treasury share reserve		(1,946,684)
Profit and loss account		17,496,555

SHAREHOLDERS’ FUNDS		$22,658,652

The balance sheet was approved and signed on behalf of the Board of Directors on November 4, 2010 by:

William D. Green	Blythe J. McGarvie
Director	Director

ACCENTURE PLC

NOTES TO COMPANY BALANCE SHEET

(In thousands of U.S. dollars)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation

The balance sheet of Accenture plc (the “Company”) is prepared under the historical cost accounting rules and complies with the financial reporting standards of the Accounting Standards Board as promulgated by the Institute of Chartered Accountants in Ireland. The accompanying balance sheet is presented on a stand-alone basis.

Functional Currency

Items included in the balance sheet are measured using the currency of the primary economic environment in which the Company operates (the “functional currency”). The balance sheet is presented in United States dollars, which is the Company’s functional currency. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. The resulting monetary assets and liabilities are translated at the balance sheet rate with the resulting gains or losses reflected in the profit and loss account.

Profit and loss account

In accordance with Section 148(8) of the Companies Act, 1963 and Section 7(1A) of the Companies (Amendment) Act, 1986, the Company has availed of the exemption from presenting the individual profit and loss account. The Company’s profit for the period from June 10, 2009 (the date of incorporation) to August 31, 2010 was $993 million.

Cash Flow Statement

The Company has availed of the exemption in Financial Reporting Standard (“FRS”) 1 (Revised) from the requirement to present a cash flow statement on the grounds that the Company’s cash flows are included within the Consolidated Cash Flows Statement presented on page 30.

Financial Assets

The Company’s investment in subsidiary was recorded at cost which equaled fair value on August 31, 2009 (the day immediately preceding the effective date of the Reorganization referred to in Note 2 below), based on Accenture Ltd’s market capitalization at that time. This initial valuation is the Company’s cost basis for its investment in its subsidiaries. The investment is tested for impairment if circumstances or indicators suggest that impairment may exist.

Taxation

Current tax is provided on the Company’s taxable profits, at amounts expected to be paid, using the tax rates and laws that have been enacted or substantially enacted by the balance sheet date.

Deferred tax is accounted for in respect of all timing differences that have originated but not reversed at the balance sheet date. Provision is made at the tax rates that are expected to apply in the periods in which the timing differences are expected to reverse. Timing differences arise from the inclusion of items in income and expenditure in tax computations in periods different from those in which they are included in the financial statements.

ACCENTURE PLC

NOTES TO COMPANY BALANCE SHEET (continued)

(In thousands of U.S. dollars)

A deferred tax asset is only recognized when it is more likely than not the asset will be recoverable in the foreseeable future out of suitable taxable profits from which the underlying timing differences can be recovered.

Share Based Payments

The Company and its subsidiaries operate a number of share based payment plans the details of which are presented in Note 10 to the Consolidated Financial Statements. The share-based payment expense associated with the share based payment plans is recognized as an expense by the entity which receives services in exchange for the share based compensation. Share-based payment expense is recognized over the requisite service period for awards of equity instruments to employees based on the grant date fair value of those awards expected to ultimately vest.

Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates. The profit and loss account of the Company is charged with the expense related to the services received by the Company. The remaining portion of the share based payments represent a contribution to Company entities and is added to the carrying amount of those investments.

The Company issues new Accenture plc Class A ordinary shares and shares from treasury for shares delivered under its subsidiaries various share based payment plans. Under an agreement with these subsidiaries, the subsidiaries pay the Company an amount equal to the value of the ordinary shares issued that is in excess of the award exercise price with such amount reducing the Company’s investment in its subsidiaries.

2.	HISTORY AND DESCRIPTION OF THE COMPANY

On June 10, 2009, the Company was incorporated in Ireland, as a public limited company, in order to effectuate moving the Company’s principal executive office from Bermuda to Ireland (the “Reorganization”). On August 5, 2009, the shareholders of Accenture Ltd voted in favor of the Reorganization at a shareholders’ meeting. The transaction was subsequently completed on September 1, 2009, following approval from the Supreme Court of Bermuda, at which time the Company replaced Accenture Ltd as the ultimate parent company of Accenture SCA and its subsidiaries (collectively “Accenture SCA”). Accordingly, all of the outstanding Class A and Class X common shares of Accenture Ltd were cancelled and the Company issued Class A and Class X ordinary shares of the Company on a one-for-one basis to the holders of the cancelled Accenture Ltd common shares. Cash was paid for any fractional shares that were cancelled. In addition, all of the Company’s ordinary shares outstanding prior to the Reorganization, which were held by Accenture Ltd and its nominees, were acquired by the Company for no consideration and cancelled.

Class A shares of the Irish company, Accenture plc, began trading on the New York Stock Exchange on September 1, 2009 under the symbol “ACN”. Prior to September 1, 2009, the Company had no substantive operating activity.

The principal activity of the Company is an investment holding company. The Company is the parent company of one of the world’s leading management consulting, technology services and outsourcing organizations, which operates globally with one common brand and business model designed to enable it to provide clients around the world with the same high level of service.

ACCENTURE PLC

NOTES TO COMPANY BALANCE SHEET (continued)

(In thousands of U.S. dollars)

3.	FINANCIAL FIXED ASSETS

During the period, the Company acquired 100% of the ordinary share capital of Accenture Ltd, a company incorporated in Bermuda. The principal activity of Accenture Ltd was an investment holding company. The Company’s investment in Accenture Ltd was recorded at fair value on September 1, 2009 (date of the reorganization) based on the market price of the Accenture Ltd Class A common shares at the time of the reorganization. This initial valuation became the Company’s cost basis in Accenture Ltd.

Balance as of June 10, 2009	$—
Reorganization	22,341,595
Net activity related to subsidiary share transactions	(1,505,017)
Net activity related to share based payment plans	416,608

Balance as of August 31, 2010	$21,253,186

4.	CALLED UP SHARE CAPITAL

(In thousands of US dollars)	As of August 31, 2010
Authorized:
40,000 ordinary shares of €1 par value	$57
20,000,000,000 Class A ordinary shares of $0.0000225 par value	450
1,000,000,000 Class X ordinary shares of $0.0000225 par value	23
2,000,000,000 undesignated shares of $0.0000225 par value	45

$575

Allotted, called-up and fully paid equity:
40,000 ordinary shares of €1 par value issued on June 10, 2009	$57
696,814,789 Class A ordinary shares of $0.0000225 par value(1)	16
64,985,193 Class X ordinary shares of $0.0000225 par value(2)	1

761,839,982 ordinary shares of $0.0000225 par value	$74

(1)	Includes the issuance of 19,794,294 Class A ordinary shares during the period ended August 31, 2010.

(2)	24,933,615 Class X ordinary shares were cancelled during the period ended August 31, 2010.

Ordinary Shares

The Company has 40,000 authorized ordinary shares, par value €1 per share. Each ordinary share of Accenture plc entitles its holder to receive payments upon a liquidation of Accenture plc; however a holder of an ordinary share is not entitled to vote on matters submitted to a vote of shareholders of Accenture plc or to receive dividends.

Class A Ordinary Shares

An Accenture plc Class A ordinary share entitles its holder to one vote per share, and shareholders do not have cumulative voting rights. Each Class A ordinary share entitles its holder to a pro rata part of any dividend at the times and in the amounts, if any, which Accenture plc’s Board of Directors determines to declare, subject to any preferred dividend rights attaching to any preferred shares. Each

ACCENTURE PLC

NOTES TO COMPANY BALANCE SHEET (continued)

(In thousands of U.S. dollars)

Class A ordinary share is entitled on a winding-up of Accenture plc to be paid a pro rata part of the value of the assets of Accenture plc remaining after payment of its liabilities, subject to any preferred rights on liquidation attaching to any preferred shares.

Class X Ordinary Shares

An Accenture plc Class X ordinary share entitles its holder to one vote per share, and shareholders do not have cumulative voting rights. A Class X ordinary share does not entitle its holder to receive dividends, and holders of those shares are not entitled to be paid any amount upon a winding-up of Accenture plc. Most of the Company’s partners who received Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares in connection with the Company’s transition to a corporate structure received a corresponding number of Accenture plc Class X ordinary shares. Accenture plc may redeem, at its option, any Class X ordinary share for a redemption price equal to the par value of the Class X ordinary share. Accenture plc has separately agreed with the original holders of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares not to redeem any Class X ordinary share of such holder if the redemption would reduce the number of Class X ordinary shares held by that holder to a number that is less than the number of Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares owned by that holder, as the case may be. Accenture plc will redeem Class X ordinary shares upon the redemption or exchange of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares so that the aggregate number of Class X ordinary shares outstanding at any time does not exceed the aggregate number of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares outstanding. Class X ordinary shares are not transferable without the consent of Accenture plc.

5. RESERVES

(In thousands of US dollars)	Share premium	Share based payments reserve	Treasury share reserve	Profit and loss account	Total
Balance as of June 10, 2009	$—	$—	$—	$—	$—
No activity					—

Balance as of August 31, 2009	—	—	—	—	—
Issuance of shares upon the Reorganization	22,341,578				22,341,578
Transfer to Profit and loss account	(17,341,578)			17,341,578	—
Issuance of ordinary shares	1,060,658		95,893	(4,459)	1,152,092
Share based payments reserve		1,048,049			1,048,049
Repurchases of treasury shares			(2,042,577)		(2,042,577)
Profit for period				993,157	993,157
Dividends				(833,721)	(833,721)

Balance as of August 31, 2010	$6,060,658	$1,048,049	$(1,946,684)	$17,496,555	$22,658,578

Transfer to Profit and Loss Account

On September 23, 2009, the Irish High Court approved the creation of distributable reserves of the Company through the reduction of the Share premium account, so as to facilitate the ongoing payment of dividends to the shareholders of the Company and to effect the repurchase of shares. The court order

ACCENTURE PLC

NOTES TO COMPANY BALANCE SHEET (continued)

(In thousands of U.S. dollars)

authorizing the creation of distributable reserves was filed with the Registrar of Companies in Ireland and became effective on September 24, 2009.

6.	RELATED PARTY TRANSACTIONS

The Company has entered into various related party transactions with its subsidiaries that comprise $996 million of profit recorded during the period presented. Additionally, dividends of $41 million were paid to subsidiaries of the Company. The amounts recorded in Debtors and Creditors represent amounts due entirely to directly and indirectly held subsidiaries. The company had no related party transactions with any parties outside of the group of companies headed by Accenture plc that would require disclosure under FRS 8 other than fees paid to directors, which are detailed in Note 17 to the Consolidated Financial Statements.

7.	GUARANTEES

The Company is party to, or guarantor of, several credit arrangements, including a $1.2 billion syndicated loan facility expiring in July 2012, two separate bilateral revolving credit facilities totaling $369 million and certain other local lines of credit totaling $147 million, for an aggregate borrowing capacity of $1.7 billion available to operating affiliates. Upon the completion of the Reorganization on September 1, 2009, the Company assumed certain obligations of Accenture Ltd, including the full and unconditional guarantee of borrowings by operating affiliates under the syndicated loan facility, the bilateral revolving credit facilities and certain of the local lines of credit. As of August 31, 2010 the Company’s subsidiaries had minimal borrowings under these facilities.

The Company has irrevocably guaranteed the liabilities of an Irish subsidiary for the financial year ended August 31, 2010 and, pursuant to the provisions of Section 17, Companies (Amendment) Act, 1986, such subsidiary has been exempted from the filing provisions of Section 7, Companies (Amendment) Act, 1986.

8.	TAX

The Company has an unrecognized deferred tax asset of $68 million principally from dividend tax credits. The Company believes it is more likely than not that these assets will not be realized in the future and accordingly has fully provided against the asset.

9.	EMPLOYEES

The Company has no employees.

Accenture plc c/o Corporate Election Services P.O. Box 1150 Pittsburgh, PA 15230
SUBMIT YOUR PROXY BY INTERNET AT WWW.CESVOTE.COM
Have your proxy card available when you access the website at www.cesvote.com and follow the simple instructions to record your proxy.
SUBMIT YOUR PROXY BY TELEPHONE AT 1-888-693-8683
Have your proxy card available when you call 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your proxy.
SUBMIT YOUR PROXY BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or mail it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Submit Your Proxy by Internet	Submit Your Proxy by Telephone	Submit Your Proxy by Mail
Access the website and cast your vote:	Call toll-free using a touch-tone phone:	Return your proxy in the envelope provided
www.cesvote.com	1-888-693-8683

Submit your proxy 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on February 3, 2011 to be counted in the final tabulation.

Your mailed vote must be received by 5:00 p.m. Eastern Standard Time on February 2, 2011 to be counted in the final tabulation.

If you submit your proxy by Internet or telephone, please do not mail your proxy card.

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ACCENTURE PLC	PROXY

This proxy is solicited on behalf of the Board of Directors for the 2011 annual general meeting of shareholders.

The undersigned hereby appoints William D. Green, Pierre Nanterme, Pamela J. Craig and Julie S. Sweet as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture plc held of record by the undersigned on December 13, 2010, at the 2011 annual general meeting of shareholders to be held on February 3, 2011, and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such annual general meeting of shareholders (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof. If you wish to appoint as a proxy any person other than those specified on this proxy card, then you must contact our Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA and request the necessary forms and instructions. Please note that if you appoint as proxy any person other than those specified on this proxy card and neither you nor your proxy attends the 2011 annual general meeting of shareholders in person, then your shares will not be voted.

Signature

Signature (if held by joint holders)

Date:

Please sign this proxy card exactly as your name appears to the left. Proxies should be dated when signed. When shares are held by joint holders, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, a duly authorized officer of the corporation should sign on behalf of the corporation, or the seal of the corporation should be affixed. If a partnership, a partner should sign in the partnership’s name.

YOUR VOTE IS IMPORTANT!

Please submit your proxy via the Internet or by telephone using the instructions on the reverse side of this proxy card, or mark, sign, date and return this proxy card in the enclosed reply envelope. In order for your mailed proxy to be counted, your proxy must be received no later than February 2, 2011. Submitting your proxy will not affect your right to vote in person if you decide to revoke your proxy and attend the annual general meeting of shareholders.

ACCENTURE PLC	PROXY

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN AND RETURN THIS PROXY BUT NO DIRECTIONS ARE GIVEN, THEN THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 2, “FOR” PROPOSALS 1, 3, 4, 6, 7 AND 8, “THREE YEARS” FOR PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS. YOU MAY ALSO INSTRUCT YOUR PROXY NOT TO VOTE ON A RESOLUTION OR TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY INSERTING AN “X” IN THE ABSTAIN BOX.

The Board of Directors of Accenture plc recommends that you vote FOR each of the Company nominees in Proposal 2, FOR Company Proposals 1, 3, 4, 6, 7 and 8 and THREE YEARS on Company Proposal 5.

1.	Acceptance, in a non-binding vote, of the financial statements for the fifteen month period ended August 31, 2010 as presented	☐ FOR	☐ AGAINST		☐ ABSTAIN
2.	Re-appointment of the following nominees to the Board of Directors:
	(1) Charles H. Giancarlo	☐ FOR	☐ AGAINST		☐ ABSTAIN
	(2) Dennis F. Hightower	☐ FOR	☐ AGAINST		☐ ABSTAIN
	(3) Blythe J. McGarvie	☐ FOR	☐ AGAINST		☐ ABSTAIN
	(4) Mark Moody-Stuart	☐ FOR	☐ AGAINST		☐ ABSTAIN
	(5) Pierre Nanterme	☐ FOR	☐ AGAINST		☐ ABSTAIN
3.	Ratification, in a non-binding vote, of appointment of KPMG as independent auditors for the 2011 fiscal year and authorization, in a binding vote, of the Board, acting through the Audit Committee, to determine KPMG’s remuneration	☐ FOR	☐ AGAINST		☐ ABSTAIN
4.	Approval, in a non-binding vote, of the compensation of the named executive officers	☐ FOR	☐ AGAINST		☐ ABSTAIN
5.	Recommendation, in a non-binding vote, of the frequency of shareholder votes on executive compensation	☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN
6.	Authorization to hold the 2012 annual general meeting of shareholders of Accenture plc at a location outside of Ireland	☐ FOR	☐ AGAINST		☐ ABSTAIN
7.	Authorization of Accenture to make open-market purchases of Accenture plc Class A ordinary shares	☐ FOR	☐ AGAINST		☐ ABSTAIN
8.	Determination of the price range at which Accenture plc can re-issue shares that it acquires as treasury stock	☐ FOR	☐ AGAINST		☐ ABSTAIN

☐	Please check this box if you plan to attend the 2011 annual general meeting of shareholders.

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.